The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to the common shares has become effective under the Securities Act of 1933, as amended. This preliminary prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(4)
Registration No. 333-184450

Subject to Completion

Preliminary Prospectus Supplement dated February 11, 2013

PROSPECTUS SUPPLEMENT

(To Prospectus dated October 16, 2012)

5,000,000 Common Shares

Ocean Rig UDW Inc.

This is a public offering of our common shares. All of the common shares being sold in this offering are being sold by the selling shareholder, DryShips Inc. (NASDAQ: DRYS), our principal shareholder. Each common share sold in this offering includes preferred share purchase rights that trade with the common shares.

Following this offering, the selling shareholder will own approximately 61.3% of our shares. The selling shareholder will receive all net proceeds form the sale of our common shares in this offering and we will not receive any proceeds from the sale of the common shares in this offering.

Our common shares are listed on the NASDAQ Global Select Market under the symbol “ORIG.” On February 8, 2013, the last reported sale price of our common shares on the NASDAQ Global Select Market was $17.57 per share.

Investing in our common shares involves risks. Please read “Risk Factors” beginning on page S-8 and 14 of this prospectus and in our Annual Report on Form 20-F for the fiscal year ended December 31, 2011, filed with the Securities and Exchange Commission on March 14, 2012 and incorporated by reference herein.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds to the selling shareholder, before expenses	$	$

If all the shares are not sold at the public offering price, the underwriters may change the offering price and may offer shares from time to time for sale in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

You should carefully read this prospectus supplement and the accompanying prospectus, together with the documents we incorporated by reference, before you invest in our common shares.

None of the Securities and Exchange Commission, any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense

The underwriters expect to deliver the shares to the purchasers on or about February 14, 2013.

Deutsche Bank Securities	Credit Suisse

The date of this prospectus supplement is February     , 2013.

PROSPECTUS SUPPLEMENT

BASE PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus that we may provide you. We, the selling shareholder and the underwriters have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

We, the selling shareholder and the underwriters are not making offers to sell the common shares described in this prospectus supplement in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”), utilizing a “shelf” registration process. This document is in two parts. The first part consists of the prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the base prospectus. The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this offering. Generally, when we refer only to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Both this prospectus supplement and the accompanying prospectus include or incorporate by reference important information about us, our common shares and other information you should know before investing in our common shares. Before purchasing any of our common shares, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Where You Can Find More Information.”

S-ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical or present facts or conditions.

This prospectus, the documents incorporated by reference herein and any other written or oral statements made by us or on our behalf may include forward-looking statements which reflect our current views and assumptions with respect to future events and financial performance and are subject to risks and uncertainties. The words “believe,” “anticipate,” “goal,” “intend,” “seek,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect” and similar expressions identify forward-looking statements.

The forward-looking statements contained in this prospectus and the documents incorporated by reference herein are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to these important factors and matters discussed elsewhere in this prospectus supplement and the documents incorporated by reference herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include factors related to:

•

the offshore drilling market, including supply and demand, utilization rates, dayrates, customer drilling programs, commodity prices, effects of new drilling units on the market and effects of declines in commodity prices and downturn in global economy on market outlook for our various geographical operating sectors and classes of drilling units;

•

hazards inherent in the offshore drilling industry and marine operations causing personal injury or loss of life, severe damage to or destruction of property and equipment, pollution or environmental damage, claims by third parties or customers and suspension of operations;

•

customer contracts, including contract backlog, contract commencements, contract terminations, contract option exercises, contract revenues, contract awards and drilling unit mobilizations, performance provisions, newbuildings, upgrades, shipyard and other capital projects, including completion, delivery and commencement of operations dates, expected downtime and lost revenue;

•

political and other uncertainties, including political unrest, risks of terrorist acts, war and civil disturbances, piracy, significant governmental influence over many aspects of local economies, seizure, nationalization or expropriation of property or equipment;

•	repudiation, nullification, termination, modification or renegotiation of contracts;

•	limitations on insurance coverage, such as war risk coverage, in certain areas;

•	foreign and U.S. monetary policy and foreign currency fluctuations and devaluations;

•	the inability to repatriate income or capital;

S-iii

•	complications associated with repairing and replacing equipment in remote locations;

•	import-export quotas, wage and price controls and imposition of trade barriers;

•	regulatory or financial requirements to comply with bureaucratic actions, including potential limitations on drilling activity;

•	changing taxation policies and other forms of government regulation and economic conditions that are beyond our control;

•	the level of expected capital expenditures and the timing and cost of completion of capital projects;

•

our ability to successfully employ both our existing and newbuilding drilling units, procure or have access to financing, comply with covenants in our debt agreements and to have liquidity and adequacy of cash flow to meet our obligations;

•	continued borrowing availability under our debt agreements;

•	our substantial leverage, including the our ability to generate sufficient cash flow to service our existing debt and the incurrence of substantial indebtedness in the future;

•

factors affecting our results of operations and cash flow from operations, including revenues and expenses, uses of excess cash, including debt retirement, dividends, timing and proceeds of asset sales, tax matters, changes in tax laws, treaties and regulations, tax assessments and liabilities for tax issues, legal and regulatory matters, including results and effects of legal proceedings, customs and environmental matters, insurance matters, debt levels, including impacts of the financial and credit crisis;

•	the effects of accounting changes and adoption of accounting policies;

•	recruitment and retention of personnel; and

•	other important factors described in this prospectus and the documents incorporated by reference herein.

You should read this prospectus and the document incorporated by reference herein completely and with the understanding that actual future results may be materially different from expectations. All forward-looking statements made in this prospectus and the document incorporated by reference herein are qualified by these cautionary statements.

We caution readers of this prospectus not to place undue reliance on these forward-looking statements, which speak only as of their dates. We expressly disclaim any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, changes in future operating results over time or otherwise.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This section summarizes some of the information that is contained elsewhere in this prospectus supplement, the accompanying prospectus or in other documents or incorporated by reference into this prospectus supplement. You should review carefully the risk factors and the more detailed information that appear in this prospectus supplement, the accompanying prospectus, any free writing prospectus that may be provided to you in connection with this offering or that are contained in the documents that we incorporate by reference into this prospectus supplement before making an investment decision.

References in this prospectus supplement and the accompanying prospectus to the terms “we,” “us,” “our,” “the Company” or “Ocean Rig” or other similar terms mean Ocean Rig UDW Inc. and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise. References in this prospectus supplement and the accompanying prospectus to “DryShips” and the “selling shareholder” refer to DryShips Inc. (NASDAQ: DRYS), a Marshall Islands corporation and our parent company. Unless otherwise indicated, all references to “dollars” and “$” in this prospectus supplement and the accompanying prospectus are to U.S. Dollars and the financial statements are presented in U.S. dollars and have been prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. References in this prospectus supplement and the accompanying prospectus to “real” or “R$” are to the official currency of Brazil, the real.

Our Company

We are an international offshore drilling contractor providing oilfield services for offshore oil and gas exploration, development and production drilling and specializing in the ultra-deepwater and harsh-environment segment of the offshore drilling industry. We seek to utilize our high-specification drilling units to the maximum extent of their technical capability and we believe that we have earned a reputation for operating performance excellence, customer service and safety.

We, through our wholly-owned subsidiaries, currently own and operate two modern, fifth generation ultra-deepwater semi-submersible offshore drilling rigs, the Leiv Eiriksson and the Eirik Raude, and four sixth generation, advanced capability ultra-deepwater drillships, the Ocean Rig Corcovado, the Ocean Rig Olympia, the Ocean Rig Poseidon and the Ocean Rig Mykonos, delivered in January 2011, March 2011, July 2011 and September 2011, respectively, by Samsung Heavy Industries Co. Ltd., or Samsung. The Ocean Rig Corcovado, the Ocean Rig Olympia, the Ocean Rig Poseidon and the Ocean Rig Mykonos are “sister-ships” constructed by Samsung to the same high-quality vessel design and specifications and are capable of drilling in water depths of 10,000 feet. We believe that owning and operating “sister-ships” helps us maintain our cost efficient operations on a global basis through the shared inventory and use of spare parts and the ability of our offshore maritime crews to work seamlessly across all of our drillships.

We have additional newbuilding contracts with Samsung for the construction of four seventh generation ultra-deepwater drillships, or our seventh generation drillships, the Ocean Rig Mylos, the Ocean Rig Skyros, the Ocean Rig Athena and a fourth newbuilding drillship to be named, scheduled for delivery in July 2013, October 2013, November 2013 and January 2015, respectively, which will be “sister ships” to our operating drillships. The design of our seventh generation drillships reflects additional enhancements that, with the purchase of additional equipment, will enable the drillships to drill in water depths of 12,000 feet. We currently have a team overseeing the construction of the four newbuilding drillships at Samsung to help ensure that those drillships are built on time, to our exact vessel specifications and on budget, as was the case for our operating drillships. As of September 30, 2012, we had made pre-delivery payments for our seventh generation drillships amounting to $758.9 million in the aggregate, which we financed with cash from operations. The remaining total construction payments for these four drillships, excluding financing costs, amounted to approximately $1.7 billion in the aggregate as of September 30, 2012. To date, the construction of these four new drillships is on budget and no time delays on delivery are expected. On February 4, 2013, we completed syndication of a $1.35 billion syndicated secured term loan facility to partially finance the construction costs of the seventh generation drillships scheduled for delivery in July 2013, October 2013 and November 2013, respectively, which is subject to definitive documentation that we expect to complete in the first quarter of 2013.

We also have options with Samsung for the construction of up to two additional ultra-deepwater drillships, which would also be sister-ships to our seventh generation drillships. The deadline for exercising these options is March 31, 2013, with the option vessels, if exercised, being delivered on the earliest available delivery dates based on the production schedule, as determined by Samsung in its reasonable discretion, and at a price to be mutually agreed at the time of the option declaration.

We employ our drilling units primarily on a dayrate basis for periods of between two months and three years to drill wells for our customers, typically major oil companies, integrated oil and gas companies, state-owned national oil companies and independent oil and gas companies.

We believe that our operating drillships, the Ocean Rig Corcovado, the Ocean Rig Olympia, the Ocean Rig Poseidon and the Ocean Rig Mykonos, as well as our four seventh generation drillships under construction, are among the most technologically advanced drillships in the world. The S10000E design, used for our operating drillships, was originally introduced in 1998 and has been widely accepted by customers. Including our operating drillships, a total of 59 drillships have been ordered using this base design, of which 32 have been delivered, as of June 2012, including the Ocean Rig Corcovado, the Ocean Rig Olympia, the Ocean Rig Poseidon and the Ocean Rig Mykonos. Among other technological enhancements, our drillships are equipped with dual activity drilling technology, which involves two drilling systems using a single derrick that permits two drilling-related operations to take place simultaneously. We estimate this technology saves between 15% and 40% in drilling time, depending on the well parameters. Each of our operating drillships is capable of drilling 40,000 feet at water depths of 10,000 feet and our seventh generation drillships will have the capacity to drill 40,000 feet at water depths of 12,000 feet.

Our Fleet

Set forth below is summary information concerning our offshore drilling units as of February 8, 2013.

Unit	Year Built or Scheduled Delivery/ Generation	Water Depth to the Wellhead (ft)	Drilling Depth to the Oil Field (ft)	Customer	Expected Contract Term	Maximum Dayrate	Drilling Location
Operating Drilling Rigs
Leiv Eiriksson	2001/5th	7,500	30,000	Rig Management Norway AS(1)	Q1 2013– Q1 2016	$545,000	Norwegian Continental Shelf
Eirik Raude	2002/5th	10,000	30,000	European Hydrocarbons Limited	Q4 2012– Q1 2013	$718,750(2)	West Africa

				Exxonmobil Exploration and Production Ireland (Offshore) Limited	Q2 2013 – Q3, 2013	$595,000	Ireland

				Lukoil	Q4 2013 – Q4 2014	$575,000	West Africa
Operating Drillships
Ocean Rig Corcovado	2011/6th	10,000	40,000	Petróleo Brasileiro S.A.	Q2 2012– Q2 2015	$445,000(3)	Brazil

Ocean Rig Olympia	2011/6th	10,000	40,000	Total E&P Angola	Q3 2012– Q3 2015(4)	$584,450	West Africa

Ocean Rig Poseidon	2011/6th	10,000	40,000	Petrobras Tanzania Limited	Q3 2011– Q1 2013	$632,000(5)	Tanzania and West Africa
				ENI Angola S.p.A.	Q2 2013– Q2 2016	$690,300(6)	Angola

Ocean Rig Mykonos	2011/6th	10,000	40,000	Petróleo Brasileiro S.A.	Q1 2012– Q1 2015	$440,000(3)	Brazil
Newbuilding Drillships
Ocean Rig Mylos	Q3 2013/7th	12,000	40,000	Repsol Sinopec Brasil S.A.	Q3 2013– Q3 2016	$624,842(7)	Brazil
Ocean Rig Skyros	Q4 2013/7th	12,000	40,000
Ocean Rig Athena	Q4 2013/7th	12,000	40,000	ConocoPhillips Angola 36 & 37 Ltd	Q4 2013– Q1 2017	$648,096(8)	Angola
NB1 (TBN)	Q1 2015/7th	12,000	40,000
Optional Newbuilding Drillships(9)
NB Option #1	7th	12,000	40,000
NB Option #2	7th	12,000	40,000

(1)	Rig Management Norway is the coordinator for the consortium under the contract. The contract has a minimum duration of 1,070 days and includes three options of up to six wells each that must be exercised prior to the expiration of the firm contract period in the first quarter of 2016.
(2)	Maximum dayrate includes the operating dayrate of $625,000 plus the maximum performance bonus under the contract.
(3)

Approximately 20% of the maximum dayrates are service fees paid to us in Brazilian Real (R$). The maximum dayrate disclosed in this table is based on the February 8, 2013 exchange rate of R$1.98:$1.00.

(4)	Total E&P Angola has the option to extend the term of the contract for two additional one-year periods at the dayrate of $584,450, adjusted annually for inflation, with the first option exercisable within one year from the commencement date under the drilling contract, and the second option exercisable within one year after the date of exercise of the first option.
(5)	We assigned this contract to Petrobras Oil & Gas B.V. for the performance of drilling operations with respect to one well offshore Namibia. The maximum dayrate under the contract during the assignment period, which commenced on July 27, 2012 and terminated on September 26, 2012, was $590,882, comprised of the operating dayrate during the period of $547,854 plus the maximum performance bonus during the period. Following the assignment period, the maximum dayrate increased to $632,000, comprised of the operating dayrate of $586,000 plus the maximum performance bonus under the contract.
(6)	The maximum dayrate of $690,300 is the average maximum dayrate applicable during the initial three-year term of the contract. Under the contract, the initial maximum dayrate of $670,000 will increase annually at a rate of 3%, beginning twelve months after the commencement date, during the term of the contract. ENI has the option to extend the term of the contract by two optional periods of one-year each. In the event ENI exercises the option for both optional years on or before the date the contract is commenced, the maximum dayrate will decrease to $655,000 and, in the event ENI exercises the option for both optional years within the first year of the date the contract is commenced, the maximum dayrate will decrease to $660,000.
(7)	To commence upon delivery of the drillship from the shipyard or to the drilling location and the provisional acceptance of the drillship by Repsol at an average maximum dayrate of approximately $624,842 over the term of the contract. A portion of the maximum dayrate is service fees paid to us in Brazilian Real (R$). The average maximum dayrate disclosed in this table is based on the February 8, 2013 exchange rate of R$1.98:$1.00. Under the contract, Repsol has options to extend the contract for up to two years beyond the initial three-year contract period.
(8)	The maximum dayrate of $648,096 is the average maximum dayrate applicable during the initial three-year term of the contract. The initial maximum dayrate of $633,500 is subject to a fixed annual escalation of approximately 2% during the contract period. Under the contract, ConocoPhillips has the option to extend the initial contract period by up to two years.
(9)	Each of the options currently expires on March 31, 2013.

Recent Developments

Drilling Contracts

On November 15, 2012, we entered into a three-year drilling contract with ConocoPhillips Angola 37 Ltd, or ConocoPhillips, for the Ocean Rig Athena, our seventh generation drillship scheduled to be delivered in November 2013, for drilling offshore Angola. The contract has an estimated backlog of approximately $745.0 million and is expected to commence upon delivery of the drillship from the shipyard. Under the contract, ConocoPhillips has options to extend the contract for up to two years beyond the initial three-year contract period.

On November 28, 2012, we entered into a three-year drilling contract with ENI Angola S.p.A., or ENI, for the Ocean Rig Poseidon for drilling offshore Angola. The contract has an estimated backlog of approximately $780.0 million and is expected to commence in the second quarter of 2013. Under the contract, ENI has options to extend the contract for up to two years beyond the initial three-year contract period.

On January 9, 2013, we entered into a drilling contract with Exxonmobil Exploration and Production Ireland (Offshore) Limited, or ExxonMobil, for a one-well program for the Eirik Raude for drilling offshore Ireland. The contract has an estimated duration of up to six months and an estimated backlog of approximately $112.0 million, including mobilization and demobilization fees. The Eirik Raude is scheduled to commence this contract in the second quarter of 2013, following the completion of its current contract. Under the contract, we have the option to extend the contract for three more wells.

On February 1, 2013, we entered into a firm four-well program plus options, with Lukoil Overseas Sierra-Leone B.V., or Lukoil, for the Eirik Raude for drilling offshore West Africa. The contract has estimated duration of about 12 months and an estimated backlog of approximately $217.0 million, including mobilization and demobilization fees. The Eirik Raude is scheduled to commence this contract in the second half of 2013, following the completion of its contract with ExxonMobil discussed above.

As of the date of this prospectus supplement, the total contracted backlog under our drilling contracts for our drilling units was approximately $4.5 billion. We calculate our backlog by multiplying the contractual dayrate under all of our drilling contracts for which we had firm commitments as of the date of this prospectus supplement by the minimum expected number of days committed under such contract (excluding any options to extend), assuming full utilization. There can be no assurance that the counterparties to such contracts will fulfill their obligations under the contracts. See the section of this prospectus entitled “Risk Factors” on page S-8 and 14 and in our Annual Report on Form 20-F for the fiscal year ended December 31, 2011, filed with the SEC on March 14, 2012 and incorporated by reference herein.

Financing for Newbuilding Drillships

On February 4, 2013, we completed syndication of a $1.35 billion syndicated secured term loan facility to partially finance the construction costs of the Ocean Rig Mylos, the Ocean Rig Skyros and the Ocean Rig Athena, three of our seventh generation drillships scheduled for delivery in July 2013, October 2013 and November 2013, respectively. The facility will have a five-year term and a repayment profile of approximately 11 years and will bear interest at LIBOR plus a margin. The facility is subject to definitive documentation, which we expect to complete in the first quarter of 2013.

Agreements with Affiliates

Effective January 1, 2013, our wholly-owned subsidiary, Ocean Rig Management Inc., or Ocean Rig Management, entered into a services agreement with Cardiff Oil & Gas Management (to be renamed Cardiff Drilling Inc.), a company controlled by our Chairman, President and Chief Executive Officer, Mr. George Economou, on the same terms and conditions as the Global Services Agreement, dated as of December 1, 2010, entered into between DryShips and Cardiff Marine Inc., a company also controlled by Mr. Economou.

Also effective January 1, 2013, Ocean Rig Management entered into a consultancy agreement with Vivid Finance Limited, or Vivid Finance, a company controlled by our Chairman, President and Chief Executive Officer, Mr. George Economou, on the same terms and conditions as the consultancy agreement, dated as of September 1, 2010, entered into between DryShips and Vivid Finance.

For a description of the terms of the agreements described above, see “Item 7. Major Shareholders and Related Party Transactions—B. Related Party Transactions” of our Annual Report on Form 20-F, filed with the SEC on March 14, 2012 and incorporated herein by reference.

Corporate Information

We are a Marshall Islands corporation and maintain our principal executive offices at 10 Skopa Street, Tribune House, 2nd Floor, Office 202, CY 1075, Nicosia, Cyprus and our telephone number at that address is 011 357 22767517. Our website is located at www.ocean-rig.com. The information on our website is not a part of this prospectus.

As of the date of this prospectus supplement, the selling shareholder owned approximately 65.1% of our outstanding common shares. Following this offering, the selling shareholder will own approximately 61.3% of our common shares.

The Offering

Common shares offered by the selling shareholder	5,000,000 common shares.

Common shares currently outstanding and outstanding after this offering(1)	131,725,128 common shares.

Selling shareholder	DryShips, a Marshall Islands corporation, owned approximately 65.1% of our common shares as of the date of this prospectus supplement. Following the completion of this offering, DryShips will own approximately 61.3% of our outstanding common shares. For additional information about the selling shareholder, see “Selling Shareholder.”

Use of proceeds	The selling shareholder will receive all of the proceeds of this offering, and we will not receive any proceeds from the sale of the common shares in this offering. See “Use of Proceeds.”

Preferred share purchase rights	We entered into an Amended and Restated Stockholder Rights Agreement dated June 3, 2011, or the Amended and Restated Stockholder Rights Agreement, with American Stock Transfer & Trust Company, as Rights Agent. Pursuant to this Amended and Restated Stockholder Rights Agreement, each of our common shares includes one right, or right, that entitles the holder to purchase from us a unit consisting of one one-thousandth of a preferred share at a purchase price of $100.00 per unit, subject to specified adjustments. Until a right is exercised, the holder of a right will have no rights to vote or receive dividends or any other stockholder rights. See “Description of Capital Stock—Amended and Restated Stockholder Rights Agreement” for further details.

Listing	Our common shares currently trade on the NASDAQ Global Select Market under the symbol “ORIG.”

Risk Factors	You should carefully consider all the information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein prior to investing in our common shares. In particular, we urge you to consider carefully the factors set forth in the section of this prospectus supplement entitled “Risk Factors” beginning on page S-8 and under the heading “Risk Factors” beginning on page 14 of the accompanying prospectus.

(1)	Excludes an aggregate of 114,450 restricted common shares that have been approved for award under the Ocean Rig UDW Inc. 2012 Equity Incentive Plan, or the Plan, plus an additional 1,854,350 common shares that have been reserved for issuance under the Plan.

RISK FACTORS

An investment in our common shares involves a high degree of risk. Before you make a decision to buy our common shares, in addition to the risks and uncertainties discussed under “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the risks set forth below, in the accompanying prospectus and in any documents incorporated by reference herein. Please see the section of this prospectus entitled “Information Incorporated by Reference.” The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations.

We have substantial indebtedness, and may incur substantial additional indebtedness, which could adversely affect our financial health.

As of September 30, 2012, on a consolidated basis, we had $2.9 billion in aggregate principal amount of indebtedness outstanding and no additional credit available to us under our secured credit facilities. Our substantial indebtedness and lack of available credit could have significant adverse consequences for an investment in us and on our business and future prospects, including the following:

•

we may not be able to satisfy our financial obligations under our indebtedness and our contractual and commercial commitments, which may result in possible defaults on and acceleration of such indebtedness;

•	we may not be able to obtain financing in the future for working capital, capital expenditures, acquisitions, debt service requirements or other purposes;

•	we may not be able to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to service the debt;

•

we could become more vulnerable to general adverse economic and industry conditions, including increases in interest rates, particularly given our substantial indebtedness, some of which bears interest at variable rates;

•	our ability to refinance indebtedness may be limited or the associated costs may increase;

•	less leveraged competitors could have a competitive advantage because they have lower debt service requirements and, as a result, we may not be better positioned to withstand economic downturns;

•

we may be less able to take advantage of significant business opportunities and to react to changes in market or industry conditions than our competitors and our management’s discretion in operating our business may be limited; and

•

we may be unable to raise the funds necessary to repurchase the 6.50% senior secured notes due 2017, or our Senior Secured Notes, issued by Drill Rigs Holdings Inc., our wholly-owned subsidiary, or Drill Rigs Holdings, in September 2012 tendered to Drill Rigs Holdings if there is a change of control or event of loss or in connection with an asset sale offer, which would constitute a default under the indenture governing the Senior Secured Notes.

Each of these factors may have a material and adverse effect on our financial condition and viability. Our ability to service our debt will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our operating income is not sufficient to service our current or future indebtedness, we will be forced to take actions such as reducing or delaying our business activities, acquisitions, investments or capital expenditures, selling assets, restructuring or refinancing our debt or seeking additional equity capital. Any or all of these actions may be insufficient to allow us to service our debt obligations. Further, we may not be able to effect any of these remedies on satisfactory terms, or at all.

We expect to incur substantially more debt, which could exacerbate the risks associated with our substantial leverage.

Even with our existing level of debt, we and our subsidiaries may incur additional indebtedness in the future. We expect to incur substantial additional indebtedness in order to fund the estimated remaining contractual obligations, excluding financing costs, of $1.7 billion as of September 30, 2012 for our four seventh ultra-deepwater generation drillships under construction, which we refer to as our seventh generation drillships, and any further growth of our fleet. For example, we have received firm commitments for a $1.35 billion secured term loan facility to partially finance the construction costs of three of our seventh generation drillships scheduled for delivery in July 2013, October 2013 and November 2013 (the Ocean Rig Mylos, the Ocean Rig Skyros and the Ocean Rig Athena, respectively), subject to definitive documentation that we expect to complete in the first quarter of 2013. Although the terms of our existing debt agreements, including the indenture governing the Senior Secured Notes will, and any future debt agreements may, limit our ability to incur additional debt, these terms may not prohibit us from incurring substantial amounts of additional debt for specific purposes or under certain circumstances. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify and could further exacerbate the risks associated with our substantial leverage.

The agreements and instruments governing our indebtedness contain restrictions and limitations that could significantly impact our ability to operate our business.

Our secured credit facilities, the bond agreement governing our unsecured senior notes and the indenture governing the Senior Secured Notes impose, and future financial obligations, including our $1.35 billion secured term loan facility for which we have received firm commitments and which remains subject to definitive documentation, may impose, certain operating and financial restrictions on us. These restrictions may prohibit or otherwise limit our ability to, among other things:

•	enter into other financing arrangements;

•	incur or guarantee additional indebtedness;

•	create or permit liens on our assets;

•	consummate a merger, consolidation or sale of our drilling units or the shares of our subsidiaries;

•	make investments;

•	change the general nature of our business;

•	pay dividends, redeem capital stock or subordinated indebtedness or make other restricted payments;

•	incur dividend or other payment restrictions affecting our restricted subsidiaries under the indenture governing our Senior Secured Notes;

•	change the management and/or ownership of our drilling units;

•	enter into transactions with affiliates;

•	transfer or sell assets;

•	amend, modify or change our organizational documents;

•	make capital expenditures; and

•	compete effectively to the extent our competitors are subject to less onerous restrictions.

In addition, certain of our existing secured credit facilities require us to maintain specified financial ratios and satisfy various financial covenants, including covenants related to the market value of our drilling units, capital expenditures and maintenance of a minimum amount of total available cash. Any future credit agreement or amendment or debt instrument we enter into may contain similar or more restrictive covenants. Events beyond our control, including changes in the economic and business conditions in the deepwater offshore drilling market in which we operate, may affect our ability to comply with these ratios and covenants. Our ability to maintain compliance will also depend substantially on the value of our assets, our dayrates, our ability to obtain drilling contracts, our success at keeping our costs low and our ability to successfully implement our overall business strategy. We cannot guarantee that we would be able to obtain our lenders’ waiver or consent with respect to any noncompliance with the specified financial ratios and financial covenants under our various credit facilities or future financial obligations or that we would be able to refinance any such indebtedness in the event of default.

These restrictions, ratios and financial covenants in our debt agreements could limit our ability to fund our operations or capital needs, make acquisitions or pursue available business opportunities, which in turn may adversely affect our financial condition. A violation of any of these provisions could result in a default under our existing and future debt agreements which could allow all amounts outstanding thereunder to be declared immediately due and payable. This would likely in turn trigger cross-acceleration and cross-default rights under the terms of our indebtedness outstanding at such time. If the amounts outstanding under our indebtedness were to be accelerated or were the subject of foreclosure actions, we cannot assure you that our assets would be sufficient to repay in full the money owed to the lenders or to our other debt holders.

We may not be able to generate sufficient cash flow to meet our debt service and other obligations due to events beyond our control.

Our ability to make scheduled payments on our outstanding indebtedness will depend on our ability to generate cash from operations in the future. Our future financial and operating performance will be affected by a range of economic, financial, competitive, regulatory, business and other factors that we cannot control, such as general economic and financial conditions in the offshore drilling industry or the economy generally. In particular, our ability to generate steady cash flow will depend on our ability to secure drilling contracts at acceptable rates. Without giving effect to the exercise of any extension options, existing drilling contracts for the Leiv Eiriksson are scheduled to expire in the first quarter of 2016, existing drilling contracts for the Eirik Raude are scheduled to expire in the fourth quarter of 2014 and existing drilling contracts for our operating drillships are scheduled to expire from the first quarter of 2015 through the second quarter of 2016. In addition, we have entered into drilling contracts with initial three-year terms for the Ocean Rig Mylos and the Ocean Rig Athena, our seventh generation drillships scheduled for delivery in July 2013 and November 2013, respectively, which are expected to commence upon delivery of the drillships from the shipyard or to the drilling location. Our ability to renew our existing contracts or obtain new contracts at acceptable dayrates or at all will depend on the prevailing economic and competitive conditions.

Furthermore, our financial and operating performance, and our ability to service our indebtedness, is also dependent on our subsidiaries’ ability to make distributions to us, whether in the form of dividends, loans or otherwise. The timing and amount of such distributions will depend on our earnings, financial condition, cash requirements and availability, fleet renewal and expansion, restrictions in our various debt agreements, the provisions of Marshall Islands law affecting the payment of dividends and other factors. Under our two $495.0 million senior secured credit facilities, or the Deutsche Bank credit facilities, the borrowers, Drillship Kithira Owners Inc. and Drillship Skopelos Owners Inc., our wholly-owned subsidiaries, are prohibited from paying dividends and making other distributions to us except following earnings deposit dates and unless all relevant primary transfers, as defined under the credit facilities, have been made, we maintain certain minimum balances in the debt service reserve accounts and no default has occurred, is continuing or will result from the payment. Notwithstanding the foregoing, in the case of the facility for the Ocean Rig Mykonos, distributions may be made upon earnings deposit dates in connection with (i) rebates of Brazilian import taxes incurred prior to May 14, 2012, (ii) the repayment of loans made by us to the borrower in respect of certain capital expenditures and operating expenses incurred prior to May 14, 2012; and (iii) any amounts paid by us following May 14, 2012 in respect of certain capital expenditures and operating expenses in excess of certain budgeted amounts, provided in each case all relevant primary transfers have been made. In addition, under the facility for the Ocean Rig Poseidon, Ocean Rig Poseidon Operations Inc., the borrower and the bareboat charter, Ocean Rig Poseidon Operations Inc., our wholly-owned subsidiary, are also prohibited from making distributions to us other than out of funds released from the bareboat charter proceeds account during the term of the bareboat charter in respect of the drilling contract with Petrobras Tanzania Limited, or Petrobras Tanzania, for the Ocean Rig Poseidon. Further, Marshall Islands law generally prohibits the payment of dividends other than from surplus or while a company is insolvent or would be rendered insolvent upon the payment of such dividends, or if there is no surplus, dividends may be declared or paid out of net profits for the fiscal year.

If our operating cash flows are insufficient to service our debt and to fund our other liquidity needs, we may be forced to take actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing our indebtedness, seeking additional capital, or any combination of the foregoing. We cannot assure you that any of these actions could be effected on satisfactory terms, if at all, or that they would yield sufficient funds to make required payments on our outstanding indebtedness and to fund our other liquidity needs. Also, the terms of existing or future debt agreements may restrict us from pursuing any of these actions. Furthermore, reducing or delaying capital expenditures or selling assets could impair future cash flows and our ability to service our debt in the future.

If for any reason we are unable to meet our debt service and repayment obligations, we would be in default under the terms of the agreements governing such indebtedness, which would allow creditors at that time to declare all such indebtedness then outstanding to be due and payable. This would likely in turn trigger cross-acceleration or cross-default rights among our other debt agreements. Under these circumstances, lenders could compel us to apply all of our available cash to repay borrowings or they could prevent us from making payments on the notes. If the amounts outstanding under our existing and future debt agreements were to be accelerated, or were the subject of foreclosure actions, we cannot assure you that our assets would be sufficient to repay in full the money owed to the lenders or to our other debt holders.

USE OF PROCEEDS

The selling shareholder will receive all of the proceeds of this offering, and we will not receive any proceeds from the sale of the common shares in this offering.

All fees and expenses related to this offering, including audit and legal fees, will be borne by the selling shareholder.

The selling shareholder intends to use the net proceeds of this offering, after deducting underwriting discounts and commissions and other expenses related to the offering, for general corporate purposes.

CAPITALIZATION

The following table sets forth our cash position and consolidated capitalization as of September 30, 2012:

•	On an actual basis; and

•

On an as adjusted basis to give effect to: (i) the repayment of $33.3 million under our $800.0 million senior secured term loan agreement related to the Ocean Rig Corcovado and the Ocean Rig Olympia; (ii) the repayment of $27.5 million under our Deutsche Bank credit facility related to the Ocean Rig Poseidon and the Ocean Rig Mykonos; and (iii) the payment of $120.5 million to fund the construction costs of a seventh generation drillship under construction.

	September 30, 2012
(U.S. Dollars in thousands)	Actual	As adjusted(1)
Cash and cash equivalents	$485,949	$304,665

Restricted cash (including non-current portion)	$182,214	$182,214

Total long-term debt, including current portion(2)(3)(4)	$2,895,331	$2,834,497

Preferred stock, $0.01 par value, 500,000,000 shares authorized, nil shares issued and outstanding at September 30, 2012; nil shares issued and outstanding as adjusted	—	—
Common stock, $0.01 par value; 1,000,000,000 shares authorized, 131,725,128 shares issued and outstanding at September 30, 2012 actual and at September 30, 2012, as adjusted	1,317	1,317
Additional paid-in capital	3,484,851	3,484,851
Accumulated other comprehensive loss	(27,999)	(27,999)
Accumulated deficit	(482,981)	(482,981)

Total shareholders’ equity	2,975,188	2,975,188

Total capitalization	$5,870,519	$5,809,685

(1)	There have been no significant changes to our capitalization since September 30, 2012, as so adjusted.
(2)	Net of deferred financing fees.
(3)	All of our outstanding debt is secured debt, except for the 9.50% senior unsecured notes due 2016. As of September 30, 2012 and as of September 30, 2012, as so adjusted, Ocean Rig UDW Inc. provided guarantees under our $800.0 million senior secured term loan agreement and Deutsche Bank credit facilities and our 6.50% senior secured notes due 2017 were guaranteed by Ocean Rig UDW Inc. and certain of its subsidiaries.
(4)	We have pledged the shares of the following of our wholly-owned subsidiaries as collateral under our 6.50% senior secured notes due 2017: Drill Rigs Holdings Inc., Ocean Rig 1 Shareholders Inc., Ocean Rig 2 Shareholders Inc., Ocean Rig 1 Inc., Ocean Rig 2 Inc., Ocean Rig 1 Greenland Operations Inc., Ocean Rig Falkland Operations Inc., Drill Rigs Operations Inc., Ocean Rig EG Operations Inc., Ocean Rig Norway Operations Inc., Ocean Rig Liberia Operations Inc. and Ocean Rig West Africa Operations Inc. We have pledged the shares of the following of our wholly-owned subsidiaries as collateral under our Deutsche Bank credit facilities: Kithira Shareholders Inc., Drillship Kithira Owners Inc., Ocean Rig Poseidon Operations Inc., Skopelos Shareholders Inc., Drillship Skopelos Owners Inc., Ocean Rig Drilling Operations Cooperatief UA, Ocean Rig Drilling Operations B.V. and Drillships Investment Inc. We have pledged the shares of the following of our wholly-owned subsidiaries as collateral under our $800.0 million senior secured term loan agreement: Drillships Holdings Inc., Drillship Hydra Shareholders Inc., Drillship Hydra Owners Inc., Drillship Paros Shareholders Inc., Drillship Paros Owners Inc. and Ocean Rig Corcovado Greenland Operations Inc.

PRICE RANGE OF OUR COMMON SHARES

Since October 6, 2011, the primary trading market for our common shares has been the NASDAQ Global Select Market, on which our shares are listed under the symbol “ORIG.” On September 19, 2011 our common shares began “when issued” trading and on October 6, 2011 commenced “regular way” trading on the NASDAQ Global Select Market. The secondary trading market for our common stock is the Norwegian OTC Market, on which our common shares have been trading since the pricing the private offering of our common shares on December 15, 2010.

The table below sets forth the high and low closing prices of our common shares for each of the periods indicated, as reported by the NASDAQ Global Select Market and the Norwegian OTC Market. The quoted prices from the Norwegian OTC Market reflect intermittent transactions that were privately negotiated. Accordingly, the quoted prices are not necessarily indicative of the share prices that would have been obtained had there been a more active market for our common shares. The trading prices for our common shares on the Norwegian OTC Market are quoted in Norwegian kroner.

The high and low closing prices for our common shares, for the periods indicated below, were as follows:

For the Year Ended	Low (NASDAQ)		High (NASDAQ)		Low(1) (OTC)		High(1) (OTC)
December 31, 2011	$11.96	(3)	$16.00	(3)	72.00		125.00
December 31, 2012	11.75		18.17		73.00		102.00

For the Quarter Ended
March 31, 2011	—		—		104.00		125.00
June 30, 2011	—		—		99.00		118.00
September 30, 2011	—		—		79.50		97.00
December 31, 2011	$11.96	(2)	$16.00	(2)	72.00		90.00
March 31, 2012	11.75		17.86		73.00		97.00
June 30, 2012	13.04		18.17		78.00		102.00
September 30, 2012	13.59		18.16		88.00		101.00
December 31, 2012	14.69		16.51		82.00		94.00

For the Month Ended
August 2012	$15.60		$16.73		88.00		94.00
September 2012	16.31		18.16		92.50		101.00
October 2012	15.18		16.50		94.00		94.00
November 2012	14.69		16.51		—	(4)	—	(4)
December 2012	14.72		15.75		82.00		82.00
January 2013	17.47		15.00		—	(4)	—	(4)
February 2013(3)	17.71		17.45		—	(4)	—	(4)

(1)	As reported in Norwegian Kroner. As of February 7, 2013, the U.S. Dollar/Norwegian Kroner exchange rate was $1.00/NOK5.52.
(2)	For the period from October 6, 2011, the date on which our common shares began “regular way” trading on the NASDAQ Global Select Market, until the end of the period.
(3)	Through February 8, 2013.
(4)	There were no trades during this period.

SELLING SHAREHOLDER

The following table and related footnotes set forth information with respect to the beneficial ownership of our common shares held as of February 8, 2013 by DryShips, the selling shareholder, the number of shares being offered hereby and information with respect to shares to be beneficially owned by the selling shareholder assuming all the shares covered by this prospectus supplement are sold.

Beneficial ownership is determined in accordance with the SEC’s rules. In computing percentage ownership of each person, common shares subject to options held by that person that are currently exercisable or convertible, or exercisable or convertible within 60 days of February 8, 2013 are deemed to be beneficially owned by that person. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

	Common Shares Beneficially Owned			Number of Common Shares Offered	Common Shares Beneficially Owned After this Offering
Name of Shareholder(1)	Number		Percentage(1)		Number	Percentage(1)
DryShips(2)	85,801,755	(3)	65.1%	5,000,000	80,801,755	61.3%

(1)	Percentage is based upon 131,725,128 common shares outstanding as of February 8, 2013.
(2)	DryShips is our parent company and a reporting company under the Securities Exchange Act of 1934, as amended, or the Exchange Act. George Economou, our Chairman, President and Chief Executive Officer, is also the Chairman, President and Chief Executive Officer of DryShips Inc. Information with respect to DryShips Inc. and Mr. Economou and their relations to us is discussed under “Item 7. Major Shareholders and Related Party Transactions—B. Related party transactions” in our Annual Report on Form 20-F for the year ended December 31, 2011, filed with the SEC on March 14, 2012 and incorporated herein by reference. The business address of DryShips Inc. is 80 Kifissias Avenue, GR 15125 Amaroussion, Greece.
(3)	In September 2012, DryShips pledged 7,800,000 of these shares as additional security under certain of its credit facilities. The terms of the share pledge expire on June 30, 2013.

Immediately after completion of this offering, the selling shareholder will own 80,801,755, or 61.3%, of our common shares, which were acquired in a private transaction not involving a public offering, and these shares are therefore treated as “restricted securities” for purposes of Rule 144. The restricted securities held by the selling shareholder will be subject to the underwriters’ 90-day lock-up agreement. Please read the section of this prospectus supplement entitled “Underwriting.” Restricted securities may not be resold except in compliance with the registration requirements of the Securities Act or under an exemption from those registration requirements, such as the exemptions provided by Rule 144, Regulation S and other exemptions under the Securities Act.

On March 20, 2012, we entered into a registration rights agreement with the selling shareholder, pursuant to which the selling shareholder has the right, subject to certain restrictions, to require us to register under the Securities Act a total of 97,301,755 of our common shares of the Company that it owned as of the date of the agreement. This prospectus supplement is being filed pursuant to the registration rights agreement.

UNDERWRITING

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, the underwriters named below have severally agreed to purchase, and DryShips Inc., as the selling shareholder, has agreed to sell to the underwriters, the following respective number of common shares at a public offering price less the underwriting discounts set forth on the cover page of this prospectus.

Underwriters	Number of Shares
Deutsche Bank Securities Inc.
Credit Suisse Securities (USA) LLC

Total

The underwriting agreement provides that the obligations of the several underwriters to purchase the shares offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the shares offered by this prospectus supplement.

The underwriters propose to offer the common shares to the public at the public offering price set forth on the cover of this prospectus supplement. If all the common shares are not sold at the public offering price, the underwriters may change the offering price and may offer common shares from time to time for sale in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part.

We, each of our officers and directors and the selling shareholder have agreed that, subject to certain exceptions, for a period of 90 days from the date of this prospectus supplement, we and they will not, without the prior written consent of the underwriters, dispose of or hedge any shares or any securities convertible into or exchangeable for our common shares. The underwriters in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

Our common shares are listed and traded on the NASDAQ Global Select Market under the symbol “ORIG”.

The following table shows the underwriting discount that the selling shareholder is to pay to the underwriters in connection with this offering.

Paid by the Selling Shareholder
Per share	$
Total	$

We estimate that the total expenses of this offering (which are payable by the selling shareholder) will be approximately $400,000.

In order to facilitate the offering of the shares, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the shares. Specifically, the underwriters may sell more shares than it is obligated to purchase under the underwriting agreement, creating a short position. The underwriters will need to close out a short sale by purchasing shares in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, common shares in the open market to stabilize the price of the common share. These activities may raise or maintain the market price of the shares above independent market levels or prevent or retard a decline in the market price of the shares. The underwriters are not required to engage in these activities and may end any of these activities at any time.

In addition, in connection with this offering, the underwriters may engage in passive market making transactions in the shares on the NASDAQ Global Select Market, prior to the pricing and completion of the offering. Passive market making consists of displaying bids on the NASDAQ Global Select Market no higher than the bid prices of independent market makers and making purchases at prices no higher than those independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in the shares during a specified period and must be discontinued when that limit is reached. Passive market making may cause the price of the shares to be higher than the price that otherwise would exist in the open market in the absence of those transactions. If the underwriters commence passive market making transactions, it may discontinue them at any time.

A prospectus supplement in electronic format may be made available on websites maintained by one or more of the underwriters. Other than the prospectus supplement in electronic format, the information made available on an underwriter’s website or any information contained in any other website maintained by an underwriter is not part of this prospectus.

Certain of the underwriters and their respective affiliates have performed commercial banking services for us or the selling shareholder from time to time for which they have received customary fees and reimbursement of expenses. The underwriters and their respective affiliates may, from time to time, engage in transactions with and perform services for us or the selling shareholder in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In particular, affiliates of Deutsche Bank Securities Inc. are lenders under certain of our credit facilities.

We and the selling shareholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (“EEA”) that has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), an offer to the public of any shares described in this prospectus supplement (the “Securities”) may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any securities may be made at any time with effect from and including the Relevant Implementation Date under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each purchaser of shares described in this prospectus supplement located within a Relevant Member State will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe to purchase the securities, as the expression may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

This EEA selling restriction is in addition to any other selling restrictions set out in this prospectus supplement.

The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus supplement. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus supplement nor any other offering material relating to the shares described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs estraint) and/or to a restricted circle of investors (cercle estraint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The shares offered in this prospectus supplement have not been registered under the Securities and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

TAXATION

The following is a discussion of the material Marshall Islands and U.S. federal income tax considerations relevant to an investment decision by a U.S. Holder and a Non-U.S. Holder, each as defined below with respect to the common shares. This discussion does not purport to deal with the tax consequences of owning the common shares to all categories of investors, some of which, such as financial institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, insurance companies, persons holding the common shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, traders in securities that have elected the mark-to-market method of accounting for their securities, persons liable for alternative minimum tax, persons who are investors in partners or other pass-through entities for U.S. federal income tax purposes, dealers in securities or currencies, U.S. Holders whose functional currency is not the U.S. dollar and investors that own, actually or under applicable constructive ownership rules, 10% or more of our stock, may be subject to special rules. This discussion deals only with holders who acquire common shares in this offering and hold the common shares as a capital asset. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under U.S. federal, state, local or foreign law of the ownership of common shares.

Unless otherwise noted, references in the following discussion to the “Company,” “we” and “us” are to Ocean Rig UDW Inc. and its subsidiaries on a consolidated basis.

Marshall Islands Tax Considerations

The following are the material Marshall Islands tax consequences of our activities to the Company and our shareholders. We are incorporated in the Marshall Islands. Under current Marshall Islands law, we are not subject to tax on income or capital gains, and no Marshall Islands withholding tax will be imposed upon payments of dividends by us to our shareholders.

U.S. Federal Income Tax Considerations

The following are the material U.S. federal income tax consequences relevant to an investment decision by a U.S. Holder and a Non-U.S. Holder, each as defined below, with respect to our common shares. The following discussion of U.S. federal income tax matters is based on the U.S. Internal Revenue Code of 1986, or the Code, judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the U.S. Department of the Treasury, all of which are subject to change, possibly with retroactive effect.

Taxation of U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of common shares that is a U.S. citizen or resident, U.S. corporation or other U.S. entity taxable as a corporation, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

If a partnership holds common shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding common shares, you are encouraged to consult your tax advisor.

Distributions

Subject to the discussion of passive foreign investment companies below, any distributions made by us with respect to our common shares to a U.S. Holder, will generally constitute dividends, to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in his common shares on a dollar-for-dollar basis and thereafter as capital gain. Because we are not a U.S. corporation, U.S. Holders that are corporations will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. Dividends paid with respect to our common shares will generally be treated as “passive category income” or, in the case of certain types of U.S. Holders, “general category income” for purposes of computing allowable foreign tax credits for U.S. foreign tax credit purposes.

Dividends paid on our common shares to a U.S. Holder who is an individual, trust or estate (a “U.S. Individual Holder”) will generally be treated as “qualified dividend income” that is taxable to such U.S. Individual Holders at preferential tax rates provided that (1) the common share is readily tradable on an established securities market in the United States (such as the NASDAQ Global Select Market, on which our common shares will be listed); (2) we are not a passive foreign investment company for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we are, have been or will be); and (3) the U.S. Individual Holder has owned the common shares for more than 60 days in the 121-day period beginning 60 days before the date on which the common shares become ex-dividend. There is no assurance that any dividends paid on our common shares will be eligible for these preferential rates in the hands of a U.S. Individual Holder. Any dividends paid by us which are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Holder.

Special rules may apply to any “extraordinary dividend” generally, a dividend in an amount which is equal to or in excess of ten percent of a stockholder’s adjusted basis (or fair market value in certain circumstances) in a common share paid by us. If we pay an “extraordinary dividend” on our common shares that is treated as “qualified dividend income,” then any loss derived by a U.S. Individual Holder from the sale or exchange of such common shares will be treated as long-term capital loss to the extent of such dividend.

Sale, Exchange or other Disposition of Common Shares

Assuming we do not constitute a passive foreign investment company for any taxable year, a U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our common shares in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s tax basis in such stock. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition. Such capital gain or loss will generally be treated as U.S. source income or loss, as applicable, for U.S. foreign tax credit purposes. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations.

Passive Foreign Investment Company Status and Significant Tax Consequences

Special U.S. federal income tax rules apply to a U.S. Holder that holds stock in a foreign corporation classified as a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes. In general, a foreign corporation will be treated as a PFIC with respect to a

U.S. shareholder in such foreign corporation, if, for any taxable year in which such shareholder holds stock in such foreign corporation, either:

•

at least 75% of the corporation’s gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or

•	at least 50% of the average value of the assets held by the corporation during such taxable year produce, or are held for the production of, passive income.

For purposes of determining whether a foreign corporation is a PFIC, it will be treated as earning and owning its proportionate share of the income and assets, respectively, of any of its subsidiary corporations in which it owns at least 25% of the value of the subsidiary’s stock. If Ocean Rig UDW Inc. is treated as a PFIC, then a U.S. person would be treated as indirectly owning shares of its foreign corporate subsidiaries for purposes of the PFIC rules.

Income earned by a foreign corporation in connection with the performance of services would not constitute passive income. By contrast, rental income would generally constitute “passive income” unless the foreign corporation is treated under specific rules as deriving its rental income in the active conduct of a trade or business.

We do not believe that we are currently a PFIC, although we may have been a PFIC for certain prior taxable years. Based on our current operations and future projections, we do not believe that we have been, are, or will be a PFIC with respect to any taxable year beginning with the 2009 taxable year. Although we intend to conduct our affairs in the future in a manner to avoid being classified as a PFIC, we cannot assure you that the nature of our operations will not change in the future.

Special U.S. federal income tax elections have been made or will be made in respect of certain of our subsidiaries. The effect of these special U.S. tax elections is to ignore or disregard the subsidiaries for which elections have been made as separate taxable entities and to treat them as part of their sole shareholder. Therefore, for purposes of the following discussion, for each subsidiary for which such an election has been made, the shareholder of such subsidiary, and not the subsidiary itself, will be treated as the owner of the subsidiary’s assets and as receiving the subsidiary’s income.

As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a “Qualified Electing Fund,” which election we refer to as a “QEF election” or makes a “mark-to-market” election with respect to our stock. In addition, if we were to be treated as a PFIC for any taxable year after 2010, a U.S. Holder would be required to file an annual report with the Internal Revenue Service for that year with respect to such holder’s common shares.

Taxation of U.S. Holders Making a Timely QEF Election

If a U.S. Holder makes a timely QEF election, which U.S. Holder we refer to as an “Electing Holder,” the Electing Holder must report each year for U.S. federal income tax purposes his pro rata share of our ordinary earnings and our net capital gain, if any, for our taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from us by the Electing Holder. The Electing Holder’s adjusted tax basis in the common shares will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed will result in a corresponding reduction in the adjusted tax basis in the common shares and will not be taxed again once distributed. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of the common shares. A U.S. Holder would make a QEF election with respect to any year that our company is a PFIC by filing Internal Revenue Service Form 8621 with his U.S. federal income tax return. If we were aware that we were to be treated as a PFIC for any taxable year, we would, if possible, provide each U.S. Holder with all necessary information in order to make the QEF election described above. It should be noted that we may not be able to provide such information if we did not become aware of our status as a PFIC in a timely manner.

Taxation of U.S. Holders Making a “Mark-to-Market” Election

Alternatively, if we were to be treated as a PFIC for any taxable year and our stock is treated as “marketable stock,” a U.S. Holder would be allowed to make a “mark-to-market” election with respect to our common shares, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. Since our stock is traded on the NASDAQ Global Select Market, we believe that our stock is “marketable stock” for this purpose. If the “mark-to-market” election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the common shares at the end of the taxable year over such holder’s adjusted tax basis in the common shares. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the common shares over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder’s tax basis in his common shares would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of the common shares would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder.

Taxation of U.S. Holders Not Making a Timely QEF Election or Mark-to-Market Election

Finally, if we were to be treated as a PFIC for any taxable year, a U.S. Holder who does not make a QEF election (or a mark-to-market election, if such election is available) for that year, whom we refer to as a “Non-Electing Holder,” would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on the common shares in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for the common shares), and (2) any gain realized on the sale, exchange or other disposition of the common shares. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the Non-Electing Holders’ aggregate holding period for the common shares;

•	the amount allocated to the current taxable year and any taxable year before we became a PFIC would be taxed as ordinary income; and

•

the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These penalties would not apply to a pension or profit sharing trust or other tax-exempt organization that did not borrow funds or otherwise utilize leverage in connection with its acquisition of the common shares. If a Non-Electing Holder who is an individual dies while owning the common shares, such holder’s successor generally would not receive a step-up in tax basis with respect to such stock.

Taxation of “Non-U.S. Holders”

A beneficial owner of common shares that is not a U.S. Holder (other than a partnership) is referred to herein as a “Non-U.S. Holder.”

Dividends on Common Shares

Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on dividends received from us with respect to our common shares, unless that income is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States. If the Non-U.S. Holder is entitled to the benefits of a U.S. income tax treaty with respect to those dividends, that income is taxable only if it is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States.

Sale, Exchange or Other Disposition of Common Shares

Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of our common shares, unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States. If the Non-U.S. Holder is entitled to the benefits of an income tax treaty with respect to that gain, that gain is taxable only if it is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States; or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and other conditions are met.

If the Non-U.S. Holder is engaged in a U.S. trade or business for U.S. federal income tax purposes, the income from the common shares, including dividends and the gain from the sale, exchange or other disposition of the shares that is effectively connected with the conduct of that trade or business will generally be subject to regular U.S. federal income tax in the same manner as discussed in the previous section relating to the taxation of U.S. Holders. In addition, if you are a corporate Non-U.S. Holder, your earnings and profits that are attributable to the effectively connected income, which are subject to certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.

Backup Withholding and Information Reporting

In general, dividend payments, or other taxable distributions, made within the United States to a holder will be subject to information reporting requirements. Such payments will also be subject to “backup withholding” if paid to a non-corporate U.S. Holder who:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the Internal Revenue Service that he has failed to report all interest or dividends required to be shown on his federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

If a holder sells his common shares to or through a U.S. office or broker, the payment of the proceeds is subject to both U.S. backup withholding and information reporting unless the holder establishes an exemption. If a holder sells his common shares through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to the holder outside the United States then information reporting and backup withholding generally will not apply to that payment. However, U.S. information reporting requirements, but not backup withholding, will apply to a payment of sales proceeds, including a payment made to a holder outside the United States, if the holder sells his common shares through a non-U.S. office of a broker that is a U.S. person or has some other contacts with the United States.

Backup withholding is not an additional tax. Rather, a taxpayer generally may obtain a refund of any amounts withheld under backup withholding rules that exceed the taxpayer’s income tax liability by filing a refund claim with the IRS.

Pursuant to recently enacted legislation, individuals who are U.S. Holders (and to the extent specified in applicable Treasury regulations, certain individuals who are Non-U.S. Holders and certain U.S. entities) who hold “specified foreign financial assets” (as defined in Section 6038D of the Code) are required to file IRS Form 8938 with information relating to the asset for each taxable year in which the aggregate value of all such assets exceeds $75,000 at any time during the taxable year or $50,000 on the last day of the taxable year (or such higher dollar amount as prescribed by applicable Treasury regulations). Specified foreign financial assets would include, among other assets, the common shares, unless the shares held through an account maintained with a U.S. financial institution. Substantial penalties apply to any failure to timely file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not due to willful neglect. Additionally, in the event an individual U.S. Holder (and to the extent specified in applicable Treasury regulations, an individual Non-U.S. Holder or a U.S. entity) that is required to file IRS Form 8938 does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such holder for the related tax year may not close until three years after the date that the required information is filed. U.S. Holders (including U.S. entities) and Non-U.S. Holders are encouraged consult their own tax advisors regarding their reporting obligations under this legislation.

Other Tax Considerations

In addition to the tax consequences discussed above, we may be subject to tax in one or more other jurisdictions where we conduct activities. The amount of any such tax imposed upon our operations may be material.

We provide offshore drilling services to third parties through our fully owned subsidiaries. Such services may be provided in countries where the tax legislation subjects drilling revenue to withholding tax or other corporate taxes, and where the operating cost may also be increased due to tax requirements. The amount of such taxable income and liability will vary depending upon the level of our operations in such jurisdiction in any given taxable year. Distributions from our subsidiaries may be subject to withholding tax.

We do not benefit from income tax positions that we believe are more likely than not to be disallowed upon challenge by a tax authority. If any tax authority successfully challenges our operational structure, inter-company pricing policies or the taxable presence of our key subsidiaries in certain countries; or if the terms of certain income tax treaties are interpreted in a manner that is adverse to our structure; or if we lose a material tax dispute in any country, particularly in the Tanzania, Ghana, Turkey, Greenland, Angola or Norway, our effective tax rate on our world-wide earnings could increase substantially and our earnings and cash flows from operations could be materially adversely affected.

EXPENSES

We estimate the expenses in connection with the distribution of our common shares in this offering, other than underwriting discounts and commissions, will be as set forth in the table below. The selling shareholder will be responsible for paying the following expenses associated with this offering.

SEC registration fee	$11,983
Printing and engraving expenses	$200,000
Legal fees and expenses	$130,000
Accounting fees and expenses	$55,000
Miscellaneous	$3,017
Total	$400,000

LEGAL MATTERS

The validity of the common shares and related preferred share purchase rights offered hereby and other matters relating to Marshall Islands and United States law will be passed upon for us by Seward & Kissel LLP, One Battery Park Plaza, New York, New York 10004. The underwriters are being represented by Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York, 10178.

EXPERTS

The consolidated financial statements of Ocean Rig UDW Inc. at December 31, 2011 and for the year then ended, appearing in Ocean Rig UDW Inc.’s Annual Report on Form 20-F for the year ended December 31, 2011, and the effectiveness of Ocean Rig UDW Inc.’s internal control over financial reporting as of December 31, 2011, have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Ocean Rig UDW Inc. at December 31, 2010 and each of the two years in the period ended December 31, 2010, appearing in Ocean Rig UDW Inc.’s Annual Report on Form 20-F for the year ended December 31, 2011 have been audited by Ernst & Young AS, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we have filed a registration statement in respect of the common stock offered by this prospectus supplement with the SEC. This prospectus supplement and the accompanying prospectus do not contain all of the information contained in the registration statement. You should read this entire prospectus supplement, the accompanying prospectus and the registration statement carefully for additional information.

We file annual and other reports with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room by calling the SEC in the United States at 1-800-SEC-0330. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with, or furnish to, the SEC. This means that we can disclose important information to you by referring you to another document filed or furnished separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Any information that we file later with the SEC before all of the securities offered by this prospectus are sold and that is deemed incorporated by reference will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings made with the SEC on Form 20-F and any other future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act that indicate that they are incorporated by reference herein until the termination of this offering. Nothing contained herein shall be deemed to incorporate by reference documents that we furnish to, but do not file with, the Commission unless such documents state that they are incorporated by reference into this prospectus.

•	Report on Form 6-K filed with the SEC on February 4, 2013;

•	Report on Form 6-K filed with the SEC on January 14, 2013;

•	Report on Form 6-K filed with the SEC on November 21, 2012, as amended on December 13, 2012;

•	Report on Form 6-K filed with the SEC on August 17, 2012, as amended on August 28, 2012;

•	Annual Report on Form 20-F for the year ended December 31, 2011, filed with the SEC on March 14, 2012, as amended on March 26, 2012; and

•	The description of our common stock and our preferred share purchase rights set forth in our Registration Statement on Form 8-A, filed with the SEC on September 16, 2011.

You may request a free copy of the above mentioned filings or any subsequent filing we incorporated by reference to this prospectus by writing or us at the following address:

Ocean Rig UDW Inc.

10 Skopa Street, Tribune House

2nd Floor, Office 202, CY 1075

Nicosia, Cyprus

011 357 22767517

Prospectus

OCEAN RIG UDW INC.

Common Shares, Preferred Share Purchase Rights, Preferred Shares,

Debt Securities, Guarantees, Warrants, Purchase Contracts, Rights and Units

Through this prospectus, we or any selling shareholder may periodically offer:

(1)	our common shares (including preferred share purchase rights),

(2)	our preferred shares,

(3)	our debt securities, which may be guaranteed by one or more of our subsidiaries,

(4)	our warrants,

(5)	our purchase contracts

(6)	our rights, and

(7)	our units;

provided, however, that in connection with the offering of senior secured notes due 2017 offered by our wholly-owned subsidiary, Drill Rigs Holdings Inc., we have agreed not to offer or sell any of our debt securities (including any debt securities guaranteed by any of our subsidiaries) having a tenor of more than one year prior to December 20, 2012. See the section entitled “Prospectus Summary—Recent Developments—Secured Bond Issuance.”

The prices and other terms of the securities that we or any selling shareholder will offer will be determined at the time of their offering and will be described in a supplement to this prospectus. We will not receive any of the proceeds from a sale of securities by the selling shareholders.

Our common shares are currently listed on the Nasdaq Global Select Market under the symbol “ORIG.” The closing price of our common shares on October 15, 2012 was $15.45.

The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

An investment in these securities involves a high degree of risk. See the section entitled “Risk Factors” on page 14 of this prospectus, and other risk factors contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 16, 2012.

We prepare our financial statements, including all of the financial statements included or incorporated by reference in this prospectus, in U.S. dollars and in conformity with U.S. generally accepted accounting principles, or “U.S. GAAP.” We have a fiscal year end of December 31.

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the Commission, using a shelf registration process. Under the shelf registration process, we or any selling shareholder may sell our common shares (including preferred share purchase rights), preferred shares, debt securities (and related guarantees), warrants, purchase contracts and units described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we or any selling shareholder may offer. Each time we or a selling shareholder offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. We may file a prospectus supplement in the future that may also add, update or change the information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.

i

This prospectus and any prospectus supplement are part of a registration statement we filed with the Commission and do not contain all the information in the registration statement. Forms of the indentures and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. For further information about us or the securities offered hereby, you should refer to the registration statement, which you can obtain from the Commission as described below under the section entitled “Where You Can Find Additional Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

Other than in the United States, no action has been taken by us or any underwriters that would permit a public offering of the common shares offered by this prospectus in any jurisdiction where action for that purpose is required. The common shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common shares offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

ii

PROSPECTUS SUMMARY

This summary provides an overview of our company and our business. This summary is not complete and does not contain all of the information you should consider before purchasing our securities. You should carefully read all of the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement, including the “Risk Factors” and our financial statements and related notes contained herein and therein, before making an investment decision. As used throughout this prospectus, the terms “Company,” “Ocean Rig UDW,” “we,” “our” and “us” refer to Ocean Rig UDW Inc. and its subsidiaries except where the context otherwise requires. “DryShips” refers to DryShips Inc. (NASDAQ: DRYS), a Marshall Islands corporation and our parent company. Unless otherwise indicated, all references to “dollars” and “$” in this prospectus are to U.S. Dollars and the financial statements incorporated by reference herein are presented in U.S. dollars and have been prepared in accordance with generally accepted accounting principles in the United States (U.S. GAAP). References to “real” or “R$” are to the official currency of Brazil, the real.

Our Company

We are an international offshore drilling contractor providing oilfield services for offshore oil and gas exploration, development and production drilling and specializing in the ultra-deepwater and harsh-environment segment of the offshore drilling industry. We seek to utilize our high-specification drilling units to the maximum extent of their technical capability and we believe that we have earned a reputation for operating performance excellence, customer service and safety.

We, through our subsidiaries, currently own and operate two modern, fifth generation ultra-deepwater semi-submersible offshore drilling rigs, the Leiv Eiriksson and the Eirik Raude, and we, through other of our wholly owned subsidiaries, currently own and operate four sixth generation, advanced capability ultra-deepwater drillships, the Ocean Rig Corcovado, the Ocean Rig Olympia, the Ocean Rig Poseidon and the Ocean Rig Mykonos, delivered in January 2011, March 2011, July 2011 and September 2011, respectively, by Samsung Heavy Industries Co. Ltd., or Samsung. The Ocean Rig Corcovado, the Ocean Rig Olympia, the Ocean Rig Poseidon and the Ocean Rig Mykonos are “sister-ships” constructed by Samsung to the same high-quality vessel design and specifications and are capable of drilling in water depths of 10,000 feet. We believe that owning and operating “sister-ships” helps us maintain our cost efficient operations on a global basis through the shared inventory and use of spare parts and the ability of our offshore maritime crews to work seamlessly across all of our drillships.

We have additional newbuilding contracts with Samsung for the construction of four seventh generation ultra-deepwater drillships, which we refer to as our seventh generation drillships. These four newbuilding drillships are currently scheduled for delivery in July 2013, October 2013, November 2013 and January 2015, respectively, and will be “sister ships” to our operating drillships. The design of our seventh generation drillships reflects additional enhancements that, with the purchase of additional equipment, will enable the drillships to drill in water depths of 12,000 feet. We currently have a team overseeing the construction of the four newbuilding drillships at Samsung to help ensure that those drillships are built on time, to our exact vessel specifications and on budget, as was the case for our operating drillships. As of June 30, 2012, we had made pre-delivery payments for our newbuilding drillships currently scheduled for delivery in July 2013, October 2013 and November 2013 amounting to $726.7 million in the aggregate, which we financed with cash from operations. The remaining total construction payments for these three drillships, excluding financing costs, amount to approximately $1.3 billion in the aggregate. To date, the construction of these three new drillships is on budget and no time delays on delivery are expected. During September 2012, we entered into a shipbuilding contract with Samsung for our fourth seventh generation drillship to be delivered in January 2015. The total project cost for the drillship, excluding financing costs, is approximately $683 million. The yard cost is approximately $623 million and construction related expenses are approximately $60 million. Construction-related expenses include equipment purchases, commissioning, supervision and commissions to related parties, excluding financing costs. The yard has accepted to credit our previous $24.8 million payment for the option agreement against this balance. Furthermore, in September 2012, we made an advance payment of $7.5 million.

We employ our drilling units primarily on a dayrate basis for periods of between two months and three years to drill wells for our customers, typically major oil companies, integrated oil and gas companies, state-owned national oil companies and independent oil and gas companies.

We also have options with Samsung for the construction of up to two additional ultra-deepwater drillships, which would also be sister-ships to our seventh generation drillships. The deadline for exercising these options is March 31, 2013, with the option vessels, if exercised, being delivered on the earliest available delivery dates based on the production schedule, as determined by Samsung in its reasonable discretion, and at a price to be mutually agreed at the time of the option declaration.

We believe that our operating drillships, the Ocean Rig Corcovado, the Ocean Rig Olympia, the Ocean Rig Poseidon and the Ocean Rig Mykonos, as well as our four seventh generation drillships under construction, are among the most technologically advanced drillships in the world. The S10000E design, used for our operating drillships, was originally introduced in 1998 and has been widely accepted by customers. Including our operating drillships, a total of 59 drillships have been ordered using this base design, of which 32 have been delivered, as of June 2012, including the Ocean Rig Corcovado, the Ocean Rig Olympia, the Ocean Rig Poseidon and the Ocean Rig Mykonos. Among other technological enhancements, our drillships are equipped with dual activity drilling technology, which involves two drilling systems using a single derrick that permits two drilling-related operations to take place simultaneously. We estimate this technology saves between 15% and 40% in drilling time, depending on the well parameters. Each of our operating drillships is capable of drilling 40,000 feet at water depths of 10,000 feet and our seventh generation drillships will have the capacity to drill 40,000 feet at water depths of 12,000 feet.

Our common shares have traded on the NASDAQ Global Select Market since October 6, 2011 under the symbol “ORIG”. As of the date of this prospectus, our principal shareholder, DryShips Inc., or DryShips, owned approximately 65.1% of our outstanding common shares.

Our Fleet

Set forth below is summary information concerning our offshore drilling units as of September 30, 2012.

Unit	Year Built or Scheduled Delivery/ Generation	Water Depth to the Wellhead (ft)	Drilling Depth to the Oil Field (ft)	Customer	Contract Term	Maximum Dayrate	Drilling Location
Existing Drilling Rigs
Leiv Eiriksson	2001/5th	7,500	30,000	Borders & Southern plc	Q1 2012– Q4 2012	$530,000	Falkland Islands
				Rig Management Norway AS(1)	Q1 2013– Q1 2016	$545,000	Norwegian Continental Shelf
Eirik Raude	2002/5th	10,000	30,000	European Hydrocarbons Limited	Q4 2012– Q1 2013	$718,750(2)	West Africa
				Major Oil Company(3)

Unit	Year Built or Scheduled Delivery/ Generation	Water Depth to the Wellhead (ft)	Drilling Depth to the Oil Field (ft)	Customer	Contract Term	Maximum Dayrate	Drilling Location
Existing Drillships
Ocean Rig Corcovado	2011/6th	10,000	40,000	Petryleo Brasileiro S.A.	Q2 2012– Q2 2015	$443,000(4)	Brazil
Ocean Rig Olympia	2011/6th	10,000	40,000	Total E&P Angola	Q3 2012– Q3 2015(5)	$584,450	West Africa
Ocean Rig Poseidon	2011/6th	10,000	40,000	Petrobras Tanzania Limited	Q3 2011– Q1 2013	$632,000(6)	Tanzania and West Africa
				Major Oil Company(7)
Ocean Rig Mykonos	2011/6th	10,000	40,000	Petryleo Brasileiro S.A.	Q1 2012– Q1 2015	$438,000(4)	Brazil
Newbuilding Drillships
NB #1 (TBN)	Q3 2013/7th	12,000	40,000	Repsol Sinopec Brasil S.A.	Q3 2013– Q3 2016	$621,000(8)	Brazil
NB #2 (TBN)	Q4 2013/7th	12,000	40,000
NB #3 (TBN)	Q4 2013/7th	12,000	40,000	Major Oil Company(9)
NB #4 (TBN)	Q1 2015/7th	12,000	40,000
Optional Newbuilding Drillships(10)
NB Option #1	7th	12,000	40,000
NB Option #2	7th	12,000	40,000

(1)	Rig Management Norway is the coordinator for the consortium under the contract. The contract has a minimum duration of 1,070 days and includes three options of up to six wells each that must be exercised prior to the expiration of the firm contract period in the first quarter of 2016.
(2)	Maximum dayrate includes the operating dayrate of $625,000 plus the maximum performance bonus under the contract. The contract is scheduled to commence in the fourth quarter of 2012, following the completion of a 10-year class survey the Eirik Raude is scheduled to perform, which is expected to last approximately 50 days, from October 3, 2012 to November 14, 2012.
(3)	We have signed a letter of intent with a major oil company for a one-well program with an estimated duration of up to six months. The rig is scheduled to commence the contract upon completion of its previous contract. The contract is subject to final documentation and customary conditions.
(4)	Approximately 20% of the maximum dayrates are service fees paid to us in Brazilian Real (R$). The maximum dayrate disclosed in this table is based on the September 30, 2012 exchange rate of R$2.02:$1.00.
(5)	Total E&P Angola has the option to extend the term of the contract for two additional one-year periods at the dayrate of $584,450, adjusted annually for inflation, with the first option exercisable within one year from the commencement date under the drilling contract, and the second option exercisable within one year after the date of exercise of the first option.
(6)	We assigned this contract to Petrobras Oil & Gas B.V. for the performance of drilling operations with respect to one well offshore Namibia. The maximum dayrate under the contract during the assignment period, which commenced on July 27, 2012 and completed on September 26, 2012, was $590,882, which includes the operating dayrate during the period of $547,854 plus the maximum performance bonus during the period. Following the assignment period, the maximum dayrate increased to $632,000, which includes the operating dayrate of $586,000 plus the maximum performance bonus under the contract.
(7)	We have signed a letter of intent with a major oil company for a three-year drilling contract, to commence upon the completion of its current employment contract. The contract is subject to final documentation and customary conditions.

(8)	To commence upon delivery of the drillship from the shipyard or to the drilling location and the provisional acceptance of the drillship by Repsol at an average maximum dayrate of approximately $621,000 over the term of the contract. A portion of the maximum dayrate is service fees paid to us in Brazilian Real (R$). The average maximum dayrate disclosed in this table is based on the September 30, 2012 exchange rate of R$2.02:$1.00. Under the contract, Repsol has options to extend the contract for up to two years beyond the initial three-year contract period.
(9)	We have signed a letter of intent with a major oil company for a three-year drilling contract, to commence upon delivery of the drillship from the shipyard or to the drilling location. The contract is subject to final documentation and customary conditions.
(10)	Each of the options currently expires on March 31, 2013.

Newbuilding Drillships and Options to Purchase Newbuilding Drillships

We have entered into shipbuilding contracts for three seventh generation drillships with deliveries scheduled in July 2013, October 2013 and November 2013, respectively, in connection with which we had made total payments of $726.7 million to Samsung, as of June 30, 2012. During September 2012, we entered into a shipbuilding contract with Samsung for a fourth seventh generation drillship to be delivered in January 2015. The total project cost for the drillship, excluding financing costs, is approximately $683 million. The yard cost is approximately $623 million and construction related expenses are approximately $60 million. Construction-related expenses include equipment purchases, commissioning, supervision and commissions to related parties, excluding financing costs. The yard has accepted to credit our previous $24.8 million payment for the option agreement against this balance. Furthermore, in September 2012, we made an advance payment of $7.5 million.

As of the date of this prospectus, we have options with Samsung for the construction of up to two additional ultra-deepwater drillships, which would be “sister-ships” to our seventh generation drillships. On September 3, 2012, we entered into an addendum to our option contract with Samsung to extend the deadline for exercising these options from October 4, 2012 to March 31, 2013, with the vessels being delivered on the earliest available delivery dates based on the production schedule, as determined by Samsung in its reasonable discretion, and at a price to be mutually agreed at the time of the option declaration.

Employment of Our Drilling Rigs

The Leiv Eiriksson is currently employed under a contract with Borders & Southern plc, or Borders & Southern, for drilling operations offshore the Falkland Islands at a maximum operating dayrate of $530,000 and a $3.0 million mobilization fee, which was payable upon commencement, as well as further mobilization and demobilization fees, including fuel costs, of $15.4 million and $12.6 million, respectively. On May 19, 2011, Borders & Southern exercised its option to extend the contract from a two-well program to drill an additional two wells, which it assigned to Falkland Oil and Gas Limited, or Falkland Oil and Gas. The estimated duration for the four-well contract, including mobilization and demobilization periods, is approximately 230 days, with the contract scheduled to expire in the fourth quarter of 2012. Following the completion of the contract with Borders & Southern, the Leiv Eiriksson is scheduled to commence a contract with a consortium coordinated by Rig Management Norway for the drilling of 15 wells on the Norwegian Continental Shelf at a maximum dayrate of $545,000, plus a mobilization fee of $70.0 million plus fuel to cover mobilization costs and upgrades to operate in the Norwegian Continental Shelf. The contract has a minimum duration of 1,070 days and includes three options of up to six wells each that must be exercised prior to the expiration of the firm contract period in the first quarter of 2016.

The Eirik Raude is scheduled to commence a contract with European Hydrocarbons Limited, or European Hydrocarbons, for the drilling of two wells offshore West Africa at a maximum dayrate of $718,750, which includes the operating dayrate of $625,000, plus the maximum performance bonus available under the contract. We are also entitled to a mobilization fee under the contract of $15.0 million plus the cost of fuel consumed during the mobilization period. The contract has an estimated duration of 84 days and the customer has the option to extend the contract for (i) such number of days for the testing of one additional well at the applicable operating dayrate or (ii) the drilling of one additional well, which is estimated to extend the duration of the contract by 40 days, for a fee of approximately $24.9 million. The contract is scheduled to commence in the fourth quarter of 2012, following the completion of a 10-year class survey the Eirik Raude is scheduled to perform, which is expected to last approximately 50 days, from October 3, 2012 to November 14, 2012.

On September 10, 2012, we signed a letter of intent with a major oil company for a one-well drilling contract for the Eirik Raude with an estimated duration of up to six months for drilling offshore Ireland. The contract is scheduled to commence in the first quarter of 2013 following the completion of the drilling rig’s existing drilling contract with European Hydrocarbons and has an estimated backlog of approximately $112.0 million, including mobilization and demobilization. The contract is subject to final documentation and the satisfaction of customary conditions precedent.

Employment of Our Drillships

The Ocean Rig Corcovado is currently employed under a three-year contract, plus a mobilization period, with Petróleo Brasileiro S.A., or Petrobras Brazil, for drilling operations offshore Brazil at a maximum dayrate of $444,000 (including service fees of $76,000 per day, based on the contracted rate in Real per day and the September 30, 2012 exchange rate of R$2.02:USD $1.00), plus a mobilization fee of $30.0 million. The Ocean Rig Corcovado is currently performing drilling operations under the contract. The contract is scheduled to be completed in the second quarter of 2015.

The Ocean Rig Olympia commenced a three-year contract with Total E&P Angola in July 2012 for drilling operations offshore West Africa at a maximum dayrate of $584,450, plus mobilization and demobilization fees of $9.0 million and $3.5 million, respectively, plus the cost of fuel. Under the contract, Total E&P Angola has the option to extend the term of the contract for two additional one-year periods at the dayrate specified above, adjusted annually for inflation, with the first option exercisable within one year from the commencement date under the drilling contract, and the second option exercisable within one year after the date of exercise of the first option. The Ocean Rig Olympia is currently performing drilling operations under the contract.

The Ocean Rig Poseidon commenced a contract with Petrobras Tanzania Limited, or Petrobras Tanzania, a company related to Petrobras Oil & Gas B.V., or Petrobras Oil & Gas, on July 29, 2011, for drilling operations in Tanzania and West Africa for a period of 544 days, plus a 60-day mobilization period, at a maximum dayrate of $632,000, inclusive of a bonus of up to $46,000. In addition, we are entitled to receive a separate dayrate of $422,500 for up to 60 days during relocation and a mobilization dayrate of $317,000, plus the cost of fuel. On July 6, 2012, we entered into an assignment and novation agreement with Petrobras Tanzania and Petrobras Oil & Gas, pursuant to which the contract has been assigned to Petrobras Oil & Gas for the performance of drilling operations with respect to one well offshore Namibia. During the assignment period, which commenced on July 27, 2012 and completed on September 26, 2012, the maximum dayrate under the contract decreased to $590,882, inclusive a performance bonus of up to $43,028. The contract is scheduled to expire in April 2013. On August 13, 2012, we signed a letter of intent with a major oil company, for a three-year contract for drilling operations offshore Angola for the Ocean Rig Poseidon, to commence upon completion of the drillship’s current contract with Petrobras Tanzania in the first quarter of 2013. The contract is subject to final documentation and the satisfaction of customary conditions precedent, which we expect to complete in the fourth quarter of 2012.

The Ocean Rig Mykonos commenced a three-year contract, plus a mobilization period, with Petrobras Brazil, on September 30, 2011, for drilling operations offshore Brazil at a maximum dayrate of $439,000 (including service fees of $74,000 per day, based on the contracted rate in Real and the September 30, 2012 exchange rate of R$2.02: $1.00), plus a mobilization fee of $30.0 million. The Ocean Rig Mykonos is currently performing drilling operations under the contract. The contract is scheduled to expire in February 2015.

The total contracted backlog under our drilling contracts for our drilling units, including our rigs, as of June 30, 2012, was $2.6 billion. We calculate our contract backlog by multiplying the contractual dayrate under all of our employment contracts for which we have firm commitments as of June 30, 2012, by the minimum expected number of days committed under such contracts (excluding any options to extend), assuming full utilization. There can be no assurance that the counterparties to such contracts will fulfill their obligations under the contracts. See the section of this prospectus entitled “Risk Factors—Risks Relating to our Company—Our future contracted revenue for our fleet of drilling units may not be ultimately realized.”

In addition, on August 17, 2012, we entered into a three-year contract with Repsol Sinopec Brasil S.A., or Repsol, for drilling operations offshore Brazil for our first seventh generation drillship scheduled to be delivered in July 2013, to commence upon delivery of the drillship from the shipyard or to the drilling location and the provisional acceptance of the drillship by Repsol, at an average maximum dayrate of $622,488 over the term of the contract. A portion of the average maximum dayrate is service fees payable in Brazilian Real and such dayrate is based on the September 30, 2012 exchange rate of R$2.02:$1.00. Under the contract, Repsol has options to extend the contract for up to two years beyond the initial three-year contract period.

Further, on August 2, 2012, we signed a letter of intent with a major oil company for a three-year contract for drilling operations offshore Angola for our third seventh generation drillship scheduled to be delivered in November 2013, to commence upon the delivery of the drillship from the shipyard or to the drilling location. The contract is subject to final documentation and the satisfaction of customary conditions precedent, which we expect to complete during the fourth quarter of 2012.

Management of Our Fleet

Our wholly owned subsidiary, Ocean Rig AS, provides supervisory management services including onshore management, to our operating drilling rigs and drillships pursuant to separate management agreements entered into with each of the drilling unit-owning subsidiaries. Ocean Rig AS also provides supervisory management services for our seventh generation drillships under construction.

Under the terms of these management agreements, Ocean Rig AS, through its affiliates in Stavanger, Norway, Aberdeen, United Kingdom and Houston, Texas, is responsible for, among other things, (i) assisting in construction contract technical negotiations, (ii) securing contracts for the future employment of the drilling units, and (iii) providing commercial, technical and operational management for the drillships.

Pursuant to the Global Services Agreement between DryShips and Cardiff Marine Inc., or Cardiff, a company controlled by our Chairman, President and Chief Executive Officer, Mr. George Economou, effective December 21, 2010, DryShips has engaged Cardiff to act as consultant on commercial, financial and corporate matters for the offshore drilling units operated by us. Under the Global Services Agreement, Cardiff, or its subcontractor, (i) provides consulting services related to identifying, sourcing, negotiating and arranging new employment for offshore assets of DryShips and its subsidiaries, including our drilling units, and (ii) identifies, sources, negotiates and arranges the sale or purchase of the offshore assets of DryShips and its subsidiaries, including our drilling units. In consideration of the services provided by Cardiff under the Global Services Agreement, DryShips pays Cardiff a fee of 1.0% in connection with employment arrangements and 0.75% in connection with sale and purchase activities. We do not pay for services provided in accordance with this agreement. The costs of services we receive under the Global Services Agreement are expensed in our consolidated statement of operations or capitalized as directly attributable to construction costs under “Advances for rigs and drillships under construction.” The payment by DryShips for services provided to us under the agreement is deemed an equity contribution to us and is recorded as shareholders’ contribution to shareholders’ equity.

Our Competitive Strengths

We believe that our growth prospects are enhanced by the following aspects of our business:

Proven track record in ultra-deepwater drilling operations.    We have a well-established record of operating drilling equipment with a primary focus on ultra-deepwater offshore locations and harsh environments. Established in 1996, we employed 1,389 people as of June 30, 2012, and are one of the largest, and one of only two U.S.-listed, pure play ultra-deepwater drilling companies. We have operated the Leiv Eiriksson since 2001 and the Eirik Raude since 2002 and have gained significant experience operating our drilling units in challenging environments with a proven operating track record through our completion of 136 wells for 25 different customers to date. We capitalize on our high-specification drilling units to the maximum extent of their technical capability, and we believe that we have earned a reputation for operating performance excellence, customer service and safety.

Technologically advanced deepwater drilling units.    We have one of the most modern fleets in the offshore drilling industry. According to industry sources, the Leiv Eiriksson and the Eirik Raude are two of only 16 drilling units worldwide as of August 2012 that are technologically equipped to operate in both ultra-deepwater and harsh environments. Additionally, each of our drillships will be either a sixth or seventh generation, advanced capability, ultra-deepwater drillship built based on a proven design that features full dual derrick enhancements. Our operating drillships have the capacity to drill 40,000 feet at water depths of 10,000 feet and our seventh generation drillships will have the capacity to drill 40,000 feet at water depths of 12,000 feet. One of the key benefits of each of our drillships that enhances the modernity of our fleet is its dual activity drilling capabilities, which involves two drilling systems that use a single derrick and which permit two drilling-related operations to take place simultaneously. We estimate that this capability reduces typical drilling time by approximately 15% to 40%, depending on the well parameters, resulting in greater utilization and cost savings to our customers. According to industry sources, of the 50 ultra-deepwater drilling units delivered worldwide in 2011 and through August 2012, only 16 have dual activity drilling capabilities, including our four operating drillships. As a result of the Deepwater Horizon offshore drilling accident in the Gulf of Mexico in April 2010, in which we were not involved, we believe that independently and nationally owned oil companies and international governments will increase their focus on safety and the prevention of environmental disasters and, as a result, we expect that high quality and technologically advanced drillships such as ours will be in high demand and at the forefront of ultra-deepwater drilling activity for years to come.

Long-term blue-chip customer relationships.    Since the commencement of our operations in 1996, we have developed relationships with large independent oil and gas companies such as Chevron Corporation, or Chevron, Exxon Mobil Corporation, or ExxonMobil, Petrobras Oil & Gas, Royal Dutch Shell plc, or Shell, BP plc, or BP, Total S.A., or Total, Statoil ASA, or Statoil, Tullow Oil plc, or Tullow Oil, and Petrobras Brazil. Together with our predecessor, Ocean Rig ASA, we have drilled 143 wells in 17 countries for 27 clients to date, including those listed above. Currently, we have employment contracts with Borders & Southern, European Hydrocarbons, Petrobras Brazil, Total E&P Angola and Petrobras Tanzania and Repsol. We believe these strong customer relationships stem from our proven track record of dependability and of delivering high-quality drilling services in the most extreme operating environments. Although our former clients are not obligated to use our services, we believe our strong operating track record, focus on safety and dependability and enduring customer relationships will allow us to secure attractive employment contracts for our drilling assets from our current and former customers.

High barriers to entry.    There are significant barriers to entry in the ultra-deepwater offshore drilling industry. Given the technical expertise needed to operate ultra-deepwater drilling rigs and drillships, operational know-how and a track record of safety play an important part in contract awards. The offshore drilling industry in some jurisdictions is highly regulated, and compliance with regulations requires significant operational expertise combined with financial and management resources. We believe we have a competitive cost structure due to our operating experience and successful employee retention of highly-skilled personnel. With the negative press around the Deepwater Horizon drilling rig accident, in which we were not involved, we expect regulators worldwide to implement more stringent regulations and oil companies to place a premium on drilling firms with a proven track record for safety and more modern units. There are also significant capital requirements for building ultra-deepwater drillships as well as limited shipyard availability for new drillships, which require lead times typically in excess of two years. In addition, due to the ongoing global financial crisis that has negatively impacted the banking industry sector broadly, access to bank loans, the traditional source of ship and offshore financing, has become constrained. According to industry sources, as of August 2012, there were 119 ultra-deepwater drilling units in operation with another 79 under construction, including three of our newbuilding drillships.

Anticipated strong free cash flow generation.    Based on current and expected supply and demand dynamics in ultra-deepwater drilling, we expect dayrates to be above our estimated daily cash breakeven rate, based on estimated daily operating costs, general and administrative costs and scheduled debt service requirements, thereby generating substantial free cash flow going forward. The maximum dayrates for the contracts on which our drilling units were employed during August 2012 ranged between approximately $447,000 to approximately $674,000 per day. As of June 30, 2012, we had total contracted backlog under our drilling contracts of $2.6 billion. In addition, in August 2012, we entered into a contract with Repsol for drilling operations offshore Brazil for our first seventh generation drillship scheduled for delivery in July 2013 and signed letters of intent with major oil companies for three-year contracts for drilling operations offshore Angola for our third seventh generation drillship scheduled for delivery in November 2013 and the Ocean Rig Poseidon, subject to customary conditions and definitive documentation. Furthermore, in September 2012, we signed a letter of intent with a major oil company for a one-well drilling contract for the Eirik Raude with an estimated duration of up to six months for drilling offshore Ireland, subject to customary conditions and definitive documentation.

Strong asset coverage.    As of June 30, 2012, our owned fleet includes two semi-submersible offshore drilling rigs, at a cost of $1.2 billion in the aggregate, four drillships at a cost of approximately $3.3 billion in the aggregate and three drillships under construction at a cost of approximately $780.4 million in the aggregate as of June 30, 2012, comprised of $726.7 million of payments to the shipyard and $53.7 million of other capital expenditures (anticipated total completed cost of approximately $2.0 billion), for a total of approximately $5.3 billion. These costs reflect all incurred costs associated with the purchase, construction, delivery and commissioning of the vessels, as well as significant supplies of spare major components with respect to our drillships. As of June 30, 2012, we had approximately $2.6 billion of debt outstanding net of financing fees. We have received desk top appraisals of the value of our drilling units from two independent brokers that show the aggregate charter-free fair market value of the Leiv Eiriksson and the Eirik Raude to be approximately $1.4 billion to $1.6 billion as of June 30, 2012 and the aggregate charter-free fair market value of our four operating drillships to be approximately $3.1 billion to $3.2 billion as of June 30, 2012. The valuations are based on prevailing market conditions. The appraisals constitute what is commonly referred to in the offshore drilling industry as “desk top appraisals” in that they did not include a physical inspection or other verification of the condition or status of the drilling units. The market values of the drilling units can be expected to fluctuate, depending on general economic and market conditions, including supply and demand dynamics, affecting the offshore drilling industry.

Leading shipbuilder constructing our newbuildings.    Only a limited number of shipbuilders possess the necessary construction and underwater drilling technologies and experience to construct drillships. Our operating drillships were and our four newbuilding drillships are being built by Samsung, which is one of the world’s largest shipbuilders in the high-tech and high-value shipbuilding sectors. This includes drillships, ultra-large container ships, liquefied natural gas carriers and floating production storage and offshore units, or FPSOs. According to industry sources, of the 114 drillships ordered on a global basis from 2005, Samsung has delivered or will deliver 48, representing a 42% market share. To date, construction of our newbuilding drillships has progressed on time and on budget and we believe we have an excellent and long-standing relationship with Samsung that provides us unique access to its shipyard management teams and its future drillship production slots.

Experienced management and operations team.    We have an experienced management and operations team with a proven track record in the offshore drilling industry. Many of the core members of our management team have worked together since 2006, and certain members of our management team have worked at leading oil-related and shipping companies such as ExxonMobil, Transocean Ltd., Petrofac, Aker Kvaerner and Sevan Drilling. In addition to the members of the management team, we had at June 30, 2012, 36 of our experienced staff overseeing construction of our newbuilding drillships and highly trained personnel operating the drillships. We also had at June 30, 2012 an onshore team of 193 people in management functions as well as administrative and technical staff and support functions, ranging from marketing, human resources, accounting, finance, technical support and health, environment, safety and quality, or HES&Q. We believe the focus and dedication of our personnel in each step of the process, from design to construction to operation, has contributed to our track record of safety and consistently strong operational performance.

Business Strategy

Our business strategy is predicated on continuing to be a leading company in the offshore ultra-deepwater drilling industry and providing customers with safe, high quality service and state-of-the-art drilling equipment. The following outlines the primary elements of our strategy:

Participate in favorable drilling industry and ultra-deepwater sector dynamics.    We believe the demand for offshore deepwater drilling units will be positively affected by increasing global demand for oil and gas and increased exploration and development activity in deepwater markets. The International Energy Agency, or the IEA, projected that oil demand for 2012 is expected to increase by 1% compared to 2011 levels. As the Organization for Economic Co-operation and Development, or OECD, countries resume their growth and the major non-OECD countries continue to develop, led by China and India, oil demand is expected to grow. We believe it will become more difficult to find the incremental barrels of oil needed to meet the world’s growing demand for energy, due to depleting existing oil reserves. This is expected to force oil companies to continue to explore for oil farther offshore to grow their proven reserves. According to industry sources, from 2005 to 2010, the actual spending directly related to ultra-deepwater drilling units increased from $4.7 billion to $19.0 billion, a compound annual growth rate, or CAGR, of 32.2%.

Maintain a “pure play” focus in the ultra-deepwater and harsh environment markets.    Our mission is to become the preferred offshore drilling contractor in the ultra-deepwater and harsh environment regions of the world and to deliver excellent performance to our clients by exceeding their expectations for operational efficiency and safety standards. We believe our operating drillships are, and our four newbuilding drillships will be, among the most technologically advanced in the world. We currently have the option to purchase up to two additional newbuilding drillships and we intend to grow our fleet over time in order to continue to meet our customers’ demands while optimizing our fleet size from an operational and logistical perspective.

Capitalize on the operating capabilities of our drilling units and maintain high drilling unit utilization.    We plan to capitalize on the operating capabilities of our drilling units by continuing to enter into attractive employment contracts and achieve a high drilling unit utilization. The focus of our marketing effort is to maximize the benefits of the drilling units’ ability to operate in ultra-deepwater drilling locations. As described above, the Leiv Eiriksson and Eirik Raude are two of only 16 drilling units worldwide as of August 2012 that are technologically equipped to operate in both ultra-deepwater and harsh environments, and our drillships will have the capacity to drill 40,000 feet at water depths of 10,000 feet or, in the case of our seventh generation drillships, 12,000 feet with dual activity drilling capabilities. We expect that these specifications will result in higher dayrates, margins and utilization. We aim to secure firm long-term employment contracts for the drilling units at or near the highest dayrates available in the industry at that time. As we work towards our goal of securing firm contracts for our drilling units at attractive dayrates, we believe we will be able to differentiate ourselves based on our prior extensive experience operating drilling rigs and strong safety record. In addition, we have a proven track record of optimizing equipment utilization. We aim to maximize the revenue generation of our drilling units by maintaining our track record of high drilling unit utilization as a result of the design capabilities of our drilling units that can operate in harsh environmental conditions. We have extensive experience working in varying environments and regulatory regimes across the globe, including Eastern Canada, Angola, Congo, Ireland, the Gulf of Mexico, the U.K, West of Shetlands, Norway, including the Barents Sea, Ghana, Turkey, Tanzania and the Ivory Coast.

Implement and sustain a competitive cost structure.    We believe that we have a competitive cost structure due to our operating experience and successful employee retention of highly-skilled personnel which leads to significant transferable experience and knowledge of drilling rig operation through deployment of seasoned crews across our fleet. By focusing on the ultra-deepwater segment, we believe that we are able to design and implement best-in-class processes to streamline our operations and improve efficiency. As we grow, we intend to benefit from significant economies of scale due to an increased fleet size and a fleet of “sister-ships” to our drillships, where we expect to benefit from the standardization of these drilling units, resulting in lower training and operating costs. In addition, our drillships have high-end specifications, including advanced technology and safety features, and, therefore, we expect a limited need for upgrades in the near term. We expect the increase from six to ten drilling units to enable us to bring more than one unit into a drilling region in which we operate, which will provide economy of scale benefits and improved logistic coordination managing more units from the same onshore base.

Continue to prioritize safety as a key focus of our operations.    We believe safety is of paramount importance to our customers and a key differentiator for us when securing drilling contracts from our customers. We have a zero incident philosophy embedded in our corporate culture, which is reflected in our policies and procedures. Despite operating under severely harsh weather conditions, we have a proven track record of high efficiency deepwater and ultra-deepwater drilling operations. One of our drilling rigs, the Leiv Eiriksson, and one of our drillships, the Ocean Rig Corcovado, have a valid and updated safety case under U.K. Health and Safety Executive, or HSE, regulations, which evidences that the rigs and our management system meet the requirements set by the U.K. authorities. We believe that this good safety record has enabled us to hire and retain highly-skilled employees, thereby improving our overall operating and financial performance. We expect to continue our strong commitment to safety across all of our operations by investing in the latest technologies, performing regular planned maintenance on our drilling units and investing in the training and development of new safety programs for our employees.

Industry Overview

In recent years, the international drilling market has seen an increasing trend towards deep and ultra-deepwater oil and gas exploration. As shallow water resources mature, deep and ultra-deepwater regions are expected to play an increasing role in offshore oil and gas exploration and production. According to industry sources, the industry-wide global ultra-deepwater market has seen rapid development over the last six years, with dayrates increasing from approximately $180,000 in 2004 to above $600,000 in 2008. As of August 2012, the market level is approximately $575,000. The ultra-deepwater market rig utilization rate has been stable, above 80% since 2000 and above 97% since 2006. The operating units capable of drilling in ultra-deepwater depths of greater than 7,500 feet consist mainly of fifth and sixth generation units, and also include certain older upgraded units. The in-service fleet as of August 2012 totaled 119 units, and is expected to grow to 198 units upon the scheduled delivery of the current newbuild orderbook by the end of 2020. Historically, an increase in supply has caused a decline in utilization and dayrates until drilling units are absorbed into the market. Accordingly, dayrates have been very cyclical. We believe that the largest undiscovered offshore reserves are mostly located in ultra-deepwater fields and primarily located in the “golden triangle” between West Africa, Brazil and the Gulf of Mexico, as well as in East Africa, Australia and Southeast Asia. The location of these large offshore reserves has resulted in more than 90% of the floating drilling unit, or floater, orderbook being represented by ultra-deepwater units. Furthermore, due to increased focus on technically challenging operations and the inherent risk of developing offshore fields in ultra-deepwater, particularly in light of the Deepwater Horizon accident in the Gulf of Mexico, in which we were not involved, oil companies have already begun to show a preference for modern units more capable of drilling in these challenging environments.

Corporate Structure

Ocean Rig UDW Inc. was incorporated under the laws of the Republic of the Marshall Islands on December 10, 2007 under the name Primelead Shareholders Inc. and operates under Marshall Islands law. Primelead Shareholders Inc. was formed in December 2007 for the purpose of acquiring the shares of our predecessor, Ocean Rig ASA, which was incorporated in September 1996 under the laws of Norway. We acquired control of Ocean Rig ASA on May 14, 2008. Prior to the private placement of our common shares in December 2010, we were a wholly owned subsidiary of DryShips. As of the date of this prospectus, DryShips owns approximately 65.1% of our outstanding common shares. Each of our drilling units is owned by a separate wholly-owned subsidiary.

We maintain our principal executive offices at 10 Skopa Street, Tribune House, 2nd Floor, Office 202, CY 1075, Nicosia, Cyprus and our telephone number at that address is 011 357 22767517. Our website is located at www.ocean-rig.com. The information on our website is not a part of this prospectus.

Recent Developments

In October 2012, our Chief Marketing Officer, Pankaj Khanna, and the Chief Operating Officer and Deputy Chief Executive Officer of Ocean Rig AS, Frank Tollefson, stepped down from their positions, effective October 2, 2012.

Order of Seventh Generation Ultra-Deepwater Drillship

During September 2012, we entered into a shipbuilding contract with Samsung for our fourth seventh generation drillship to be delivered in January 2015. The total project cost for the drillship, excluding financing costs, is approximately $683 million. The yard cost is approximately $623 million and construction related expenses are approximately $60 million. Construction-related expenses include equipment purchases, commissioning, supervision and commissions to related parties, excluding financing costs. The yard has accepted to credit our previous $24.8 million payment for the option agreement against this balance. Furthermore, in September 2012, we made an advance payment of $7.5 million.

Secured Bond Issuance

In September 2012, we completed the offering of $800.0 million in aggregate principal amount of 6.5% senior secured notes due 2017 offered by our wholly-owned subsidiary, Drill Rigs Holdings Inc. The notes were sold in a private offering within the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to certain other persons outside the United States in reliance upon Regulation S under the Securities Act. The notes were issued at a price equal to 99.469% of their face value. We used a portion of the net proceeds of the notes to repay the full amount outstanding under our $1.04 billion senior secured credit facility, amounting to approximately $487.5 million as of June 30, 2012, and we intend to use the remaining proceeds for the purposes of financing offshore drilling rigs.

Loan Facility

In July 2012, we formally commenced syndication of a $1.35 billion senior secured term loan facility to partially finance our seventh generation drillships under construction. This facility is being led by DNB and Nordea and is expected to have both a commercial tranche and an export credit agency, or ECA, tranche. We have received conditional commitments for the commercial tranche and are expecting to receive commitments from ECAs during 2012.

Drilling Contracts

On September 10, 2012, we signed a letter of intent with a major oil company for a one-well drilling contract for the Eirik Raude with an estimated duration of up to six months for drilling offshore Ireland. The contract is scheduled to commence in the first quarter of 2013 following the completion of the drilling rig’s existing drilling contract with European Hydrocarbons and has an estimated backlog of approximately $112.0 million, including mobilization and demobilization. The contract is subject to final documentation and the satisfaction of customary conditions precedent.

On August 17, 2012, we entered into a three-year contract with Repsol for drilling operations offshore Brazil for our first seventh generation drillship scheduled to be delivered in July 2013, to commence upon delivery of the drillship from the shipyard or to the drilling location and the provisional acceptance of the drillship by Repsol, at an average maximum dayrate of $620,655 over the term of the contract. A portion of the average maximum dayrate is service fees payable in Brazilian Real and such dayrate is based on the September 30, 2012 exchange rate of R$2.02:$1.00. Under the contract, Repsol has options to extend the contract for up to two years beyond the initial three-year contract period.

On August 14, 2012, the Ocean Rig Olympia completed the general testing of equipment required by Total E&P Angola and commenced revenue-generating drilling operations under a three-year contract with Total E&P Angola for drilling offshore Angola.

On August 13, 2012, we signed a letter of intent with a major oil company for a three-year contract for drilling operations offshore Angola for the Ocean Rig Poseidon, to commence upon completion of the drillship’s current contract with Petrobras Tanzania in the first quarter of 2013. The contract is subject to final documentation and the satisfaction of customary conditions precedent, which we expect to complete in the fourth quarter of 2012.

On August 2, 2012, we signed a letter of intent with a major oil company for a three-year contract for drilling operations offshore Angola for our third seventh generation drillship scheduled to be delivered in November 2013, to commence upon the delivery of the drillship from the shipyard or to the drilling location. The contract is subject to final documentation and the satisfaction of customary conditions precedent, which we expect to complete during the fourth quarter of 2012.

Options to Purchase Newbuilding Drillships

On September 3, 2012, we entered into an addendum to our option contract with Samsung for the construction of up to three additional ultra-deepwater drillships, which would be “sister ships” to our seventh generation drillships to extend the deadline for exercising the options from October 4, 2012 to March 31, 2013. Subsequently, during September 2012, we exercised one of these newbuilding options and entered into a shipbuilding contract with Samsung for a seventh generation drillship to be delivered in January 2015.

Swap Agreement

On August 7, 2012, we entered into an amortizing interest rate swap agreement for an initial notional amount of $450 million, maturing in July 2017. This agreement was entered into to hedge our exposure to interest rate fluctuations by fixing the floating interest rate risk on our secured debt at 1.0425% per annum from July 2013 to July 2017.

Risk Factors

We face a number of risks associated with our business and industry and must overcome a variety of challenges to utilize our strengths and implement our business strategy. These risks include, among others, changes in the offshore drilling market, including supply and demand, utilization rates, dayrates, customer drilling programs, and commodity prices; increased costs of compliance with regulations affecting the offshore drilling industry; a downturn in the global economy; hazards inherent in the drilling industry and marine operations resulting in liability for personal injury or loss of life, damage to or destruction of property and equipment, pollution or environmental damage; inability to comply with loan covenants; inability to finance shipyard and other capital projects; and inability to successfully employ our drilling units.

This is not a comprehensive list of risks to which we are subject, and you should carefully consider all the information in this prospectus and in any prospectus supplement before investing in the securities offered by this prospectus. In particular, we urge you to carefully consider the risk factors set forth in the section of this prospectus entitled “Risk Factors” beginning on page 14.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks set forth below and in any documents incorporated by reference. In addition, you should also consider carefully the risks set forth under the heading “Risk Factors” in any prospectus supplement before investing in the securities offered by this prospectus. You should also carefully consider the risks described in any future reports that summarize the risks that may materially affect our business, before making an investment in our securities. Please see the section of this prospectus entitled “Where You Can Find Additional Information—Information Incorporated by Reference.” The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations.

Risks Relating to Our Industry

Our business in the offshore drilling sector depends on the level of activity in the offshore oil and gas industry, which is significantly affected by, among other things, volatile oil and gas prices and may be materially and adversely affected by a decline in the offshore oil and gas industry.

The offshore contract drilling industry is cyclical and volatile. Our business in the offshore drilling sector depends on the level of activity in oil and gas exploration, development and production in offshore areas worldwide. The availability of quality drilling prospects, exploration success, relative production costs, the stage of reservoir development and political and regulatory environments affect customers’ drilling programs. Oil and gas prices and market expectations of potential changes in these prices also significantly affect this level of activity and demand for drilling units.

Oil and gas prices are extremely volatile and are affected by numerous factors beyond our control, including the following:

•	worldwide production and demand for oil and gas and any geographical dislocations in supply and demand;

•	the cost of exploring for, developing, producing and delivering oil and gas;

•	expectations regarding future energy prices;

•	advances in exploration, development and production technology;

•	the ability of the Organization of Petroleum Exporting Countries, or OPEC, to set and maintain levels and pricing;

•	the level of production in non-OPEC countries;

•	government regulations;

•	local and international political, economic and weather conditions;

•	domestic and foreign tax policies;

•	development and exploitation of alternative fuels;

•	the policies of various governments regarding exploration and development of their oil and gas reserves; and

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the worldwide military and political environment, including uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities, insurrection or other crises in the Middle East or other geographic areas or further acts of terrorism in the United States, or elsewhere.

Declines in oil and gas prices for an extended period of time, or market expectations of potential decreases in these prices, could negatively affect our business in the offshore drilling sector. Crude oil inventories remain at high levels compared to historical levels, which may place downward pressure on the price of crude oil and demand for offshore drilling units. Sustained periods of low oil prices typically result in reduced exploration and drilling because oil and gas companies’ capital expenditure budgets are subject to cash flow from such activities and are therefore sensitive to changes in energy prices. These changes in commodity prices can have a dramatic effect on rig demand, and periods of low demand can cause excess rig supply and intensify the competition in the industry which often results in drilling units, particularly lower specification drilling units, being idle for long periods of time. We cannot predict the future level of demand for our services or future conditions of the oil and gas industry. Any decrease in exploration, development or production expenditures by oil and gas companies could reduce our revenues and materially harm our business and results of operations.

In addition to oil and gas prices, the offshore drilling industry is influenced by additional factors, including:

•	the availability of competing offshore drilling vessels and the level of newbuilding activity for drilling vessels;

•	the level of costs for associated offshore oilfield and construction services;

•	oil and gas transportation costs;

•	the discovery of new oil and gas reserves;

•	the cost of non-conventional hydrocarbons, such as the exploitation of oil sands; and

•	regulatory restrictions on offshore drilling.

Any of these factors could reduce demand for our services and adversely affect our business and results of operations.

Continuation of the recent worldwide economic downturn could have a material adverse effect on our revenue, profitability and financial position.

Although there are signs that the economic recession has abated in many countries, there is still considerable instability in the world economy, due in part to uncertainty related to continuing discussions in the United States regarding the federal debt ceiling, and in the economies of Eurozone countries, such as Greece, Spain, Portugal, Ireland and Italy, where a new economic downturn has introduced further volatility in the global markets. Further decrease in global economic activity would likely reduce worldwide demand for energy and result in an extended period of lower crude oil and natural gas prices. In addition, continued hostilities and insurrections in the Middle East and North Africa and the occurrence or threat of terrorist attacks against the United States or other countries could adversely affect the economies of the United States and of other countries. Any prolonged reduction in crude oil and natural gas prices would depress the levels of exploration, development and production activity. Moreover, even during periods of high commodity prices, customers may cancel or curtail their drilling programs, or reduce their levels of capital expenditures for exploration and production for a variety of reasons, including their lack of success in exploration efforts. These factors could cause our revenues and margins to decline, decrease daily rates and utilization of our drilling units and limit our future growth prospects. Any significant decrease in daily rates or utilization of our drilling units could materially reduce our revenues and profitability. In addition, any instability in the financial and insurance markets, as experienced in the recent financial and credit crisis, could make it more difficult for us to access capital and to obtain insurance coverage that we consider adequate or are otherwise required by our contracts.

The current state of global financial markets and current economic conditions may adversely impact our ability to obtain additional financing on acceptable terms which may hinder or prevent us from expanding our business.

Global financial markets and economic conditions have been, and continue to be, volatile. Recently, the debt and equity capital markets have been severely distressed. These issues, along with significant write-offs in the financial services sector, the re-pricing of credit risk and the current weak economic conditions, have made, and will likely continue to make, it difficult to obtain additional financing. The current state of global financial markets and current economic conditions might adversely impact our ability to issue additional equity at prices which will not be dilutive to our existing shareholders or preclude us from issuing equity at all.

Also, as a result of concerns about the stability of financial markets generally and the solvency of counterparties specifically, the cost of obtaining money from the credit markets has increased as many lenders have increased interest rates, enacted tighter lending standards, refused to refinance existing debt at all or on terms similar to current debt and reduced, and in some cases ceased, to provide funding to borrowers. Due to these factors, we cannot be certain that additional financing will be available if needed and to the extent required, on acceptable terms or at all. If additional financing is not available when needed, or is available only on unfavorable terms, we may be unable to meet our obligations as they come due or we may be unable to enhance our existing business, complete additional drilling unit acquisitions or otherwise take advantage of business opportunities as they arise.

The offshore drilling industry is highly competitive with intense price competition and, as a result, we may be unable to compete successfully with other providers of contract drilling services that have greater resources than we have.

The offshore contract drilling industry is highly competitive with several industry participants, none of which has a dominant market share, and is characterized by high capital and maintenance requirements. Drilling contracts are traditionally awarded on a competitive bid basis. Price competition is often the primary factor in determining which qualified contractor is awarded the drilling contract, although drilling unit availability, location and suitability, the quality and technical capability of service and equipment, reputation and industry standing are key factors which are considered. Mergers among oil and natural gas exploration and production companies have reduced, and may from time to time further reduce, the number of available customers, which would increase the ability of potential customers to achieve pricing terms favorable to them.

Many of our competitors in the offshore drilling industry are significantly larger than we are and have more diverse drilling assets and significantly greater financial and other resources than we have. In addition, because of our relatively small size, we may be unable to take advantage of economies of scale to the same extent as some of our larger competitors. Given the high capital requirements that are inherent in the offshore drilling industry, we may also be unable to invest in new technologies or expand in the future as may be necessary for us to succeed in this industry, while our larger competitors with superior financial resources, and in many cases less leverage than ours, may be able to respond more rapidly to changing market demands and compete more efficiently on price for drillship and drilling rig employment. We may not be able to maintain our competitive position, and we believe that competition for contracts will continue to be intense in the future. Our inability to compete successfully may reduce our revenues and profitability.

An over-supply of drilling units may lead to a reduction in dayrates and therefore may materially impact our profitability.

During the recent period of high utilization and high dayrates, industry participants have increased the supply of drilling units by ordering the construction of new drilling units. Historically, this has resulted in an over-supply of drilling units and has caused a subsequent decline in utilization and dayrates when the drilling units enter the market, sometimes for extended periods of time until the units have been absorbed into the active fleet. According to industry sources, the worldwide fleet of ultra-deepwater drilling units as of August 2012 consisted of 119 units, comprised of 58 semi-submersible rigs and 61 drillships. An additional 13 semi-submersible rigs and 66 drillships were under construction or on order as of August 2012, which would bring the total fleet to 198 drilling units by the end of 2020. A relatively large number of the drilling units currently under construction have been contracted for future work, which may intensify price competition as scheduled delivery dates occur. The entry into service of these new, upgraded or reactivated drilling units will increase supply and has already led to a reduction in dayrates as drilling units are absorbed into the active fleet. In addition, the new construction of high-specification drilling units, as well as changes in our competitors’ drilling unit fleets, could require us to make material additional capital investments to keep our fleet competitive. Lower utilization and dayrates could adversely affect our revenues and profitability. Prolonged periods of low utilization and dayrates could also result in the recognition of impairment charges on our drilling units if future cash flow estimates, based upon information available to management at the time, indicate that the carrying value of these drilling units may not be recoverable.

Consolidation of suppliers may increase the cost of obtaining supplies, which may have a material adverse effect on our results of operations and financial condition.

We rely on certain third parties to provide supplies and services necessary for our offshore drilling operations, including, but not limited to, drilling equipment suppliers, catering and machinery suppliers. Recent mergers have reduced the number of available suppliers, resulting in fewer alternatives for sourcing key supplies. Such consolidation, combined with a high volume of drilling units under construction, may result in a shortage of supplies and services thereby increasing the cost of supplies and/or potentially inhibiting the ability of suppliers to deliver on time, or at all. These cost increases, delays or unavailability could have a material adverse effect on our results of operations and result in drilling unit downtime, and delays in the repair and maintenance of our drilling units.

Our international operations in the offshore drilling sector involve additional risks, which could adversely affect our business.

We operate in various regions throughout the world. As of the date of this prospectus, our drilling rig, the Leiv Eiriksson, is operating offshore the Falkland Islands and is scheduled to commence a contract for drilling operations on the Norwegian Continental Shelf in first quarter of 2013, our drilling rig, the Eirik Raude, is scheduled to commence a contract for drilling operations offshore West Africa in the fourth quarter of 2012, following the completion of its 10-year class survey, our drillships, the Ocean Rig Corcovado and the Ocean Rig Mykonos, are operating offshore Brazil, and our drillships, the Ocean Rig Olympia and the Ocean Rig Poseidon, are operating offshore West Africa and Tanzania, respectively.

In the past, the Eirik Raude has operated in the Gulf of Mexico and offshore Canada, Norway, the United Kingdom, Ghana and the Ivory Coast, while the Leiv Eiriksson has operated offshore Greenland, West Africa, Turkey, Ireland, west of the Shetland Islands and in the North Sea and the Ocean Rig Corcovado and the Ocean Rig Olympia have operated offshore Greenland and West Africa, respectively. As a result of our international operations, we may be exposed to political and other uncertainties, including risks of:

•	terrorist and environmental activist acts, armed hostilities, war and civil disturbances;

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acts of piracy, which have historically affected ocean-going vessels trading in regions of the world such as the South China Sea and in the Gulf of Aden off the coast of Somalia and which have generally increased significantly in frequency since 2008, particularly in the Gulf of Aden and off the west coast of Africa;

•	significant governmental influence over many aspects of local economies;

•	seizure, nationalization or expropriation of property or equipment;

•	repudiation, nullification, modification or renegotiation of contracts;

•	limitations on insurance coverage, such as war risk coverage, in certain areas;

•	political unrest;

•	foreign and U.S. monetary policy, government debt downgrades and potential defaults and foreign currency fluctuations and devaluations;

•	the inability to repatriate income or capital;

•	complications associated with repairing and replacing equipment in remote locations;

•	import-export quotas, wage and price controls, imposition of trade barriers;

•	regulatory or financial requirements to comply with foreign bureaucratic actions;

•	changing taxation policies, including confiscatory taxation;

•	other forms of governmental regulation and economic conditions that are beyond our control; and

•	governmental corruption.

In addition, international contract drilling operations are subject to various laws and regulations in countries in which we operate, including laws and regulations relating to:

•	the equipping and operation of drilling units;

•	repatriation of foreign earnings;

•	oil and gas exploration and development;

•	taxation of offshore earnings and earnings of expatriate personnel; and

•	use and compensation of local employees and suppliers by foreign contractors.

Some foreign governments favor or effectively require (i) the awarding of drilling contracts to local contractors or to drilling rigs owned by their own citizens, (ii) the use of a local agent or (iii) foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. These practices may adversely affect our ability to compete in those regions. It is difficult to predict what governmental regulations may be enacted in the future that could adversely affect the international drilling industry. The actions of foreign governments, including initiatives by OPEC, may adversely affect our ability to compete. Failure to comply with applicable laws and regulations, including those relating to sanctions and export restrictions, may subject us to criminal sanctions or civil remedies, including fines, denial of export privileges, injunctions or seizures of assets.

Our business and operations involve numerous operating hazards.

Our operations are subject to hazards inherent in the drilling industry, such as blowouts, reservoir damage, loss of production, loss of well control, lost or stuck drill strings, equipment defects, punch throughs, craterings, fires, explosions and pollution, including spills similar to the events on April 20, 2010 related to the Deepwater Horizon, in which we were not involved. Contract drilling and well servicing require the use of heavy equipment and exposure to hazardous conditions, which may subject us to liability claims by employees, customers and third parties. These hazards can cause personal injury or loss of life, severe damage to or destruction of property and equipment, pollution or environmental damage, claims by third parties or customers and suspension of operations. Our offshore fleet is also subject to hazards inherent in marine operations, either while on-site or during mobilization, such as capsizing, sinking, grounding, collision, damage from severe weather and marine life infestations. Operations may also be suspended because of machinery breakdowns, abnormal drilling conditions, failure of subcontractors to perform or supply goods, services or personnel shortages.

Damage to the environment could also result from our operations, particularly through spillage of fuel, lubricants or other chemicals and substances used in drilling operations, leaks and blowouts or extensive uncontrolled fires. We may also be subject to property, environmental and other damage claims by oil and gas companies. Our insurance policies and contractual indemnity rights with our customers may not adequately cover losses, and we do not have insurance coverage or rights to indemnity for all the risks to which we are exposed. Consistent with standard industry practice, our customers generally assume, and indemnify us against, well control and subsurface risks under dayrate contracts, including pollution damage in connection with reservoir fluids stemming from operations under the contract, damage to the well or reservoir, loss of subsurface oil and gas and the cost of bringing the well under control. We generally indemnify our customers against pollution from substances in our control that originate from the drilling unit (e.g., diesel used onboard the unit or other fluids stored onboard the unit and above the water surface). However, our drilling contracts are individually negotiated, and the degree of indemnification we receive from the customer against the liabilities discussed above can vary from contract to contract, based on market conditions and customer requirements existing when the contract was negotiated. Notwithstanding a contractual indemnity from a customer, there can be no assurance that our customers will be financially able to indemnify us or will otherwise honor their contractual indemnity obligations. We maintain insurance coverage for property damage, occupational injury and illness, and general and marine third-party liabilities. However, pollution and environmental risks generally are not totally insurable. Furthermore, we have no insurance coverage for named storms in the Gulf of Mexico and while trading within war risks excluded areas.

The Deepwater Horizon oil spill in the Gulf of Mexico may result in more stringent laws and regulations governing deepwater drilling, which could have a material adverse effect on our business, operating results or financial condition.

On April 20, 2010, there was an explosion and a related fire on the Deepwater Horizon, an ultra-deepwater semi-submersible drilling unit that is not connected to us, while it was servicing the Macondo well in the Gulf of Mexico. This catastrophic event resulted in the death of 11 workers and the total loss of that drilling unit, as well as the release of large amounts of oil into the Gulf of Mexico, severely impacting the environment and the region’s key industries. This event is being investigated by several federal agencies, including the U.S. Department of Justice, and by the U.S. Congress and is also the subject of numerous lawsuits. On January 11, 2011, the National Commission on the BP Deepwater Horizon Oil Spill and Offshore Drilling released its final report, with recommendations for new regulations.

We do not currently operate our drilling rigs in these regions, but we may do so in the future. In any event, changes to leasing and drilling activity requirements as a result of the Deepwater Horizon incident could have a substantial impact on the offshore oil and gas industry worldwide. All drilling activity in the U.S. Gulf of Mexico must be in compliance with enhanced safety requirements contained in Notices to Lessees 2010-N05 and 2010 N-06. All drilling in the U.S. Gulf of Mexico must also comply with the Interim Final Rule to Enhance Safety Measures for Energy Development on the Outer Continental Shelf (Drilling Safety Rule) and the Workplace Safety Rule on Safety and Environmental Management Systems. On August 15, 2012, the BSEE announced that an enhanced Drilling Safety Rule has been adopted and that the rule will become effective on October 22, 2012. We continue to evaluate these requirements to ensure that our rigs and equipment are in full compliance, where applicable. Additional requirements could be forthcoming based on further recommendations by regulatory agencies investigating the Macondo well incident.

We are not able to predict the extent of future leasing plans or the likelihood, nature or extent of additional rulemaking. Nor are we able to predict when the BOEM will enter into leases with our customers or when the BSEE will issue drilling permits to our customers. We are not able to predict the future impact of these events on our operations. The current and future regulatory environment in the Gulf of Mexico could impact the demand for drilling units in the Gulf of Mexico in terms of overall number of rigs in operations and the technical specification required for offshore rigs to operate in the Gulf of Mexico. It is possible that short-term potential migration of rigs from the Gulf of Mexico could adversely impact dayrates levels and fleet utilization in other regions. In addition, insurance costs across the industry are expected to increase as a result of the Macondo well incident and, in the future, certain insurance coverage is likely to become more costly, and may become less available or not available at all.

Our insurance coverage may not adequately protect us from certain operational risks inherent in the drilling industry.

Our insurance is intended to cover normal risks in our current operations, including insurance against property damage, occupational injury and illness, loss of hire, certain war risks and third-party liability, including pollution liability.

Insurance coverage may not, under certain circumstances, be available, and if available, may not provide sufficient funds to protect us from all losses and liabilities that could result from our operations. We have also obtained loss of hire insurance which becomes effective after 45 days of downtime with coverage that extends for approximately one year. This loss of hire insurance is recoverable only if there is physical damage to the rig or equipment which is caused by a peril against which we are insured. The principal risks which may not be insurable are various environmental liabilities and liabilities resulting from reservoir damage caused by our gross negligence. Moreover, our insurance provides for premium adjustments based on claims and is subject to deductibles and aggregate recovery limits. In the case of pollution liabilities, our deductible is $10,000 per event and $250,000 for protection and indemnity claims brought before any U.S. jurisdiction. The deductible for collision liability claims is $50,000. Our aggregate recovery limit is $500.0 million for all claims arising out of any event covered by our protection and indemnity insurance. Our deductible is $1.5 million per hull and machinery insurance claim. In addition, insurance policies covering physical damage claims due to a named windstorm in the Gulf of Mexico generally impose strict recovery limits. Our insurance coverage may not protect fully against losses resulting from a required cessation of drilling unit operations for environmental or other reasons. Insurance may not be available to us at all or on terms acceptable to us, we may not maintain insurance or, if we are so insured, our policy may not be adequate to cover our loss or liability in all cases. The occurrence of a casualty, loss or liability against, which we may not be fully insured against, could significantly reduce our revenues, make it financially impossible for us to obtain a replacement drilling unit or to repair a damaged drilling unit, cause us to pay fines or damages which are generally not insurable and that may have priority over the payment obligations under our indebtedness or otherwise impair our ability to meet our obligations under our indebtedness and to operate profitably.

If we enter into drilling contracts or engage in certain other activities with countries or government-controlled entities that are subject to restrictions imposed by the U.S. government, or engage in certain other activities, our reputation and the market for our securities could be adversely affected.

From time to time, we may operate in countries that are subject to sanctions and embargoes imposed by the U.S. government and/or identified by the U.S. government as state sponsors of terrorism, such as Cuba, Iran, Sudan and Syria. The U.S. sanctions and embargo laws and regulations vary in their application, as they do not all apply to the same covered persons or proscribe the same activities, and such sanctions and embargo laws and regulationsmay be amended or strengthened over time. In 2010, the U.S. enacted the Comprehensive Iran Sanctions Accountability and Divestment Act, or CISADA, which expanded the scope of the Iran Sanctions Act. Among other things, CISADA expanded the application of the prohibitions to additional activities of companies such as ours and introduced limits on the ability of companies and persons to do business or trade with Iran when such activities relate to the investment, supply or export of refined petroleum or petroleum products. In 2012, President Obama signed Executive Order 13608 which prohibits foreign persons from violating or attempting to violate, or causing a violation of any sanctions in effect against Iran or facilitating any deceptive transactions for or on behalf of any person subject to U.S. sanctions. Any persons found to be in violation of Executive Order 13608 will be deemed a foreign sanctions evader and will be banned from all contacts with the U.S., including conducting business in U.S. dollars. Also in 2012, President Obama signed into law the Iran Threat Reduction and Syria Human Rights Act of 2012, or the Act, which created new sanctions and strengthened existing sanctions. Among other things, the Act intensifies existing sanctions regarding the provision of goods, services, infrastructure or technology to Iran’s petroleum or petrochemical sector. The Act also includes a provision that states in part that, if a person is found transporting crude oil from Iran or transporting refined petroleum products to Iran, that persons vessels could be barred from landing at U.S. ports for up to two years.

Although we believe that we are in compliance with all applicable sanctions and embargo laws and regulations, and intend to maintain such compliance, there can be no assurance that we will be in compliance in the future, particularly as the scope of certain laws may be unclear and may be subject to changing interpretations. Any such violation could result in fines or other penalties and could result in some investors deciding, or being required, to divest their interest, or not to invest, in our Company. In addition, certain institutional investors may have investment policies or restrictions that prevent them from holding securities of companies that have contracts with countries identified by the U.S. government as state sponsors of terrorism. The determination by these investors not to invest in, or to divest from, our common shares may adversely affect the price at which our common shares trade. In addition, our reputation and the market for our securities may be adversely affected if we engage in certain other activities, such as entering into drilling contracts with individuals or entities in countries subject to U.S. sanctions and embargo laws that are not controlled by the governments of those countries, or engaging in operations associated with those countries pursuant to contracts with third parties that are unrelated to those countries or entities controlled by their governments. Investor perception of the value of our securities may be adversely affected by the consequences of war, the effects of terrorism, civil unrest and governmental actions in these and surrounding countries.

The instability of the euro or the inability of Eurozone countries to refinance their debts could have a material adverse effect on our ability to fund our future capital expenditures or refinance our debt.

As a result of the credit crisis in Europe, in particular in Greece, Italy, Ireland, Portugal and Spain, the European Commission created the European Financial Stability Facility, or the EFSF, and the European Financial Stability Mechanism, or the EFSM, to provide funding to Eurozone countries in financial difficulties that seek such support. In March 2011, the European Council agreed on the need for Eurozone countries to establish a permanent stability mechanism, the European Stability Mechanism, or the ESM, which will be activated by mutual agreement, to assume the role of the EFSF and the EFSM in providing external financial assistance to Eurozone countries after June 2013.

Despite these measures, concerns persist regarding the debt burden of certain Eurozone countries and their ability to meet future financial obligations and the overall stability of the euro. An extended period of adverse development in the outlook for European countries could make it difficult for current or potential lenders in the Eurozone to act as lenders in potential new loan facilities we may need to fund our future capital expenditures.

Governmental laws and regulations, including environmental laws and regulations, may add to our costs or limit our drilling activity.

Our business in the offshore drilling industry is affected by laws and regulations relating to the energy industry and the environment in the geographic areas where we operate. The offshore drilling industry is dependent on demand for services from the oil and gas exploration and production industry, and, accordingly, we are directly affected by the adoption of laws and regulations that, for economic, environmental or other policy reasons, curtail exploration and development drilling for oil and gas. We may be required to make significant capital expenditures to comply with governmental laws and regulations. It is also possible that these laws and regulations may, in the future, add significantly to our operating costs or significantly limit drilling activity. Our ability to compete in international contract drilling markets may be limited by foreign governmental regulations that favor or require the awarding of contracts to local contractors or by regulations requiring foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. Governments in some countries are increasingly active in regulating and controlling the ownership of concessions, the exploration for oil and gas, and other aspects of the oil and gas industries. Offshore drilling in certain areas has been curtailed and, in certain cases, prohibited because of concerns over protection of the environment. Operations in less developed countries can be subject to legal systems that are not as mature or predictable as those in more developed countries, which can lead to greater uncertainty in legal matters and proceedings.

To the extent new laws are enacted or other governmental actions are taken that prohibit or restrict offshore drilling or impose additional environmental protection requirements that result in increased costs to the oil and gas industry, in general, or the offshore drilling industry, in particular, our business or prospects could be materially adversely affected. The operation of our drilling units will require certain governmental approvals, the number and prerequisites of which cannot be determined until we identify the jurisdictions in which we will operate on securing contracts for the drilling units. Depending on the jurisdiction, these governmental approvals may involve public hearings and conditions that result in costly undertakings on our part. We may not obtain such approvals or such approvals may not be obtained in a timely manner. If we fail to timely secure the necessary approvals or permits, our customers may have the right to terminate or seek to renegotiate their drilling contracts to our detriment. The amendment or modification of existing laws and regulations or the adoption of new laws and regulations curtailing or further regulating exploratory or development drilling and production of oil and gas could have a material adverse effect on our business, operating results or financial condition. Future earnings may be negatively affected by compliance with any such new legislation or regulations.

We are subject to complex laws and regulations, including environmental laws and regulations that can adversely affect the cost, manner or feasibility of doing business.

Our operations are subject to numerous laws and regulations in the form of international conventions and treaties, national, state and local laws and national and international regulations in force in the jurisdictions in which our vessels operate or are registered, which can significantly affect the ownership and operation of our drilling units. These requirements include, but are not limited to, the International Convention for the Prevention of Pollution from Ships, or MARPOL, the International Convention on Civil Liability for Oil Pollution Damage of 1969, generally referred to as CLC, the International Convention on Civil Liability for Bunker Oil Pollution Damage, or Bunker Convention, the International Convention for the Safety of Life at Sea of 1974, or SOLAS, the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention, or ISM Code, the International Convention for the Control and Management of Ships’ Ballast Water and Sediments in February 2004, or the BWM Convention, the U.S. Oil Pollution Act of 1990, or OPA, the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, the U.S. Clean Water Act, the U.S. Clean Air Act, the U.S. Outer Continental Shelf Lands Act, the U.S. Maritime Transportation Security Act of 2002, or the MTSA, European Union regulations, and Brazil’s National Environmental Policy Law (6938/81), Environmental Crimes Law (9605/98) and Law (9966/2000) relating to pollution in Brazilian waters.

Compliance with such laws, regulations and standards, where applicable, may require installation of costly equipment or operational changes and may affect the resale value or useful lives of our vessels. We may also incur additional costs in order to comply with other existing and future regulatory obligations, including, but not limited to, costs relating to air emissions, including greenhouse gases, the management of ballast waters, maintenance and inspection, development and implementation of emergency procedures and insurance coverage or other financial assurance of our ability to address pollution incidents. These costs could have a material adverse effect on our business, results of operations, cash flows and financial condition. A failure to comply with applicable laws and regulations may result in administrative and civil penalties, criminal sanctions or the suspension or termination of our operations. Environmental laws often impose strict liability for remediation of spills and releases of oil and hazardous substances, which could subject us to liability without regard to whether we were negligent or at fault. Under OPA, for example, owners, operators and bareboat charterers are jointly and severally strictly liable for the discharge of oil in U.S. waters, including the 200-nautical mile exclusive economic zone around the United States. An oil spill could result in significant liability, including fines, penalties and criminal liability and remediation costs for natural resource damages under other international and U.S. federal, state and local laws, as well as third-party damages. We are required to satisfy insurance and financial responsibility requirements for potential oil (including marine fuel) spills and other pollution incidents and our insurance may not be sufficient to cover all such risks. As a result, claims against us could result in a material adverse effect on our business, results of operations, cash flows and financial condition.

Although our drilling units are separately owned by our subsidiaries, under certain circumstances a parent company and all of the ship-owning affiliates in a group under common control engaged in a joint venture could be held liable for damages or debts owed by one of the affiliates, including liabilities for oil spills under OPA or other environmental laws. Therefore, it is possible that we could be subject to liability upon a judgment against us or any one of our subsidiaries.

Our drilling units could cause the release of oil or hazardous substances, especially as our drilling units age. Any releases may be large in quantity, above our permitted limits or occur in protected or sensitive areas where public interest groups or governmental authorities have special interests. Any releases of oil or hazardous substances could result in fines and other costs to us, such as costs to upgrade our drilling rigs, clean up the releases, and comply with more stringent requirements in our discharge permits. Moreover, these releases may result in our customers or governmental authorities suspending or terminating our operations in the affected area, which could have a material adverse effect on our business, results of operation and financial condition.

If we are able to obtain from our customers some degree of contractual indemnification against pollution and environmental damages in our contracts, such indemnification may not be enforceable in all instances or the customer may not be financially able to comply with its indemnity obligations in all cases. In addition, we may not be able to obtain such indemnification agreements in the future.

Our insurance coverage may not be available in the future or we may not obtain certain insurance coverage. If it is available and we have the coverage, it may not be adequate to cover our liabilities. Any of these scenarios could have a material adverse effect on our business, operating results and financial condition.

Regulation of greenhouse gases and climate change could have a negative impact on our business.

Currently, emissions of greenhouse gases from international shipping are not subject to the Kyoto Protocol to the United Nations Framework Convention on Climate Change, which entered into force in 2005 and pursuant to which adopting countries have been required to implement national programs to reduce greenhouse gas emissions. However, in July 2011 the MEPC adopted two new sets of mandatory requirements to address greenhouse gas emissions from ships that will enter into force in January 2013. Currently operating ships will be required to develop Ship Energy Efficiency Management Plans, and minimum energy efficiency levels per capacity mile will apply to new ships. These requirements could cause us to incur additional compliance costs. The IMO is also considering the development of market-based mechanisms to reduce greenhouse gas emissions from ships. The European Union has indicated that it intends to propose an expansion of the existing European Union emissions trading scheme to include emissions of greenhouse gases from marine vessels, and in January 2012 the European Commission launched a public consultation on possible measures to reduce greenhouse gas emissions from ships. In the United States, the EPA has issued a finding that greenhouse gases endanger the public health and safety and has adopted regulations to limit greenhouse gas emissions from certain mobile sources and large stationary sources. Although the mobile source emissions regulations do not apply to greenhouse gas emissions from vessels, such regulation of vessels is foreseeable, and the EPA has in recent years received petitions from the California Attorney General and various environmental groups seeking such regulation. Any passage of climate control legislation or other regulatory initiatives by the IMO, European Union, the U.S. or other countries where we operate, or any treaty adopted at the international level to succeed the Kyoto Protocol, that restrict emissions of greenhouse gases could require us to make significant financial expenditures which we cannot predict with certainty at this time.

Because our business depends on the level of activity in the offshore oil and gas industry, existing or future laws, regulations, treaties or international agreements related to greenhouse gases and climate change, including incentives to conserve energy or use alternative energy sources, could have a negative impact on our business if such laws, regulations, treaties or international agreements reduce the worldwide demand for oil and gas. In addition, such laws, regulations, treaties or international agreements could result in increased compliance costs or additional operating restrictions, which may have a negative impact on our business.

Failure to comply with the U.S. Foreign Corrupt Practices Act could result in fines, criminal penalties, drilling contract terminations and an adverse effect on our business.

We currently operate, and historically have operated, our drilling units outside of the United States in a number of countries throughout the world, including some with developing economies. Also, the existence of state or government-owned shipbuilding enterprises puts us in contact with persons who may be considered “foreign officials” under the U.S. Foreign Corrupt Practices Act of 1977, or the FCPA. We are committed to doing business in accordance with applicable anti-corruption laws and have adopted a code of business conduct and ethics which is consistent and in full compliance with the FCPA. We are subject, however, to the risk that we, our affiliated entities or our or their respective officers, directors, employees and agents may take actions determined to be in violation of such anti-corruption laws, including the FCPA. Any such violation could result in substantial fines, sanctions, civil and/or criminal penalties, curtailment of operations in certain jurisdictions, and might adversely affect our business, results of operations or financial condition. In addition, actual or alleged violations could damage our reputation and ability to do business. Furthermore, detecting, investigating, and resolving actual or alleged violations is expensive and can consume significant time and attention of our senior management.

Acts of terrorism and political and social unrest could affect the markets for drilling services, which may have a material adverse effect on our results of operations.

Acts of terrorism and political and social unrest, brought about by world political events or otherwise, have caused instability in the world’s financial and insurance markets in the past and may occur in the future. Such acts could be directed against companies such as ours. In addition, acts of terrorism and social unrest could lead to increased volatility in prices for crude oil and natural gas and could affect the markets for drilling services and result in lower day-rates. Insurance premiums could increase and coverage may be unavailable in the future. U.S. government regulations may effectively preclude us from actively engaging in business activities in certain countries. These regulations could be amended to cover countries where we currently operate or where we may wish to operate in the future. Increased insurance costs or increased cost of compliance with applicable regulations may have a material adverse effect on our results of operations.

Military action, other armed conflicts, or terrorist attacks have caused significant increases in political and economic instability in geographic regions where we operate and where the newbuilding drillships are being constructed.

Military tension involving North and South Korea, the Middle East, Africa and other attacks, threats of attacks, terrorism and unrest, have caused instability or uncertainty in the world’s financial and commercial markets and have significantly increased political and economic instability in some of the geographic areas where we operate and where we have contracted with Samsung to build our four newbuilding drillships. Acts of terrorism and armed conflicts or threats of armed conflicts in these locations could limit or disrupt our operations, including disruptions resulting from the cancellation of contracts or the loss of personnel or assets. In addition, any possible reprisals as a consequence of ongoing military action in the Middle East, such as acts of terrorism in the United States or elsewhere, could materially and adversely affect us in ways we cannot predict at this time.

Acts of piracy have recently increased in frequency, which could adversely affect our business.

Acts of piracy have historically affected ocean-going vessels and drilling units in regions of the world such as the South China Sea, the Indian Ocean and in the Gulf of Aden off the coast of Somalia. Although sea piracy worldwide decreased slightly in 2011 for the first time in five years, throughout 2008, 2009 and 2010, the frequency of piracy incidents increased significantly, particularly in the Gulf of Aden off the coast of Somalia. If these piracy attacks result in regions in which our drilling units are deployed being characterized as “war risk” zones by insurers, as the Gulf of Aden temporarily was in May 2008, or Joint War Committee “war and strikes” listed areas, premiums payable for such coverage could increase significantly and such insurance coverage may be more difficult to obtain. In addition, crew costs, including due to employing onboard security guards, could increase in such circumstances. We may not be adequately insured to cover losses from these incidents, which could have a material adverse effect on us. In addition, any detention hijacking as a result of an act of piracy against our drilling units, or an increase in cost, or unavailability, of insurance for our drilling units, could have a material adverse impact on our business, financial condition and results of operations.

Hurricanes may impact our ability to operate our drilling units in the Gulf of Mexico or other U.S. coastal waters, which could reduce our revenues and profitability.

Hurricanes Ivan, Katrina, Rita, Gustav and Ike caused damage to a number of drilling units unaffiliated with us in the U.S. Gulf of Mexico. Drilling units that moved off their locations during the hurricanes damaged platforms, pipelines, wellheads and other drilling units. The Bureau of Ocean Energy Management, Regulation and Enforcement (BOEMRE), formerly the Minerals Management Service of the U.S. Department of the Interior, and effective October 1, 2011, reorganized into two new organizations, the Bureau of Ocean Energy Management (BOEM) and the Bureau of Safety and Environmental Enforcement (BSEE), issued guidelines for tie-downs on drilling units and permanent equipment and facilities attached to outer continental shelf production platforms, and moored drilling unit fitness that apply through the 2013 hurricane season. These guidelines effectively impose new requirements on the offshore oil and natural gas industry in an attempt to increase the likelihood of survival of offshore drilling units during a hurricane. The guidelines also provide for enhanced information and data requirements from oil and natural gas companies that operate properties in the Gulf of Mexico region of the Outer Continental Shelf. BOEM and BSEE may issue similar guidelines for future hurricane seasons and may take other steps that could increase the cost of operations or reduce the area of operations for our ultra-deepwater drilling units, thereby reducing their marketability. Implementation of new guidelines or regulations that may apply to ultra-deepwater drilling units may subject us to increased costs and limit the operational capabilities of our drilling units. Our drilling units do not currently operate in the Gulf of Mexico or other U.S. coastal waters but may do so in the future.

Any failure to comply with the complex laws and regulations governing international trade could adversely affect our operations.

The shipment of goods, services and technology across international borders subjects us to extensive trade laws and regulations. Import activities are governed by unique customs laws and regulations in each of the countries of operation. Moreover, many countries, including the United States, control the export and re-export of certain goods, services and technology and impose related export recordkeeping and reporting obligations. Governments also may impose economic sanctions against certain countries, persons and other entities that may restrict or prohibit transactions involving such countries, persons and entities.

The laws and regulations concerning import activity, export recordkeeping and reporting, export control and economic sanctions are complex and constantly changing. These laws and regulations may be enacted, amended, enforced or interpreted in a manner materially impacting our operations. Shipments can be delayed and denied export or entry for a variety of reasons, some of which are outside our control and some of which may result from failure to comply with existing legal and regulatory regimes. Shipping delays or denials could cause unscheduled operational downtime. Any failure to comply with applicable legal and regulatory trading obligations also could result in criminal and civil penalties and sanctions, such as fines, imprisonment, debarment from government contracts, seizure of shipments and loss of import and export privileges.

New technologies may cause our current drilling methods to become obsolete, resulting in an adverse effect on our business.

The offshore contract drilling industry is subject to the introduction of new drilling techniques and services using new technologies, some of which may be subject to patent protection. As competitors and others use or develop new technologies, we may be placed at a competitive disadvantage and competitive pressures may force us to implement new technologies at substantial cost. In addition, competitors may have greater financial, technical and personnel resources that allow them to benefit from technological advantages and implement new technologies before we can. We may not be able to implement technologies on a timely basis or at a cost that is acceptable to us.

Risks Relating to Our Company

We will need to procure significant additional financing, which may be difficult to obtain on acceptable terms or at all, in order to complete the construction of our seventh generation drillships and any of the other two additional newbuilding drillships for which we exercise our option.

We have newbuilding contracts with Samsung for the construction of four seventh generation ultra-deepwater drillships that are scheduled for delivery in July 2013, October 2013, November 2013 and January 2015, respectively. The estimated total project cost for these four seventh generation drillships, excluding financing costs, is approximately $2.7 billion, of which an aggregate of approximately $1.3 billion is currently outstanding as of June 30, 2012. We have entered into a three-year contract for drilling operations offshore Brazil for our first seventh generation drillship scheduled for delivery in July 2013, to commence upon delivery of the drillship, and have signed a letter of intent with a major oil company for a three-year contract, subject to definitive documentation, for drilling operations offshore Angola for our third seventh generation drillship scheduled for delivery in November 2013, to commence upon delivery of the drillship. We have not yet secured employment for our second and fourth seventh generation drillships scheduled for delivery in October 2013 and January 2015.

In order to complete the construction of our seventh generation drillships, we will need to procure additional financing. We have no additional borrowing capacity under our existing loan agreements. We expect to finance the delivery payments due in 2013 for our seventh generation drillships with cash on hand, operating cash flow, equity financing and additional bank debt. In July 2012, we formally commenced syndication of a $1.35 billion senior secured term loan facility to partially finance our seventh generation drillships. We cannot be certain that we will enter into such facility and we cannot be certain that additional financing will be available on acceptable terms or at all. If additional bank financing is not available when needed, or is available only on unfavorable terms, we may be unable to take delivery of one or more of the seventh generation drillships, in which case we would be prevented from realizing potential revenues from the applicable drillship and we could lose our deposit money, which amounted to $726.7 million in the aggregate, as of June 30, 2012. We may also incur additional costs and liability to the shipyards, which may pursue claims against us under our newbuilding construction contracts and retain and sell our seventh generation drillships to third parties.

In addition, pursuant to an agreement with Samsung, we have the option to construct up to two additional seventh generation, ultra-deepwater drillships, which would be “sister ships” to our seventh generation drillships. The options may be exercised by us at any time on or prior to March 31, 2013, with the optional vessels being delivered on the earliest available delivery dates based on the production schedule, as determined by Samsung in its reasonable discretion, and at a price to be mutally agreed at the time of the option declaration. If we exercise our two newbuilding options, we would expect to incur aggregate additional capital commitments of approximately $1.3 billion, assuming these drillships are built at the same price and with the same specifications as our seventh generation drillships under construction, for which we would be dependent upon obtaining additional financing that we have not yet arranged. Should such financing not be available, this could severely impact our ability to satisfy our liquidity requirements, meet our obligations, finance future obligations and expand the size of our fleet.

We may be unable to secure ongoing drilling contracts, including for our two uncontracted seventh generation drillships to be delivered in October 2013 and January 2015, due to strong competition, and the contracts that we enter into may not provide sufficient cash flow to meet our debt service obligations with respect to our indebtedness.

We have not yet secured employment for our second and fourth seventh generation drillships scheduled for delivery in October 2013 and January 2015. The existing drilling contracts for our drilling units currently employed are scheduled to expire from the fourth quarter of 2012 through the third quarter of 2016. Our ability to renew these contracts or obtain new contracts will depend on the prevailing market conditions. We have signed letters of intent with major oil companies for three-year drilling contracts for our third seventh generation drillship scheduled for delivery in November 2013 and the Ocean Rig Poseidon, and we have signed a letter of intent with a major oil company for a one-well drilling contract for the Eirik Raude with an estimated duration of up to six months, each subject to customary conditions and definitive documentation. We cannot guarantee that we will be able to satisfy such conditions or enter into such definitive documentation or, for our drilling units currently employed, that we will be able to enter into new drilling contracts upon the expiration or termination of the contracts we have in place or that there will not be a gap in employment between our current contracts and subsequent contracts. In particular, if the price of crude oil is low, or it is expected that the price of crude oil will decrease in the future, at a time when we are seeking to arrange employment contracts for our drilling units, we may not be able to obtain employment contracts at attractive rates or at all.

If the rates we receive for the reemployment of our drilling units upon the expiration or termination of our existing contracts are lower than the rates under our existing contract, we will recognize less revenue from the operations of our drilling units. In addition, delays under existing contracts could cause us to lose future contracts if a drilling unit is not available to start work at the agreed date. Our ability to meet our cash flow obligations will depend on our ability to consistently secure drilling contracts for our drilling units at sufficiently high dayrates. We cannot predict the future level of demand for our services or future conditions in the oil and gas industry. If the oil and gas companies do not continue to increase exploration, development and production expenditures, we may have difficulty securing drilling contracts, including for the seventh generation drillships under construction, or we may be forced to enter into contracts at unattractive dayrates. Either of these events could impair our ability to generate sufficient cash flow to make principal and interest payments under our indebtedness and meet our capital expenditure and other obligations.

Construction of drillships is subject to risks, including delays and cost overruns, which could have an adverse impact on our available cash resources and results of operations.

We have entered into contracts with Samsung for the construction of four ultra-deepwater newbuilding drillships, which we expect to take delivery of in July 2013, October 2013, November 2013 and January 2015, respectively. From time to time in the future, we may undertake additional new construction projects and conversion projects. Currently, we have options with Samsung for the construction of up to two seventh generation ultra-deepwater drillships that we may exercise at any time on or prior to March 31, 2013. In addition, we may make significant upgrade, refurbishment, conversion and repair expenditures for our fleet from time to time, particularly as our drilling units become older. Some of these expenditures are unplanned. These projects together with our existing construction projects and other efforts of this type are subject to risks of cost overruns or delays inherent in any large construction project as a result of numerous factors, including the following:

•	shipyard unavailability;

•	shortages of equipment, materials or skilled labor for completion of repairs or upgrades to our equipment;

•	unscheduled delays in the delivery of ordered materials and equipment or shipyard construction;

•	financial or operating difficulties experienced by equipment vendors or the shipyard;

•	unanticipated actual or purported change orders;

•	local customs strikes or related work slowdowns that could delay importation of equipment or materials;

•	engineering problems, including those relating to the commissioning of newly designed equipment;

•	design or engineering changes;

•	latent damages or deterioration to the hull, equipment and machinery in excess of engineering estimates and assumptions;

•	work stoppages;

•	client acceptance delays;

•	weather interference, storm damage or other events of force majeure;

•	disputes with shipyards and suppliers;

•	shipyard failures and difficulties;

•	failure or delay of third-party equipment vendors or service providers;

•	unanticipated cost increases; and

•	difficulty in obtaining necessary permits or approvals or in meeting permit or approval conditions.

These factors may contribute to cost variations and delays in the delivery of our ultra-deepwater newbuilding drillships. Delays in the delivery of these newbuilding drillships or the inability to complete construction in accordance with their design specifications may, in some circumstances, result in a delay in employment contract commencement, resulting in a loss of revenue to us, and may also cause customers to renegotiate, terminate or shorten the term of a drilling contract for the drillship pursuant to applicable late delivery clauses. In the event of termination of one of these contracts, we may not be able to secure a replacement contract on as favorable terms or at all. Additionally, capital expenditures for drillship upgrades, refurbishment and construction projects could materially exceed our planned capital expenditures. Moreover, our drillships that may undergo upgrade, refurbishment and repair may not earn a dayrate during the periods they are out of service. In addition, in the event of a shipyard failure or other difficulty, we may be unable to enforce certain provisions under our newbuilding contracts such as our refund guarantee, to recover amounts paid as installments under such contracts. The occurrence of any of these events may have a material adverse effect on our results of operations, financial condition or cash flows.

As our current operating fleet is comprised of two ultra-deepwater drilling rigs and four drillships, we rely heavily on a small number of customers and the loss of a significant customer could have a material adverse impact on our financial results.

As of December 31, 2011, we had four customers for our current operating fleet of two ultra-deepwater drilling rigs and four drillships and we are subject to the usual risks associated with having a limited number of customers for our services. Our two biggest customers represented 36% and 33% of our revenues during the fiscal year ended December 31, 2011, respectively, and our four customers represented, in the aggregate, 100% of our revenues during the year ended December 31, 2011. If our customers terminate, suspend or seek to renegotiate the contracts for drilling rigs, as they are entitled to do under various circumstances, or cease doing business, our results of operations and cash flows could be adversely affected. Although we expect that a limited number of customers will continue to generate a substantial portion of our revenues, we will have to expand our pool of customers as we take delivery of our four newbuilding drillships and further grow our business.

Currently, our revenues depend on two ultra-deepwater drilling rigs and four drillships, which are designed to operate in harsh environments. The damage or loss of any of our drilling units could have a material adverse effect on our results of operations and financial condition.

Our revenues are dependent on the drilling rig Leiv Eiriksson, which is currently operating offshore the Falkland Islands, the drilling rig Eirik Raude, which is scheduled to commence a contract for drilling operations offshore West Africa in the fourth quarter of 2012, following the completion of its 10-year class survey, and the drillships Ocean Rig Corcovado and Ocean Rig Mykonos, which are currently operating offshore Brazil, Ocean Rig Olympia, which is currently operating offshore West Africa and Ocean Rig Poseidon, which is currently operating offshore Tanzania. Our drilling units may be exposed to risks inherent in deepwater drilling and operating in harsh environments that may cause damage or loss. The drilling of oil and gas wells, particularly exploratory wells where little is known of the subsurface formations involves risks, such as extreme pressure and temperature, blowouts, reservoir damage, loss of production, loss of well control, lost or stuck drill strings, equipment defects, punch throughs, craterings, fires, explosions, pollution and natural disasters such as hurricanes and tropical storms. In addition, offshore drilling operations are subject to perils peculiar to marine operations, either while on-site or during mobilization, including capsizing, sinking, grounding, collision, marine life infestations, and loss or damage from severe weather. The replacement or repair of a rig or drillship could take a significant amount of time, and we may not have any right to compensation for lost revenues during that time. As long as we have only six drilling units in operation, loss of or serious damage to one of the drilling units could materially reduce our revenues for the time that drilling unit is out of operation. In view of the sophisticated design of the drilling units, we may be unable to obtain a replacement unit that could perform under the conditions that our drilling units are expected to operate, which could have a material adverse effect on our results of operations and financial condition.

Our future contracted revenue for our fleet of drilling units may not be ultimately realized.

As of June 30, 2012, the future contracted revenue for our fleet of drilling units, or our contract backlog, was approximately $2.6 billion under firm commitments. In addition, in August 2012, we entered into a three-year contract with Repsol for drilling operations offshore Brazil for our first seventh generation drillship scheduled for delivery in July 2013 and signed letters of intent with major oil companies for three-year contracts for drilling operations offshore Angola for our third seventh generation drillship scheduled for delivery in November 2013 and the Ocean Rig Poseidon, subject to customary conditions and definitive documentation. Furthermore, in September 2012, we signed a letter of intent with a major oil company for a one-well drilling contract for the Eirik Raude with an estimated duration of up to six months for drilling offshore Ireland, subject to customary conditions and definitive documentation.

We may not be able to perform under these contracts due to events beyond our control, and our customers may seek to cancel or renegotiate our contracts for various reasons, including adverse conditions, resulting in lower daily rates. Our inability, or the inability of our customers, to perform under the respective contractual obligations may have a material adverse effect on our financial position, results of operations and cash flows.

We are subject to certain risks with respect to our counterparties, including under our drilling contracts, and failure of these counterparties to meet their obligations could cause us to suffer losses or otherwise adversely affect our business.

We enter into drilling services contracts with our customers, newbuilding contracts with shipyards, interest rate swap agreements and forward exchange contracts, and have employed and may employ our drilling rigs and newbuild drillships on fixed-term and well contracts. Our drilling contracts, newbuilding contracts, and hedging agreements subject us to counterparty risks. The ability of each of our counterparties to perform its obligations under a contract with us will depend on a number of factors that are beyond our control and may include, among other things, general economic conditions, the condition of the offshore contract drilling industry, the overall financial condition of the counterparty, the dayrates received for specific types of drilling rigs and drillships and various expenses. In addition, in depressed market conditions, our customers may no longer need a drilling unit that is currently under contract or may be able to obtain a comparable drilling unit at a lower dayrate. As a result, customers may seek to renegotiate the terms of their existing drilling contracts or avoid their obligations under those contracts. Should a counterparty fail to honor its obligations under an agreement with us, we could sustain significant losses, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Most of our offshore drilling contracts may be terminated early due to certain events.

Most of our customers have the right to terminate our drilling contracts upon the payment of an early termination or cancellation fee. However, such payments may not fully compensate us for the loss of the contract. In addition, our contracts permit our customers to terminate the contracts early without the payment of any termination fees under certain circumstances, including as a result of major non-performance, longer periods of downtime or impaired performance caused by equipment or operational issues, or sustained periods of downtime due to piracy or force majeure events beyond our control.

In addition, during periods of challenging market conditions, our customers may no longer need a drilling unit that is currently under contract or may be able to obtain a comparable drilling unit at a lower dayrate. As a result, we may be subject to an increased risk of our clients seeking to renegotiate the terms of their existing contracts or repudiate their contracts, including through claims of non-performance. Our customers’ ability to perform their obligations under their drilling contracts with us may also be negatively impacted by the prevailing uncertainty surrounding the development of the world economy and the credit markets. If our customers cancel some of our contracts, and we are unable to secure new contracts on a timely basis and on substantially similar terms, or if contracts are suspended for an extended period of time or if a number of our contracts are renegotiated, it could adversely affect our consolidated statement of financial position, results of operations or cash flows.

If our drilling units fail to maintain their class certification or fail any annual survey or special survey, that drilling unit would be unable to operate, thereby reducing our revenues and profitability and violating certain covenants under our credit facilities.

Every drilling unit must be “classed” by a classification society. The classification society certifies that the drilling unit is “in-class,” signifying that such drilling unit has been built and maintained in accordance with the rules of the classification society and complies with applicable rules and regulations of the drilling unit’s country of registry and the international conventions of which that country is a member. In addition, where surveys are required by international conventions and corresponding laws and ordinances of a flag state, the classification society will undertake them on application or by official order, acting on behalf of the authorities concerned. Both our drilling rigs are certified as being “in class” by Det Norske Veritas. Each of our operating drillships is certified as being “in class” by American Bureau of Shipping. The Leiv Eiriksson was credited with completing its last Special Periodical Survey in April 2011 and the Eirik Raude completed the same in 2007. The Eirik Raude is due for its next Special Periodical Survey in the third quarter of 2012, while our four drillships are due for their first Special Periodical Survey in 2016. Our seventh generation drillships are due for their first Special Periodical Survey in 2018. If any drilling unit does not maintain its class and/or fails any annual survey or special survey, the drilling unit will be unable to carry on operations and will be unemployable and uninsurable, which could cause us to be in violation of certain covenants in our credit facilities. Any such inability to carry on operations or be employed, or any such violation of covenants, could have a material adverse impact on our financial condition and results of operations.

Our drilling units, including our seventh generation drillships following their delivery to us, may suffer damage and we may face unexpected yard costs, which could adversely affect our cash flow and financial condition.

If our drilling units, including our seventh generation drillships following their delivery to us, suffer damage, they may need to be repaired at a yard. The costs of yard repairs are unpredictable and can be substantial. The loss of earnings while our drilling units are being repaired and repositioned, as well as the actual cost of these repairs, would decrease our earnings. We may not have insurance that is sufficient to cover all or any of these costs or losses and may have to pay dry docking costs not covered by our insurance.

We may not be able to maintain or replace our drilling units as they age.

The capital associated with the repair and maintenance of our fleet increases with age. We may not be able to maintain our existing drilling units to compete effectively in the market, and our financial resources may not be sufficient to enable us to make expenditures necessary for these purposes or to acquire or build replacement drilling units.

We may have difficulty managing our planned growth properly.

We intend to continue to grow our fleet and we may exercise one or more of our purchase options to purchase up to an additional two newbuilding drillships. Our future growth will primarily depend on our ability to:

•	locate and acquire suitable drillships;

•	identify and consummate acquisitions or joint ventures;

•	enhance our customer base;

•	locate and retain suitable personnel for our fleet;

•	manage our expansion; and

•	obtain required financing on acceptable terms.

Growing any business by acquisition presents numerous risks, such as undisclosed liabilities and obligations, the possibility that indemnification agreements will be unenforceable or insufficient to cover potential losses and difficulties associated with imposing common standards, controls, procedures and policies, obtaining additional qualified personnel, managing relationships with customers and integrating newly acquired assets and operations into existing infrastructure. We may experience operational challenges as we begin operating our new drillships which may result in low earnings efficiency and/or reduced dayrates compared to maximum dayrates. We may be unable to successfully execute our growth plans or we may incur significant expenses and losses in connection with our future growth which would have an adverse impact on our financial condition and results of operations.

The market value of our current drilling units, and any drilling units we may acquire in the future, may decrease, which could cause us to incur losses if we decide to sell them following a decline in their values or accounting charges that may affect our ability to comply with our loan agreement covenants.

If the offshore contract drilling industry suffers adverse developments in the future, the fair market value of our drilling units may decline. The fair market value of the drilling units we currently own or may acquire in the future may increase or decrease depending on a number of factors, including:

•	prevailing level of drilling services contract dayrates;

•	general economic and market conditions affecting the offshore contract drilling industry, including competition from other offshore contract drilling companies;

•	types, sizes and ages of drilling units;

•	supply and demand for drilling units;

•	costs of newbuildings;

•	governmental or other regulations; and

•	technological advances.

In the future, if the market values of our drilling units deteriorate significantly, we may be required to record an impairment charge in our financial statements, which could adversely affect our results of operations. If we sell any drilling unit when drilling unit prices have fallen and before we have recorded an impairment adjustment to our financial statements, the sale may be at less than the drilling unit’s carrying amount on our financial statements, resulting in a loss. Additionally, any such deterioration in the market values of our drilling units could trigger a breach of certain financial covenants under our credit facilities and our lenders may accelerate loan repayments. Such a charge, loss or repayment could materially and adversely affect our business prospects, financial condition, liquidity, and results of operations.

Because we generate most of our revenues in U.S. Dollars, but incur a significant portion of our employee salary and administrative and other expenses in other currencies, exchange rate fluctuations could have an adverse impact on our results of operations.

Our principal currency for our operations and financing is the U.S. Dollar. A substantial portion of the operating dayrates for the drilling units, our principal source of revenues, are quoted and received in U.S. Dollars; however, a portion of our revenue under our contracts with Petrobras Brazil for the Ocean Rig Corcovado and the Ocean Rig Mykonos is receivable in Brazilian Real. The principal currency for operating expenses is also the U.S. Dollar; however, a significant portion of employee salaries and administration expenses, as well as parts of the consumables and repair and maintenance expenses for the drilling rigs, may be paid in Norwegian Kroner (NOK), Great British Pounds (GBP), Canadian dollars (CAD), Euros (EUR) or other currencies depending in part on the location of our drilling operations. For the year ended December 31, 2011, approximately 59% of our expenses were incurred in currencies other than the U.S. Dollars. This exposure to foreign currency could lead to fluctuations in net income and net revenue due to changes in the value of the U.S. Dollar relative to the other currencies. Revenues paid in foreign currencies against which the U.S. Dollar rises in value can decrease, resulting in lower U.S. Dollar denominated revenues. Expenses incurred in foreign currencies against which the U.S. Dollar falls in value can increase, resulting in higher U.S. Dollar denominated expenses. We have employed derivative instruments in order to economically hedge our currency exposure; however, we may not be successful in hedging our future currency exposure and our U.S. Dollar denominated results of operations could be materially and adversely affected upon exchange rate fluctuations determined by events outside of our control.

We are dependent upon key management personnel.

Our operations depend to a significant extent upon the abilities and efforts of our key management personnel. The loss of our key management personnel’s service to us could adversely affect our efforts to obtain employment for our drillships and discussions with our lenders and, therefore, could adversely affect our business prospects, financial condition and results of operations. We do not currently, nor do we intend to, maintain “key man” life insurance on any of our personnel.

Failure to attract or retain key personnel, labor disruptions or an increase in labor costs could adversely affect our operations.

We require highly skilled personnel to operate and provide technical services and support for our business in the offshore drilling sector worldwide. As of June 30, 2012, we employed 1,389 employees, the majority of whom are full-time crew employed on our drilling units. Under certain of our employment contracts, we are required to have a minimum number of local crew members on our drillships. We will need to recruit additional qualified personnel as we take delivery on our newbuilding drillships. Competition for the labor required for drilling operations has intensified as the number of rigs activated, added to worldwide fleets or under construction has increased, leading to shortages of qualified personnel in the industry and creating upward pressure on wages and higher turnover. If turnover increases, we could see a reduction in the experience level of our personnel, which could lead to higher downtime, more operating incidents and personal injury and other claims, which in turn could decrease revenues and increase costs. In response to these labor market conditions, we are increasing efforts in our recruitment, training, development and retention programs as required to meet our anticipated personnel needs. If these labor trends continue, we may experience further increases in costs or limits on our offshore drilling operations.

Currently, none of our employees are covered by collective bargaining agreements. In the future, some of our employees or contracted labor may be covered by collective bargaining agreements in certain jurisdictions such as Brazil, Nigeria, Norway and the United Kingdom. As part of the legal obligations in some of these agreements, we may be required to contribute certain amounts to retirement funds and pension plans and have restricted ability to dismiss employees. In addition, many of these represented individuals could be working under agreements that are subject to salary negotiation. These negotiations could result in higher personnel costs, other increased costs or increased operating restrictions that could adversely affect our financial performance. Labor disruptions could hinder our operations from being carried out normally and if not resolved in a timely cost-effective manner, could have a material impact our business. If we choose to cease operations in one of those countries or if the market conditions reduce the demand for our drilling services in such a country, we would incur costs, which may be material, associated with workforce reductions.

Our operating and maintenance costs with respect to our offshore drilling units will not necessarily fluctuate in proportion to changes in operating revenues, which may have a material adverse effect on our results of operations, financial condition and cash flows.

Operating revenues may fluctuate as a function of changes in supply of offshore drilling units and demand for contract drilling services, which, in turn, affect dayrates and the utilization and performance of our drilling units. However, costs for operating drilling units are generally fixed regardless of the dayrate being earned. Therefore, our operating and maintenance costs with respect to our offshore drilling units will not necessarily fluctuate in proportion to changes in operating revenues. In addition, should our drilling units incur idle time between contracts, we typically will not de-man those drilling units but rather use the crew to prepare the units for its next contract. During times of reduced activity, reductions in costs may not be immediate, as portions of the crew may be required to prepare rigs for stacking, after which time the crew members are assigned to active rigs or dismissed. In addition, as our drilling units are mobilized from one geographic location to another, labor and other operating and maintenance costs can vary significantly. In general, labor costs increase primarily due to higher salary levels and inflation. Equipment maintenance expenses fluctuate depending upon the type of activity the unit is performing and the age and condition of the equipment. Contract preparation expenses vary based on the scope and length of contract preparation required and the duration of the firm contractual period over which such expenditures are incurred. If we experience increased operating costs without a corresponding increase in earnings, this may have a material adverse effect on our results of operations, financial condition and cash flows.

In the event Samsung does not perform under its agreements with us and we are unable to enforce certain refund guarantees, we may lose all or part of our investment, which would have a material adverse effect on our results of operations, financial condition and cash flows.

As of June 30, 2012, we had paid an aggregate of $726.7 million to Samsung in connection with our newbuilding drillships currently scheduled for delivery in July 2013, October 2013, and November 2013. The remaining total construction payments for these three drillships, excluding financing costs, amount to approximately $1.3 billion in the aggregate as of June 30, 2012. During September 2012, we entered into a shipbuilding contract with Samsung for our fourth seventh generation drillship to be delivered in January 2015. The total project cost for the drillship, excluding financial costs, is approximately $683 million. The yard cost is approximately $623 million and construction-related expenses are approximately $60 million. Construction-related expenses include equipment purchases, commissioning, supervision and commissions to related parties, excluding financial costs. The yard has accepted to credit our precious $24.8 million payment for the option agreement against this balance. Furthermore, in September 2012, we made an advance payment of $7.5 million.

In addition, we have options under our contract with Samsung to construct up to two additional seventh generation, ultra-deepwater drillships, which would be sister-ships to our seventh generation drillships. The deadline for exercising these options is March 31, 2013, with the option vessels, if exercised, being delivered on the earliest available delivery dates based on the production schedule, as determined by Samsung in its reasonable discretion, and at a price to be mutually agreed at the time of the option declaration. We also paid $99.0 million to DryShips in order to novate this contract to us. In addition, we paid deposits totaling $20.0 million to Samsung in the first quarter of 2011 to maintain favorable costs and yard slot timing under the option contract.

In the event Samsung does not perform under its agreements with us and we are unable to enforce certain refund guarantees with third party bankers due to an outbreak of war, bankruptcy or otherwise, we may lose all or part of our investment, which would have a material adverse effect on our results of operations, financial condition and cash flows.

The derivative contracts we have entered into to hedge our exposure to fluctuations in interest rates could result in higher than market interest rates and charges against our income.

As of June 30, 2012, we had entered into interest rate swaps for the purpose of managing our exposure to fluctuations in interest rates applicable to indebtedness under our credit facilities, which was drawn at a floating rate based on LIBOR. Our hedging strategies, however, may not be effective and we may incur substantial losses if interest rates move materially differently from our expectations. Our existing interest rate swaps as of June 30, 2012 do not, and future derivative contracts may not, qualify for treatment as hedges for accounting purposes. We recognize fluctuations in the fair value of these contracts in our statement of operations. In addition, our financial condition could be materially adversely affected to the extent we do not hedge our exposure to interest rate fluctuations under our financing arrangements, under which loans have been advanced at a floating rate based on LIBOR and for which we have not entered into an interest rate swap or other hedging arrangement. Any hedging activities we engage in may not effectively manage our interest rate exposure or have the desired impact on our financial conditions or results of operations. At June 30, 2012, the fair value of our interest rate swaps was in a net liability position of $84.8 million.

An increase in interest rates would increase the cost of servicing our indebtedness and could reduce our profitability.

Our debt under certain of our senior secured credit facilities bears interest at variable rates. We may also incur indebtedness in the future with variable interest rates. As a result, an increase in market interest rates would increase the cost of servicing our indebtedness and could materially reduce our profitability and cash flows. The impact of such an increase would be more significant for us than it would be for some other companies because of our substantial indebtedness.

A change in tax laws, treaties or regulations, or their interpretation, of any country in which we operate could result in a higher tax rate on our worldwide earnings, which could result in a significant negative impact on our earnings and cash flows from operations.

We conduct our worldwide drilling operations through various subsidiaries. Tax laws and regulations are highly complex and subject to interpretation. Consequently, we are subject to changing tax laws, treaties and regulations in and between countries in which we operate. Our income tax expense is based upon our interpretation of tax laws in effect in various countries at the time that the expense was incurred. A change in these tax laws, treaties or regulations, or in the interpretation thereof, or in the valuation of our deferred tax assets, could result in a materially higher tax expense or a higher effective tax rate on our worldwide earnings, and such change could be significant to our financial results. If any tax authority successfully challenges our operational structure, inter-company pricing policies or the taxable presence of our operating subsidiaries in certain countries; or if the terms of certain income tax treaties are interpreted in a manner that is adverse to our structure; or if we lose a material tax dispute in any country, particularly in the United States, Canada, the U.K., Brazil, Turkey, Angola, Cyprus, Korea, Ghana or Norway, our effective tax rate on our worldwide earnings could increase substantially and our earnings and cash flows from our operations could be materially adversely affected.

Our subsidiaries are subject to taxation in the jurisdictions in which their offshore drilling activities are conducted. Such taxation results in decreased earnings available to our shareholders.

We may be subject to litigation that, if not resolved in our favor and not sufficiently insured against, could have a material adverse effect on us.

We may be, from time to time, involved in various litigation matters. These matters may include, among other things, contract disputes, personal injury claims, environmental claims or proceedings, asbestos and other toxic tort claims, employment matters, governmental claims for taxes or duties, and other litigation that arises in the ordinary course of our business. We cannot predict with certainty the outcome or effect of any claim or other litigation matter, and the ultimate outcome of any litigation or the potential costs to resolve them may have a material adverse effect on us. Insurance may not be applicable or sufficient in all cases, insurers may not remain solvent and policies may not be located.

Investor confidence may be adversely impacted if we are unable to comply with Section 404 of the Sarbanes-Oxley Act of 2002.

We have implemented procedures in order to meet the evaluation requirements of Rules 13a-15(c) and 15d-15(c) under the Securities Exchange Act of 1934, or the Exchange Act, for the assessment under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404. Section 404 requires us to include in our annual reports on Form 20-F (i) our management’s report on, and assessment of, the effectiveness of our internal controls over financial reporting and (ii) our independent registered public accounting firm’s attestation to and report on the effectiveness of our internal controls over financial reporting in our annual report. If we fail to maintain the adequacy of our internal controls over financial reporting, we will not be in compliance with all of the requirements imposed by Section 404. Any failure to comply with Section 404 could result in an adverse reaction in the financial marketplace due to a loss of investor confidence in the reliability of our financial statements, which ultimately could harm our business.

Risks Relating to Our Common Shares

We are incorporated in the Republic of the Marshall Islands, which does not have a well-developed body of corporate law, and as a result, shareholders may have fewer rights and protections under Marshall Islands law than under a typical jurisdiction in the United States.

Our corporate affairs are governed by our second amended and restated articles of incorporation and second amended and restated bylaws and by the Marshall Islands Business Corporations Act, or the BCA. The

provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Republic of the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the law of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain United States jurisdictions. Shareholders’ rights may differ as well. While the BCA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, shareholders may have more difficulty in protecting their interests in the face of actions by management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction.

It may not be possible for investors to enforce U.S. judgments against us.

We and all of our subsidiaries are incorporated in jurisdictions outside the United States and a substantial portion of our assets and those of our subsidiaries are located outside the United States. In addition, all of our directors and officers reside outside the United States and a substantial portion of the assets of our directors and officers are located outside the United States. As a result, it may be difficult or impossible for U.S. investors to serve process within the United States upon us, our subsidiaries or our directors and officers or to enforce a judgment against us for civil liabilities in U.S. courts. In addition, you should not assume that courts in the countries in which we or our subsidiaries are incorporated or where our assets or the assets of our subsidiaries and directors and officers are located (i) would enforce judgments of U.S. courts obtained in actions against us or our subsidiaries and directors and officers based upon the civil liability provisions of applicable U.S. federal and state securities laws or (ii) would enforce, in original actions, liabilities against us or our subsidiaries and directors and officers based on those laws.

We depend on officers and directors who are associated with affiliated companies which may create conflicts of interest.

Our officers and directors have fiduciary duties to manage our business in a manner beneficial to us and our shareholders. However, our Chairman, President and Chief Executive Officer, Mr. George Economou, is also the Chairman, President and Chief Executive Officer of DryShips, our parent company, and has significant shareholdings in DryShips. In addition, our Executive Vice President, Mr. Anthony Kandylidis, is the son of a director of DryShips and the nephew of our Chairman, President and Chief Executive Officer. Mr. Economou has fiduciary duties to manage the business of DryShips in a manner beneficial to DryShips and its shareholders and may have conflicts of interest in matters involving or affecting us and our customers or shareholders. In addition Messrs. Economou and Kandylidis may have conflicts of interest when faced with decisions that could have different implications for DryShips than they do for us. The resolution of these conflicts may not always be in our best interest or that of our shareholders and could have a material adverse effect on our business, results of operations, cash flows and financial condition.

In addition, Cardiff Marine Inc., or Cardiff, has been engaged by DryShips to provide services relating to our drilling units, under the Global Services Agreement. 70% of the issued and outstanding capital stock of Cardiff is owned by a foundation which is controlled by Mr. Economou. The remaining 30% of the issued and outstanding capital stock of Cardiff is owned by a company controlled by the sister of Mr. Economou and the mother of Mr. Kandylidis, who is also a director of DryShips. Vivid Finance Ltd., a company controlled by Mr. Economou, has been engaged by DryShips to act as a consultant on financing matters for DryShips and its subsidiaries, including us. If any of these conflicts of interest are not resolved in our favor, this could have a material adverse effect on our business.

We have recently incurred increased costs as a result of being a public company.

On October 6, 2011, our common shares began “regular way” trading on the NASDAQ Global Select Market. As a public company, we incur significant legal, accounting, investor relations and other expenses that we did not previously incur. In addition, we are subject to the provisions of Sarbanes-Oxley and SEC rules and stock exchange requirements. These rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. We estimate that we have had increased costs of approximately $0.7 million per year as a public company.

We may issue additional common shares or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of our common shares.

We may issue additional common shares or other equity securities of equal or senior rank in the future in connection with, among other things, future vessel acquisitions, repayment of outstanding indebtedness, or our equity incentive plan, without shareholder approval, in a number of circumstances.

Our issuance of additional common shares or other equity securities of equal or senior rank would have the following effects:

•	our existing shareholders’ proportionate ownership interest in us may decrease;

•	the amount of cash available for dividends payable on our common shares may decrease;

•	the relative voting strength of each previously outstanding common share may be diminished; and

•	the market price of our common shares may decline.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Matters discussed in this prospectus and the documents incorporated by reference in this prospectus may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements, which include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This document and any other written or oral statements made by us or on our behalf may include forward-looking statements which reflect our current views with respect to future events and financial performance. The words “believe,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect,” “pending” and similar expressions identify forward-looking statements.

The forward-looking statements in this document are based upon various assumptions, including management’s examination of historical operating trends, data contained in our records and data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

The factors discussed under the caption “Risk Factors” and matters discussed elsewhere in this prospectus and in the documents incorporated by reference in this prospectus could cause actual results to differ materially from those discussed in the forward-looking statements.

SHARE HISTORY AND MARKETS

Since October 6, 2011, the primary trading market for our common shares has been the NASDAQ Global Select Market, on which our shares are listed under the symbol “ORIG”. On September 19, 2011 our common shares began “when issued” trading and on October 6, 2011 commenced “regular way” trading on the NASDAQ Global Select Market. The secondary trading market for our common shares is the Norwegian OTC Market, on which our common shares have been trading since the pricing of the private offering on December 15, 2010.

The table below sets forth the high and low closing prices of our common shares for each of the periods indicated, as reported by the NASDAQ Global Select Market and the Norwegian OTC Market. The quoted prices from the Norwegian OTC Market reflect intermittent transactions that were privately negotiated. Accordingly, the quoted prices are not necessarily indicative of the share prices that would have been obtained had there been a more active market for our common shares. The trading prices for our common shares on the Norwegian OTC Market are quoted in Norwegian kroner.

	Low (NASDAQ)		High (NASDAQ)		Low(1) (OTC)		High(1) (OTC)
For the Year Ended
December 31, 2010	—		—		99.00	(2)	103.00	(3)
December 31, 2011	$11.96	(3)	$16.00	(3)	72.00		125.00
For the Quarter Ended
December 31, 2010	—		—		99.0		103.00
March 31, 2011	—		—		104.00		125.00
June 30, 2011	—		—		99.00		118.00
September 30, 2011	—		—		79.50		97.00
December 31, 2011	$11.96	(3)	$16.00	(3)	72.00		90.00
March 31, 2012	$11.75		$17.86		73.00		97.00
June 30, 2012	$13.04		$18.17		78.00		102.00
September 30, 2012	$13.59		18.16		88.00		101.00
For the Month Ended
April 2012	$15.95		$18.17		99.00		102.00
May 2012	$14.95		$17.30		N/A		N/A
June 2012	$13.04		$14.68		78.00		100.00
July 2012	$13.59		$15.68		N/A		N/A
August 2012	$15.60		$16.73		88.00		94.00
September 2012	$16.31		$18.16		92.50		101.00
October 2012(4)	$15.18		$16.50		94.00		94.00

(1)	As reported in Norwegian Kroner. As of October 10, 2012, the U.S. Dollar/Norwegian Kroner exchange rate was $1.00/NOK 5.7077.
(2)	For the period from December 15, 2010, the date on which our common shares began trading on Norwegian OTC Market, until the end of the period.
(3)	For the period from October 6, 2011, the date on which our common shares began “when issued” trading on the NASDAQ Global Select Market, until the end of the period.
(4)	As of October 10, 2012.

USE OF PROCEEDS

We intend to use net proceeds from the sale of securities as set forth in the applicable prospectus supplement. We will not receive any proceeds from sales of our securities by selling shareholders.

CAPITALIZATION

Each prospectus supplement will include information on the Company’s consolidated capitalization.

ENFORCEMENT OF CIVIL LIABILITIES

We are a Marshall Islands company and our principal administrative offices are located outside the United States in Nicosia, Cyprus. All of our directors, officers and the experts named in this prospectus reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside of the United States. As a result, it may be difficult or impossible for U.S. investors to serve process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws.

Furthermore, there is substantial doubt that courts in the countries in which we or our subsidiaries are incorporated or where our assets or the assets of our subsidiaries, directors or officers and such experts are located (i) would enforce judgments of U.S. courts obtained in actions against us or our subsidiaries, directors or officers and such experts based upon the civil liability provisions of applicable U.S. federal and state securities laws or (ii) would enforce, in original actions, liabilities against us or our subsidiaries, directors or officers and such experts based on those laws.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our unaudited ratio of earnings to fixed charges for each of the preceding five fiscal years and the six months ended June 30, 2012.(1)

	Ocean Rig ASA (predecessor)			Ocean Rig UDW Inc. (successor)
	As of December 31,	As of May 14,		As of December 31,			As of June 30,
	2007	2008	2008	2009	2010	2011	2012
Earnings
Pre-tax income/(loss) from continuing operations	$(40,704)	$(21,759)	$(760,148)	$128,551	$155,197	$122,726	$(27,515)
Add: Fixed Charges	59,539	40,908	55,165	57,154	35,827	120,329	80,747
Less: Interest Capitalized	—	—	—	(24,457)	(35,780)	(57,761)	(19,614)
Add: Current period amortization of interest capitalized in prior periods	—	—	—	—	—	1,723	1,577

Total Earnings/(Deficit)	$18,835	$19,149	$(704,983)	$161,248	$155,244	$187,017	$35,195

Fixed Charges
Interest expensed and capitalized	$57,469	$18,360	$51,946	$52,450	$30,749	$97,321	$69,522
Amortization and write-off of capitalized expenses relating to indebtedness	2,070	22,548	3,219	4,704	5,078	23,008	11,225

Total Fixed Charges	$59,539	$40,908	$55,165	$57,154	$35,827	$120,329	$80,747

Ratio of Earnings to Fixed Charges	0.3	0.5	N/A	2.8	4.3	1.6	0.4
Dollar amount of the coverage deficiency	N/A	N/A	704,983	N/A	N/A	N/A	N/A

(1)	We have not issued any preferred shares as of the date of this prospectus.

PLAN OF DISTRIBUTION

We or any selling shareholder may sell or distribute our securities included in this prospectus through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, we or the selling shareholders may sell our securities included in this prospectus through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•

trading plans entered into by the selling shareholder pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans.

In addition, we or the selling shareholders may enter into option or other types of transactions that require us or them to deliver our securities to a broker-dealer, who will then resell or transfer the securities under this prospectus. We or any selling shareholder may enter into hedging transactions with respect to our securities. For example, we or any selling shareholder may:

•	enter into transactions involving short sales of our common shares by broker-dealers;

•	sell common shares short and deliver the shares to close out short positions;

•

enter into option or other types of transactions that require us or the selling shareholder to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

•	loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We or any selling shareholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or any selling shareholder or borrowed from us, any selling shareholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us or any selling shareholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we or any selling shareholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The selling shareholders and any broker-dealers or other persons acting on our behalf or on the behalf of the selling shareholders that participate with us or the selling shareholders in the distribution of the securities may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act. As a result, we have informed the selling shareholders that Regulation M, promulgated under the Exchange Act, may apply to sales by the selling shareholders in the market. The selling shareholders may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of our common shares against certain liabilities, including liabilities arising under the Securities Act.

As of October 16, 2012, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or re-allowed or paid to dealers. Furthermore, we, our executive officers, our directors and the selling shareholders may agree, subject to certain exemptions, that for a certain period from the date of the prospectus supplement under which the securities are offered, we and they will not, without the prior written consent of an underwriter, offer, sell, contract to sell, pledge or otherwise dispose of any of our common shares or any securities convertible into or exchangeable for our common shares. However, an underwriter, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice. We expect an underwriter to exclude from these lock-up agreements securities exercised and/or sold pursuant to trading plans entered into by any selling shareholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of the selling shareholders’ securities on the basis of parameters described in such trading plans.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the Nasdaq Global Select Market, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.

We will bear costs relating to the securities offered and sold by us under this Registration Statement.

As a result of requirements of the Financial Industry Regulatory Authority, or FINRA, formerly the National Association of Securities Dealers, Inc., the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us or any selling shareholder for the sale of any securities being registered pursuant to Rule 415 promulgated by the Commission under the Securities Act.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of the second amended and restated articles of incorporation and second amended and restated bylaws.

Purpose

Our purpose, as stated in our second amended and restated articles of incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Business Corporations Act of the Marshall Islands, or the BCA. Our second amended and restated articles of incorporation and second amended and restated bylaws do not impose any limitations on the ownership rights of our shareholders.

Authorized Capitalization

Under our second amended and restated articles of incorporation, our authorized capital stock consists of 1,000,000,000 common shares, par value $0.01 per share, and 500,000,000 preferred shares, par value $0.01 per share.

As of the date of this prospectus, 131,696,928 common shares were issued and outstanding. All of our common shares are in registered form.

Share History

On December 24, 2007, we issued 500 shares of our capital stock, par value $20.00 per share, to DryShips, constituting all of the shares of our authorized capital stock.

On May 15, 2009, we closed a transaction to acquire the equity interests of the newbuilding vessel-owning companies of the Ocean Rig Corcovado and Ocean Rig Olympia, which were owned by clients of Cardiff, including certain entities affiliated with Mr. Economou. As consideration for the acquisition of the newbuilding vessel-owning companies of the Ocean Rig Corcovado and Ocean Rig Olympia, we issued to the sellers, including entities related to Mr. Economou, a number of shares equal to 25% of our issued and outstanding capital stock as of May 15, 2009.

On July 15, 2009, DryShips acquired the remaining 25% of our issued and outstanding capital stock from the minority interests held by certain unrelated entities and certain parties related to Mr. George Economou. Following such acquisition, we became a wholly-owned subsidiary of DryShips.

On December 7, 2010, following the approval by our board of directors and sole shareholder, we amended and restated our articles of incorporation, among other things, to increase our authorized share capital to 250,000,000 common shares and to change the par value to $0.01 per share.

On December 21, 2010, we completed the sale of an aggregate of 28,571,428 common shares in a offering made to non-United States persons in Norway in reliance on Regulation S under the Securities Act and to qualified institutional buyers in the United States in reliance on Rule 144A under the Securities Act, which included the sale of 1,871,428 common shares pursuant to the managers’ exercise of their option to purchase additional shares. Concurrently with such offering, we paid a stock dividend to DryShips of 103,125,500 common shares. Following this transaction, DryShips owned approximately 78% of our outstanding common shares. As of the date of this prospectus, DryShips owned approximately 65.1% of our outstanding common shares.

On May 3, 2011, following the approval by our board of directors and shareholders, we amended and restated our amended and restated articles of incorporation, among other things, to increase our authorized share capital to 1,000,000,000 common shares and 500,000,000 of preferred shares, each with a par value of $0.01 per share.

On March 20, 2012, we entered into a registration rights agreement with DryShips, pursuant to which DryShips has the right, subject to certain restrictions, to require us to register under the Securities Act a total of 97,301,755 common shares of the Company that it owned as of the date of the agreement.

On March 21, 2012, our board of directors adopted the Ocean Rig UDW Inc. 2012 Equity Incentive Plan, or the plan. On February 14, 2012, the compensation committee of our board of directors approved the award of an aggregate of 112,950 restricted common shares under the plan to members of our management and employees of the Company, which such restricted common shares will be issued in the fourth quarter of 2012. On May 15, 2012 the compensation committee of our board of directors approved the grant of 4,500 shares of non-vested common stock to an officer as an additional bonus for his services rendered during 2011. The shares vest over a period of three years, one third on each of December 31, 2012, 2013 and 2014. At the same time, the compensation committee also approved the grant of 28,200 shares of non-vested common stock to new recruited employees as a sign-up stock bonus. The stock-based compensation is being recognized to expenses over the vesting period and based on the fair value of our shares on the grant date of $15.92 per share.

Description of Common Shares

Under our second amended and restated articles of incorporation and second amended and restated bylaws, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of our common shares will be entitled to receive ratably all dividends, if any, declared by the board of directors out of funds legally available for dividends. Holders of our common shares will not have conversion, redemption or pre-emptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of our common shares will be subject to the rights of the holders of any of our preferred shares, which we may issue in the future.

Description of Preferred Shares

Under our second amended and restated articles of incorporation, we are authorized to issue up to 500,000,000 of our preferred shares, par value $0.01 per share. Our second amended and restated articles of incorporation authorize our board of directors to establish one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series; and

•	the voting rights, if any, of the holders of the series.

We have designated 8,000,000 shares of our preferred shares as Series A Participating Preferred Shares in connection with the adoption of our Amended and Restated Stockholder Rights Agreement described under “—Amended and Restated Stockholder Rights Agreement.”

Directors

Our directors are elected by a plurality of the votes cast by shareholders entitled to vote in an election. There is no provision for cumulative voting. Our second amended and restated articles of incorporation provide that our board of directors must consist of at least one member, with the exact number to be fixed by a vote of at least two-thirds of the entire board of directors. Directors will be elected annually on a staggered basis, whereby each director will be divided into one of three classes, Class A, Class B and Class C, which shall be as nearly equal in number as possible. Each director shall serve for a three-year term and until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal or the earlier termination of his term of office. Our board of directors have the authority to fix the amounts which shall be payable to the members of our board of directors for attendance at any meeting or for services rendered to us.

Shareholder Meetings

Under our second amended and restated bylaws, annual shareholder meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting. One or more shareholders representing at least one-third of the total voting rights of the total issued and outstanding shares present in person or by proxy at a shareholder meeting shall constitute a quorum for the purposes of the meeting.

Dissenters’ Rights of Appraisal and Payment

Under the BCA, our shareholders have the right to dissent from various corporate actions, including any merger or consolidation or sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. However, the right of a dissenting shareholder to receive payment of the appraised fair value of his shares is not available under the BCA for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. In the event of any further amendment of our amended and restated articles of incorporation, a shareholder also has the right to dissent and receive payment for the shareholder’s shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in any appropriate court in any jurisdiction in which our shares are primarily traded on a local or national securities exchange.

Shareholders’ Derivative Actions

Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Limitations on Liability and Indemnification of Officers and Directors

The BCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors’ and officers’ fiduciary duties. Our second amended and restated articles of incorporation provide that no director or officer shall be personally liable to us or any of our shareholders for breach of fiduciary duty as a director except to the extent such exemption from liability or limitation thereof is not permitted under the BCA as the same may exist or be amended.

Our second amended and restated bylaws includes a provision that entitles any of our directors or officers to be indemnified by us upon the same terms, under the same conditions and to the same extent as authorized by the BCA if he acted in good faith and in a manner reasonably believed to be in and not opposed to our best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Our second amended and restated bylaws also authorize us to carry directors’ and officers’ insurance as a protection against any liability asserted against our directors and officers acting in their capacity as directors and officers regardless of whether we would have the power to indemnify such director or officer against such liability by law or under the provisions of our second amended and restated bylaws. We believe that these indemnification provisions and insurance will be useful to attract and retain qualified directors and executive officers.

The indemnification provisions included in our second amended and restated bylaws may discourage shareholders from bringing a lawsuit against our directors for breach of fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Anti-takeover Effect of Certain Provisions of our Articles of Incorporation and Bylaws

Several provisions of the second amended and restated articles of incorporation and second amended and restated bylaws may have anti-takeover effects. These provisions will be intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of us by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Blank Check Preferred Shares

Under the terms of our second amended and restated articles of incorporation, our board of directors will have the authority, without any further vote or action by our shareholders, to issue up to 500,000,000 of our blank check preferred shares. Our board of directors will be entitled to issue our preferred shares on terms calculated to discourage, delay or prevent a change of control of us or the removal of our management.

Classified Board of Directors

Our second amended and restated articles of incorporation provide that our board of directors serve staggered, three-year terms. Approximately one-third of our board of directors will be elected each year. The classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of our board of directors from removing a majority of our board of directors for two years.

Election and removal of directors

Our second amended and restated articles of incorporation prohibit cumulative voting in the election of directors and our second amended and restated bylaws require our shareholders to give advance written notice of nominations for the election and removal of directors. Our second amended and restated articles of incorporation will also provide that our directors may be removed only for cause upon the affirmative vote of not less than two-thirds of the outstanding shares of the capital stock entitled to vote generally in the election of directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Limited Actions by Shareholders

Under the BCA, our amended and restated articles of incorporation and our second amended and restated bylaws, any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders. Our second amended and restated bylaws provide that, unless otherwise prescribed by law, only a majority of our board of directors, the Chairman of our board of directors or our executive officers who are also directors may call special meetings of our shareholders, and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a shareholder may be prevented from calling a special meeting for shareholder consideration of a proposal over the opposition of our board of directors and shareholder consideration of a proposal may be delayed until the next annual meeting.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

Our second amended and restated bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 150 days nor more than 180 days prior to the one year anniversary of the preceding year’s annual meeting of shareholders. Our second amended and restated bylaws will also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede shareholders’ ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Amended and Restated Stockholder Rights Agreement

We have entered into an Amended and Restated Stockholder Rights Agreement with American Stock Transfer & Trust Company LLC, as Rights Agent. Under this Agreement, we declared a dividend payable to stockholders of record on May 23, 2011 of one preferred share purchase right, or right, to purchase one one-thousandth of a share of Series A Participating Preferred Stock for each outstanding share of our common shares, par value $0.01 per share. The right will separate from the common share and become exercisable after (1) a person or group, other than DryShips, acquires ownership of 15% or more of our common shares or (2) the 10th business day (or such later date as determined by our board of directors) after a person or group, other than DryShips announces a tender or exchange offer which would result in that person or group holding 15% or more of the company’s common shares. On the distribution date, each holder of a right will be entitled to purchase for $100.00 (the “Exercise Price”) a fraction (1/1000th) of one share of Series A Participating Preferred Stock which has similar economic terms as one common share.

If an acquiring person, or an Acquiring Person, acquires more than 15% of our common shares then each holder of a right (except that Acquiring Person) is entitled to buy at the exercise price, a number of our common shares which has a market value of twice the exercise price. Any time after the date an Acquiring Person obtains more than 15% of our common shares and before that Acquiring Person acquires more than 50% of our outstanding common shares, we are able to exchange each right owned by all other rights holders, in whole or in part, for one of our common shares. The rights expire on the earliest of (1) May 20, 2021 or (2) the exchange or redemption of the rights as described above. We are able to redeem the rights at any time prior to a public announcement that a person has acquired ownership of 15% or more of our common shares. We are able to amend the terms of the rights and the Amended and Restated Stockholder Rights Agreement without the consent of the rights holders at any time on or prior to the Distribution Date. After the Distribution Date, the terms of the rights and the Amended and Restated Stockholder Rights Agreement may be amended to make changes, which do not adversely affect the rights of the rights holders (other than the Acquiring Person). The rights do not have any voting rights. The rights have the benefit of certain customary anti-dilution protections.

Transfer Agent

The U.S. transfer agent for our common shares is American Stock Transfer & Trust Company LLC. The registrar and transfer agent for our common shares held through the Norwegian VPS is Nordea Bank Norge ASA.

DESCRIPTION OF PREFERRED SHARES

Under our amended and restated bye-laws, our Board is authorized to attach to our undesignated shares such preferred, qualified or other special rights, privileges, conditions and restrictions as the Board may determine, with respect to, among other things, dividends, conversion, voting, redemption, liquidation and the number of shares constituting any series. The Board may allot our undesignated shares in more than one series and attach particular rights and restrictions to any such shares by resolution; provided, however, that the Board may not attach any rights or restrictions to our undesignated shares that would alter or abrogate any of the special rights attached to any other class or series of shares without such sanction as is required for any such alternation or abrogation unless expressly authorized to do so by the rights attaching to or by the terms of the issue of such shares. The issuance of preferred shares may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the shareholders. The issuance of preferred shares with voting and conversion rights may adversely affect the voting power of the holders of common shares.

The material terms of any series of preferred shares that we offer through a prospectus supplement will be described in that prospectus supplement.

Description of Preferred Share Purchase Rights

Each common share includes one Right, which we refer to as a Right, that entitles the holder to purchase from us a unit consisting of one-thousandth of a share of the Company’s Series A Participating Preferred Stock, or the Preferred Stock, at an exercise price of $100.00 per unit, or the Exercise Price, subject to specified adjustments. The Rights were issued pursuant to a preferred share purchase rights agreement dated June 3, 2011, or the Rights Agreement, and American Stock Transfer & Trust Company, LLC is the rights agent under the assigned Rights agreement, or the Rights Agent. Until a Right is exercised, the holder of a Right will have no rights to vote or receive dividends or any other shareholder rights.

The Rights may have anti-takeover effects. The Rights will cause substantial dilution to any person or group that attempts to acquire us without the approval of our Board. As a result, the overall effect of the Rights may be to render more difficult or discourage any attempt to acquire us. Because our Board can approve a redemption of the Rights for a permitted offer, the Rights should not interfere with a merger or other business combination approved by our Board. We have summarized the material terms and conditions of the Rights Agreement and the Rights below. For a complete description of the Rights, we encourage you to read the Rights Agreement, which we have filed as an exhibit to the registration statement of which this prospectus is a part.

Detachment of the Rights

The Rights are attached to all certificates representing our currently outstanding common stock and will attach to all common stock certificates we issue prior to the Rights distribution date that we describe below. The Rights are not exercisable until after the Rights distribution date and will expire at the close of business on the tenth anniversary date of the adoption of the rights plan, unless we redeem or exchange them earlier as we describe below. The Rights will separate from the common stock and a Rights distribution date would occur, subject to specified exceptions, on the earlier of the following two dates:

•	the 10th day after public announcement that a person or group has acquired ownership of 15% or more of the Company’s common stock or

•

the 10th business day (or such later date as determined by the Board) after a person or group announces a tender or exchange offer which would result in that person or group holding 15% or more of the Company’s common stock.

Any person or group who acquires ownership of 15% or more of the Company’s common stock shall be deemed an “Acquiring Person,” but shall not include the Company, or anyone excepted from such definition in the Rights Agreement.

Persons who are the beneficial owner of 15% or more of the Company’s common stock on the effective date of the Rights Agreement are excluded from the definition of Acquiring Person, until such time as they acquire an additional 5% of our outstanding common stock for purposes of the Rights, and therefore until such time, their ownership cannot trigger the Rights. Specified “inadvertent” owners that would otherwise become an acquiring person, including those who would have this designation as a result of repurchases of common shares by us, will not become acquiring persons as a result of those transactions, as described in detail in the Rights Agreement.

Our Board may defer the Rights distribution date in some circumstances, and some inadvertent acquisitions will not result in a person becoming an acquiring person if the person promptly divests itself of a sufficient number of common shares.

Until the Rights distribution date:

•	our common stock certificates will evidence the Rights, and the Rights will be transferable only with those certificates; and

•	any new common share will be issued with Rights and new certificates will contain a notation incorporating the Rights agreement by reference.

As soon as practicable after the Rights distribution date, the Rights agent will mail certificates representing the Rights to holders of record of common shares at the close of business on that date. After the Rights distribution date, only separate Rights certificates will represent the Rights.

We will not issue Rights with any common shares we issue after the Rights distribution date, except as our Board may otherwise determine.

Flip-In Event

A “flip-in event” will occur under the Rights Agreement when a person becomes an Acquiring Person other than pursuant to certain kinds of permitted offers. An offer is permitted under the Rights Agreement if a person will become an Acquiring Person pursuant to a merger or other acquisition agreement that has been approved by our Board prior to that person becoming an Acquiring Person.

If a flip-in event occurs and we have not previously redeemed the Rights as described under the heading “Redemption of Rights” below or, if the Acquiring Person acquires less than 50% of our outstanding common stock and we do not exchange the Rights as described under the heading “Exchange of Rights” below, each Right, other than any Right that has become void, as we describe below, will become exercisable at the time it is no longer redeemable for the number of common shares, or, in some cases, cash, property or other of our securities, having a current market price equal to two times the exercise price of such Right.

When a flip-in event occurs, all Rights that then are, or in some circumstances that were, beneficially owned by or transferred to an Acquiring Person or specified related parties will become void in the circumstances the Rights Agreement specifies.

Flip-Over Event

A “flip-over event” will occur under the Rights Agreement when, at any time after a person has become an Acquiring Person:

•	we are acquired in a merger or other business combination transaction, other than specified mergers that follow a permitted offer of the type we describe above; or

•	50% or more of our assets or earning power is sold or transferred.

If a flip-over event occurs, each holder of a Right, other than any Right that has become void as we describe under the heading “Flip-In Event” above, will have the Right to receive the number of common shares of the acquiring company which has a current market price equal to two times the exercise price of such Right.

Antidilution

The number of outstanding Rights associated with our common stock is subject to adjustment for any stock split, stock dividend or subdivision, combination or reclassification of our common stock occurring prior to the Rights distribution date. With some exceptions, the Rights Agreement will not require us to adjust the Exercise Price of the Rights until cumulative adjustments amount to at least 1% of the Exercise Price. The Rights Agreement does not require us to issue fractional shares of our preferred shares that are not integral multiples of one-thousandth of a share, instead we may make a cash adjustment based on the market price of the common stock on the last trading date prior to the date of exercise.

Redemption of Rights

At any time until the date on which the occurrence of a flip-in event is first publicly announced, we may order redemption of the Rights in whole, but not in part, at a redemption price of $0.001 per Right. The redemption price is subject to adjustment for any stock split, stock dividend or similar transaction occurring before the date of redemption. At our option, we may pay that redemption price in cash or common shares. The Rights are not exercisable after a flip-in event if they are timely redeemed by us or until ten days following the first public announcement of a flip-in event. If our Board timely orders the redemption of the Rights, the Rights will terminate on the effectiveness of that action.

Exchange of Rights

We may, at our option, exchange the Rights (other than Rights owned by an Acquiring Person or an affiliate or an associate of an Acquiring Person, which have become void), in whole or in part. The exchange will be at an exchange ratio of one common share per Right, subject to specified adjustments at any time after the occurrence of a flip-in event and prior to any person other than us or our existing shareholders becoming the beneficial owner of 50% or more of our outstanding common shares for the purposes of the Rights Agreement.

Amendment of Terms of Rights

During the time the Rights are redeemable, we may amend any of the provisions of the Rights Agreement, other than by decreasing the redemption price. Once the Rights cease to be redeemable, we generally may amend the provisions of the Rights agreement, other than to decrease the redemption price, only as follows:

•	to cure any ambiguity, defect or inconsistency;

•	to make changes that do not materially adversely affect the interests of holders of Rights, excluding the interests of any Acquiring Person; or

•

to shorten or lengthen any time period under the Rights Agreement, except that we cannot lengthen the time period governing redemption and we may only lengthen any time period for the purpose of protecting, enhancing or clarifying the right of and/or the benefits to the holders of Rights (other than the Acquiring Person).

Stockholders Rights Agreement

Our Rights Agreement may have anti-takeover effects. The Rights exercisable under the Rights Agreement will cause substantial dilution to any person or group that attempts to acquire us without the approval of our Board.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates; provided, however, that in connection with the offering of senior secured notes due 2017 offered by our wholly-owned subsidiary, Drill Rigs Holdings Inc., we have agreed not to offer or sell any of our debt securities (including any debt securities guaranteed by any of our subsidiaries) having a tenor of more than one year prior to December 20, 2012. See the section entitled “Prospectus Summary—Recent Developments—Secured Bond Issuance.” We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture. These indentures will be filed either as exhibits to an amendment to this Registration Statement, or as an exhibit to a Securities Exchange Act of 1934, or Exchange Act, report that will be incorporated by reference to the Registration Statement or a prospectus supplement. We will refer to any or all of these reports as “subsequent filings.” The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an “indenture” and collectively as the “indentures.” Each indenture will be subject to and governed by the Trust Indenture Act. The aggregate principal amount of debt securities which may be issued under each indenture will be unlimited and each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.

Certain of our subsidiaries may guarantee the debt securities we offer. Those guarantees may or may not be secured by liens, mortgages, and security interests in the assets of those subsidiaries. The terms and conditions of any such subsidiary guarantees, and a description of any such liens, mortgages or security interests, will be set forth in the prospectus supplement that will accompany this prospectus.

The following description of the terms of the debt securities sets forth certain general terms and provisions. The statements below are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture. The specific terms of any debt securities that we may offer, including any modifications of, or additions to, the general terms described below as well as any applicable material U.S. federal income tax considerations concerning the ownership of such debt securities will be described in the applicable prospectus supplement or supplemental indenture. Accordingly, for a complete description of the terms of a particular issue of debt securities, the general description of the debt securities set forth below should be read in conjunction with the applicable prospectus supplement and indenture, as amended or supplemented from time to time.

General

Neither indenture limits the amount of debt securities which may be issued, and each indenture provides that debt securities may be issued up to the aggregate principal amount from time to time. The debt securities may be issued in one or more series. The senior debt securities will be unsecured and will rank in parity with all of our other unsecured and unsubordinated indebtedness. Each series of subordinated debt securities will be unsecured and subordinated to all present and future senior indebtedness. Any such debt securities will be described in an accompanying prospectus supplement.

You should read the subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:

•	the designation, aggregate principal amount and authorized denominations;

•	the issue price, expressed as a percentage of the aggregate principal amount;

•	the maturity date;

•	the interest rate per annum, if any;

•

if the offered debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•	any optional or mandatory sinking fund provisions or conversion or exchangeability provisions;

•

the date, if any, after which and the price or prices at which the offered debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which offered debt securities of the series will be issuable;

•	if other than the full principal amount, the portion of the principal amount of offered debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

•	any events of default not set forth in this prospectus;

•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

•

if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

•	whether interest will be payable in cash or additional securities at our or the holder’s option and the terms and conditions upon which the election may be made;

•

if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

•

if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

•	any restrictive covenants or other material terms relating to the offered debt securities, which may not be inconsistent with the applicable indenture;

•	whether the offered debt securities will be issued in the form of global securities or certificates in registered form;

•	any terms with respect to subordination;

•	any listing on any securities exchange or quotation system;

•	additional provisions, if any, related to defeasance and discharge of the offered debt securities; and

•	the applicability of any guarantees.

Unless otherwise indicated in subsequent filings with the Commission relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the holders at their registered addresses.

Unless otherwise indicated in subsequent filings with the Commission, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. United States federal income consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the Commission relating to those securities.

We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

Senior Debt

We may issue senior debt securities under a senior debt indenture. These senior debt securities would rank on an equal basis with all our other unsecured debt except subordinated debt.

Subordinated Debt

We may issue subordinated debt securities under a subordinated debt indenture. Subordinated debt would rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt (both secured and unsecured).

In general, the holders of all senior debt are first entitled to receive payment of the full amount unpaid on senior debt before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events.

If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us or our property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all our senior debt will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments.

Senior debt means:

•

the principal, premium, if any, interest and any other amounts owing in respect of our indebtedness for money borrowed and indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including the senior debt securities or letters of credit;

•	all capitalized lease obligations;

•	all hedging obligations;

•	all obligations representing the deferred purchase price of property; and

•	all deferrals, renewals, extensions and refundings of obligations of the type referred to above;

but senior debt does not include:

•	subordinated debt securities; or

•	any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, our subordinated debt securities.

Covenants

Any series of offered debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:

•	the ability of us or our subsidiaries to incur either secured or unsecured debt, or both;

•	the ability to make certain payments, dividends, redemptions or repurchases;

•	our ability to create dividend and other payment restrictions affecting our subsidiaries;

•	our ability to make investments;

•	mergers and consolidations by us or our subsidiaries;

•	sales of assets by us;

•	our ability to enter into transactions with affiliates;

•	our ability to incur liens; and

•	sale and leaseback transactions.

Modification of the Indentures

Each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But no modification that:

(1)	changes the amount of securities whose holders must consent to an amendment, supplement or waiver;

(2)	reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

(3)	reduces the principal or changes the maturity of any security or reduces the amount of, or postpones the date fixed for, the payment of any sinking fund or analogous obligation;

(4)	waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

(5)	makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;

(6)	makes any change with respect to holders’ rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or

(7)	waives a redemption payment with respect to any security or changes any of the provisions with respect to the redemption of any securities;

will be effective against any holder without his consent. Other terms as specified in subsequent filings may be modified without the consent of the holders.

Events of Default

Each indenture defines an event of default for the debt securities of any series as being any one of the following events:

•	default in any payment of interest when due which continues for 30 days;

•	default in any payment of principal or premium when due;

•	default in the deposit of any sinking fund payment when due;

•	default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;

•

default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filing, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

•	events of bankruptcy, insolvency or reorganization.

An event of default of one series of debt securities does not necessarily constitute an event of default with respect to any other series of debt securities.

There may be such other or different events of default as described in an applicable subsequent filing with respect to any class or series of offered debt securities.

In case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Any event of default for the debt securities of any series which has been cured may be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

Each indenture requires us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. Each indenture provides that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

Subject to the duties of the trustee in case an event of default occurs and continues, each indenture provides that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture provides that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

Defeasance and Discharge

The terms of each indenture provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities. This right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants

The terms of the debt securities provide us with the right to omit complying with specified covenants and that specified events of default described in a subsequent filing will not apply. In order to exercise this right, we will be required to deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay principal, premium, if any, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We will also be required to deliver to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the IRS a ruling to the effect that the deposit and related covenant defeasance will not cause the holders of such series to recognize income, gain or loss for federal income tax purposes.

A subsequent filing may further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge defeasance.

Subsidiary Guarantees

Certain of our subsidiaries may guarantee the debt securities we offer. In that case, the terms and conditions of the subsidiary guarantees will be set forth in the applicable prospectus supplement. Unless we indicate differently in the applicable prospectus supplement, if any of our subsidiaries guarantee any of our debt securities that are subordinated to any of our senior indebtedness, then the subsidiary guarantees will be subordinated to the senior indebtedness of such subsidiary to the same extent as our debt securities are subordinated to our senior indebtedness.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in an applicable subsequent filing and registered in the name of the depository or a nominee for the depository. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee to a successor depository for that series or a nominee of the successor depository and except in the circumstances described in an applicable subsequent filing.

We expect that the following provisions will apply to depository arrangements for any portion of a series of debt securities to be represented by a global security. Any additional or different terms of the depository arrangement will be described in an applicable subsequent filing.

Upon the issuance of any global security, and the deposit of that global security with or on behalf of the depository for the global security, the depository will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by that global security to the accounts of institutions that have accounts with the depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participating institutions or persons that may hold interest through such participating institutions. Ownership of beneficial interests by participating institutions in the global security will be shown on, and the transfer of the beneficial interests will be effected only through, records maintained by the depository for the global security or by its nominee. Ownership of beneficial interests in the global security by persons that hold through participating institutions will be shown on, and the transfer of the beneficial interests within the participating institutions will be effected only through, records maintained by those participating institutions. The laws of some jurisdictions may require that purchasers of securities take physical delivery of the securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in the global securities.

So long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Unless otherwise specified in an applicable subsequent filing and except as specified below, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificated form and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depository and, if such person is not a participating institution, on the procedures of the participating institution through which the person owns its interest, to exercise any rights of a holder under the indenture.

The depository may grant proxies and otherwise authorize participating institutions to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable indenture. We understand that, under existing industry practices, if we request any action of holders or any owner of a beneficial interest in the global security desires to give any notice or take any action a holder is entitled to give or take under the applicable indenture, the depository would authorize the participating institutions to give the notice or take the action, and participating institutions would authorize beneficial owners owning through such participating institutions to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

Unless otherwise specified in applicable subsequent filings, payments of principal, premium and interest on debt securities represented by a global security registered in the name of a depository or its nominee will be made by us to the depository or its nominee, as the case may be, as the registered owner of the global security.

We expect that the depository for any debt securities represented by a global security, upon receipt of any payment of principal, premium or interest, will credit participating institutions’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depository. We also expect that payments by participating institutions to owners of beneficial interests in the global security held through those participating institutions will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in street names, and will be the responsibility of those participating institutions. None of us, the trustees or any agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.

Unless otherwise specified in the applicable subsequent filings, a global security of any series will be exchangeable for certificated debt securities of the same series only if:

•

the depository for such global securities notifies us that it is unwilling or unable to continue as depository or such depository ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by us within 90 days after we receive the notice or become aware of the ineligibility;

•	we in our sole discretion determine that the global securities shall be exchangeable for certificated debt securities; or

•	there shall have occurred and be continuing an event of default under the applicable indenture with respect to the debt securities of that series.

Upon any exchange, owners of beneficial interests in the global security or securities will be entitled to physical delivery of individual debt securities in certificated form of like tenor and terms equal in principal amount to their beneficial interests, and to have the debt securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by the depository’s relevant participating institutions to the applicable trustee.

In the event that the Depository Trust Company, or DTC, acts as depository for the global securities of any series, the global securities will be issued as fully registered securities registered in the name of Cede & Co., DTC’s partnership nominee.

DTC is a member of the U.S. Federal Reserve System, a limited-purpose trust company under New York State banking law and a registered clearing agency with the Commission. Established in 1973, DTC was created to reduce costs and provide clearing and settlement efficiencies by immobilizing securities and making “book-entry” changes to ownership of the securities. DTC provides securities movements for the net settlements of the National Securities Clearing Corporation, or NSCC, and settlement for institutional trades (which typically involve money and securities transfers between custodian banks and broker/dealers), as well as money market instruments.

DTC is a subsidiary of The Depository Trust & Clearing Company, or DTCC. DTCC is a holding company established in 1999 to combine DTC and NSCC. DTCC, through its subsidiaries, provides clearing, settlement and information services for equities, corporate and municipal bonds, government and mortgage backed securities, money market instruments and over the-counter derivatives. In addition, DTCC is a leading processor of mutual funds and insurance transactions, linking funds and carriers with their distribution networks. DTCC’s customer base extends to thousands of companies within the global financial services industry. DTCC serves brokers, dealers, institutional investors, banks, trust companies, mutual fund companies, insurance carriers, hedge funds and other financial intermediaries – either directly or through correspondent relationships.

DTCC is industry-owned by its customers who are members of the financial community, such as banks, broker/dealers, mutual funds and other financial institutions. DTCC operates on an at-cost basis, returning excess revenue from transaction fees to its member firms. All services provided by DTC are regulated by the Commission.

The 2012 DTCC Board of Directors is composed of 19 directors serving one-year terms. Thirteen directors are representatives of clearing agency participants, including international broker/dealers, custodian and clearing banks, and investment institutions; of these, two directors are designated by DTCC’s preferred shareholders, which are NYSE Euronext and FINRA. Three directors are from non-participants. The remaining three are the chairman and chief executive officer, president, and chief operating officer of DTCC. All of the Board members except those designated by the preferred shareholders are elected annually.

To facilitate subsequent transfers, the debt securities may be registered in the name of DTC’s nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participating institutions to whose accounts debt securities are credited, which may or may not be the beneficial owners. The participating institutions remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participating institutions, by direct participating institutions to indirect participating institutions, and by direct participating institutions and indirect participating institutions to beneficial owners of debt securities are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect.

Neither DTC nor Cede & Co. consents or votes with respect to the debt securities. Under its usual procedures, DTC mails a proxy to the issuer as soon as possible after the record date. The proxy assigns Cede & Co.’s consenting or voting rights to those direct participating institution to whose accounts the debt securities are credited on the record date.

If applicable, redemption notices shall be sent to Cede & Co. If less than all of the debt securities of a series represented by global securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participating institutions in that issue to be redeemed.

To the extent that any debt securities provide for repayment or repurchase at the option of the holders thereof, a beneficial owner shall give notice of any option to elect to have its interest in the global security repaid by us, through its participating institution, to the applicable trustee, and shall effect delivery of the interest in a global security by causing the direct participating institution to transfer the direct participating institution’s interest in the global security or securities representing the interest, on DTC’s records, to the applicable trustee. The requirement for physical delivery of debt securities in connection with a demand for repayment or repurchase will be deemed satisfied when the ownership rights in the global security or securities representing the debt securities are transferred by direct participating institutions on DTC’s records.

DTC may discontinue providing its services as securities depository for the debt securities at any time. Under such circumstances, in the event that a successor securities depository is not appointed, debt security certificates are required to be printed and delivered as described above.

We may decide to discontinue use of the system of book-entry transfers through the securities depository. In that event, debt security certificates will be printed and delivered as described above.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•

the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•

debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement; or

•	currencies.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities or currencies at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities or currencies and any acceleration, cancellation or termination provisions, provisions relating to U.S. federal income tax considerations, if any, or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or pre-funded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF RIGHTS

We may issue rights to purchase our equity securities. These rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the shareholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.

The applicable prospectus supplement relating to any rights will describe the terms of the offered rights, including, where applicable, the following:

•	the exercise price for the rights;

•	the number of rights issued to each shareholder;

•	the extent to which the rights are transferable;

•	any other terms of the rights, including terms, procedures and limitations relating to the exchange and exercise of the rights;

•	the date on which the right to exercise the rights will commence and the date on which the right will expire;

•	the amount of rights outstanding;

•	the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities; and

•	the material terms of any standby underwriting arrangement entered into by us in connection with the rights offering.

The description in the applicable prospectus supplement of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate or rights agreement, which will be filed with the Commission if we offer rights. For more information on how you can obtain copies of any rights certificate or rights agreement if we offer rights, see “Where You Can Find Additional Information” of this prospectus. We urge you to read the applicable rights certificate, the applicable rights agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more rights, purchase contracts, warrants, debt securities (and related guarantees), preferred shares, common shares or any combination of such securities. The applicable prospectus supplement will describe:

•

the terms of the units and of the rights, purchase contracts, warrants, debt securities (and related guarantees), preferred shares and common shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee			$(1)
Printing and engraving expenses	$		*
Legal fees and expenses	$		*
FINRA fee		$225,500
Nasdaq Supplemental Listing Fee	$		*
Accounting fees and expenses	$		*
Miscellaneous	$		*
Total	$		*

(1)	The Registrant is registering an indeterminate amount of securities under the registration statement and in accordance with Rules 456(b) and 457(r), the registrant is deferring payment of the registration fee in connection with such securities until the time the securities are sold under the registration statement pursuant to a prospectus supplement.
*	To be provided by a prospectus supplement or as an exhibit to a report on Form 6-K that is incorporated by reference into this registration statement.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Seward & Kissel LLP, New York, New York with respect to matters of United States and Marshall Islands law.

EXPERTS

The consolidated financial statements of Ocean Rig UDW Inc. at December 31, 2011 and for the year then ended, appearing in Ocean Rig UDW Inc.’s Annual Report on Form 20-F for the year ended December 31, 2011, and the effectiveness of Ocean Rig UDW Inc.’s internal control over financial reporting as of December 31, 2011, have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Ocean Rig UDW Inc. at December 31, 2010 and each of the two years in the period ended December 31, 2010, appearing in Ocean Rig UDW Inc.’s Annual Report on Form 20-F for the year ended December 31, 2011 have been audited by Ernst & Young AS, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the Commission. You may read and copy any document that we file at the public reference room maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the Commission and do not contain all of the information in the registration statement. The full registration statement may be obtained from the Commission or us, as indicated below. Forms of the indenture and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the Commission’s Public Reference Room in Washington, D.C., as well as through the Commission’s website.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

•

Annual Report on Form 20-F for the year ended December 31, 2011, filed with the Commission on March 14, 2012, as amended on March 26, 2012, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

•

Report on Form 6-K filed with the Commission on August 17, 2012, as amended on August 28, 2012, which contains Management’s Discussion and Analysis of Financial Condition and Results of Operations and our unaudited interim condensed consolidated financial statements and related information and data as of and for the six-month period ended June 30, 2012.

•	The description of our common stock and our preferred share purchase rights set forth in our Registration Statement on Form 8-A, filed with the Commission on September 16, 2011, as amended.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or any prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and subsequent filings. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filings or any subsequent filing we incorporated by reference to this prospectus by writing or us at the following address:

Ocean Rig UDW Inc.

10 Skopa Street, Tribune House

2nd Floor, Office 202, CY 1075

Nicosia, Cyprus

011 357 22767517

Information Provided by the Company

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm, and intend to furnish quarterly reports containing selected unaudited financial data for the first three quarters of each fiscal year. The audited financial statements will be prepared in accordance with United States generally accepted accounting principles and those reports will include a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section for the relevant periods. As a “foreign private issuer,” we are exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we intend to furnish proxy statements to any shareholder in accordance with the rules of the Nasdaq Global Select Market, those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.